UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

JOHNSON & JOHNSON

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting and Proxy Statement

March 14, 2012

The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 26, 2012 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect the Directors as named in the Proxy Statement;

2.	Conduct an advisory vote to approve named executive officer compensation;

3.	Approve a new long-term incentive plan;

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

5.	Transact such other business, including action on three shareholder proposals, as may properly come before the meeting, and any adjournment or postponement.

Shareholders are cordially invited to attend the meeting. If you plan to attend the meeting, please request an admission ticket in advance. Please note our admission ticket procedures detailed on page 4 of the Proxy Statement.

If you are unable to attend the meeting, you will be able to view and listen to the meeting via the Internet. We will broadcast the meeting as a live webcast through our website. The webcast will remain available for replay for three months following the meeting. Visit our Investor Relations website at www.investor.jnj.com and click on “Webcasts & Presentations” for details.

By order of the Board of Directors,

DOUGLAS K. CHIA

Secretary

You can vote in one of four ways:

Visit the website listed on your proxy card to vote VIA THE INTERNET

Call the telephone number on your proxy card to vote BY TELEPHONE

Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 26, 2012: The Proxy Statement and Annual Report to Shareholders are available at www.investor.jnj.com/annual-reports.cfm.

Johnson & Johnson

2012 Proxy Statement — Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 2-5)

Meeting: Annual Meeting of Shareholders

Date: Thursday, April 26, 2012

Time: 10:00 a.m., Eastern

Location: Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey

Record Date: February 28, 2012

Ticket Requests: AnnualMeeting@its.jnj.com

Stock Symbol: JNJ

Exchange: NYSE

Common Stock Outstanding: 2.75 billion shares

Registrar & Transfer Agent: Computershare

State of Incorporation: New Jersey

Year of Incorporation: 1887

Public Company Since: 1944

Corporate Headquarters: One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933

Corporate Website: www.jnj.com

Investor Relations Website: www.investor.jnj.com

Annual Report: www.investor.jnj.com/annual-reports.cfm

EXECUTIVE COMPENSATION

(see pages 27-64)

CEO: W. C. Weldon (age 63; tenure as CEO: 10 years)

CEO 2011 Total Direct Compensation:

Base Salary: $1.9 million

Annual Performance Bonus: $3.1 million

Long-Term Incentives: $13.4 million

Major Design Changes for 2012:

•	Introducing Performance Share Units
•	Ceasing use of legacy cash-based Certificates of Long-term Performance

New mix of executive officer long-term incentives:

•	50% Performance Share Units
•	30% Stock Options
•	20% Restricted Share Units

Employment Agreement: No

Change-In-Control Agreement: No

Stock Ownership Guidelines: Yes

Recoupment Policy: Yes

Hedging Policy: Yes

CORPORATE GOVERNANCE

(see pages 6-26)

Director Nominees: 13

Mary Sue Coleman (Independent)

James G. Cullen (Independent)(Presiding)

Ian E. L. Davis (Independent)

Alex Gorsky (Management)

Michael M. E. Johns (Independent)

Susan L. Lindquist (Independent)

Anne M. Mulcahy (Independent)

Leo F. Mullin (Independent)

William D. Perez (Independent)

Charles Prince (Independent)

David Satcher (Independent)

William C. Weldon (Management)(Chairman)

Ronald A. Williams (Independent)

Director Term: One year

Director Election Standard: Majority of votes cast

Board Meetings in 2011: 12

Standing Board Committees (Meetings in 2011):

Audit (4), Compensation & Benefits (9), Nominating & Corporate Governance (4), Public Policy Advisory (4),

Science & Technology Advisory (5), Finance (0)

Supermajority Voting Requirements: No

Shareholder Rights Plan: No

Corporate Governance Materials:

www.investor.jnj.com/governance

Board Communication:

www.investor.jnj.com/governance/communication.cfm

OTHER ITEMS TO BE VOTED ON

(see pages 65-82)

Advisory Vote to Approve Named Executive

    Officer Compensation

Approval of 2012 Long-Term Incentive Plan

Ratification of Appointment of Independent

    Registered Public Accounting Firm

    (PricewaterhouseCoopers LLP)

Shareholder Proposals on:

• Independent Board Chairman

• Binding Vote on Political Contributions

• Adopting Non-Animal Methods for Training

Johnson & Johnson 2012 Proxy Statement  •  1

General Information

Shareholders Entitled to Vote

Shareholders of record of our Common Stock at the close of business on February 28, 2012 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On February 28, 2012, there were 2,745,330,225 shares outstanding.

Each matter to be submitted to the shareholders, including the election of Directors, requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

How to Vote	Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of four ways:

Via the Internet: Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

By Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers.

2  •  Johnson & Johnson 2012 Proxy Statement

Changing Your Vote

You may change your vote at any time before the proxy is exercised. For shareholders of record, if you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised or (2) you vote by ballot at the meeting.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker or other holder of record to change or revoke any instructions you have already provided. Alternatively, obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Item 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors, as they felt appropriate. Recent changes in regulation took away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Item 4). They will not have discretion to vote uninstructed shares on the advisory vote to approve named executive officer compensation (Item 2), the approval of the new long-term incentive plan (Item 3), or the shareholder proposals (Items 5, 6 and 7). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Proxy Solicitation

The accompanying proxy is solicited by our Board of Directors. This Proxy Statement is being mailed to our shareholders on or about March 14, 2012 concurrently with the mailing of our 2011 Annual Report to Shareholders. In addition to this solicitation by mail, several regular employees of Johnson & Johnson companies may solicit proxies in person or by telephone. We have also retained the firm of Georgeson Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $16,000, plus reimbursement of expenses. We will bear all costs of the solicitation of proxies. On the accompanying proxy, a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Johnson & Johnson 2012 Proxy Statement  •  3

Electronic Access to Proxy Materials and Annual Report

This Proxy Statement and our 2011 Annual Report are available on our website at www.investor.jnj.com/annual-reports.cfm. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents on the Internet. By opting to access your proxy materials via the Internet, you will:

•  gain faster access to your proxy materials;

•   save us the cost of producing and mailing documents to you;

•  reduce the amount of mail you receive; and

•   help preserve environmental resources.

Johnson & Johnson shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.computershare-na.com/green. If you vote via the Internet, simply follow the prompts that will link you to that website. Street name shareholders who wish to enroll for electronic access may register for online delivery of materials by going to http://enroll.icsdelivery.com/jnj.

Admission Ticket Procedures

If you plan to attend the meeting in person, please request an admission ticket in advance as follows:

•   If you are a registered shareholder, there is a box on the proxy card that you should mark to request an admission ticket.

•   If you are a registered shareholder and vote via the Internet or by telephone, there will be applicable instructions to follow when voting to indicate if you would like to receive an admission ticket.

•   If your shares are held in the name of a bank, broker or other holder of record and you plan to attend, you must send a written request for an admission ticket by regular mail to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933 or by e-mail to AnnualMeeting@its.jnj.com. You must include evidence of your stock ownership, which you can obtain from the bank, broker or other holder of record.

Reduce Duplicate Mailings

We are required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name, or at the same address as other shareholders of record, you may authorize us to discontinue duplicate mailings of future Annual Reports (commonly referred to as “householding”). To do so, mark the designated box on each proxy card for which you wish to discontinue receiving an Annual Report. If you are voting via the Internet or by telephone, you can either follow the prompts when you vote or give instructions to discontinue duplicate mailings of future Annual Reports. Street name shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

4  •  Johnson & Johnson 2012 Proxy Statement

Johnson & Johnson Employee Savings Plans

If you are an employee of a Johnson & Johnson company and hold shares in one of our employee savings plans, you will receive one proxy card that covers those shares held for you in your savings plan, as well as any other shares registered in your own name (but not shares held in street name). If you vote via the Internet, by telephone or by mail, as described above, by 5:00 p.m. (Eastern) on April 24, 2012, the Trustee of your savings plan will vote your shares as you have directed (your voting instructions will be kept confidential). It is important that you direct the Trustee how to vote your shares. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either plan and do not vote, the plan Trustee will vote your shares in direct proportion to the shares held in that plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.

Advance Notice of Shareholder Proposals and Other Items of Business

To be included in the Proxy Statement and proxy card for the 2013 Annual Meeting of Shareholders, a shareholder proposal must be received at our principal office on or before November 14, 2012 and must comply with Rule 14a-8 under the U.S. Securities and Exchange Act of 1934, as amended.

In addition, under the terms of our By-Laws, a shareholder who intends to present an item of business at the 2013 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in our proxy materials) must provide us with written notice of such business, which must be received on or before November 14, 2012.

Proposals and other items of business should be directed to the attention of the Secretary at our principal office, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Johnson & Johnson 2012 Proxy Statement  •  5

Corporate Governance

Director Independence. The Board of Directors has determined that the following Directors, comprising all of the Non-Employee Directors, are “independent” under the listing standards of the New York Stock Exchange (“NYSE”) and our Standards of Independence: Dr. Coleman, Mr. Cullen, Mr. Davis, Dr. Johns, Dr. Lindquist, Ms. Mulcahy, Mr. Mullin, Mr. Perez, Mr. Prince, Dr. Satcher and Mr. Williams. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of our Principles of Corporate Governance, which can be found on our website at www.investor.jnj.com/governance/policies.cfm. These Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.

As highly accomplished individuals in their respective industries, fields and communities, the Non-Employee Directors are affiliated with numerous corporations, educational institutions, hospitals and charities, as well as civic organizations and professional associations, many of which have business, charitable or other relationships with the company. The Board considered each of these relationships in light of the Standards of Independence and determined that none of these relationships conflict with the interests of the company or would impair the relevant Non-Employee Director’s independence or judgment. The following table describes the relationships that were considered in making this determination. The nature of the transactions, relationships and arrangements summarized in the table below, and the role of each of the Directors at their respective organizations, were such that none of the Non-Employee Directors had any direct business relationships with the company in 2011 or received any direct personal benefit from any of these transactions, relationships or arrangements.

Director	Organization	Type of Organization	Relationship to Organization	Type of Transaction, Relationship or Arrangement	2011 Aggregate Magnitude
M. S. Coleman	University of Michigan	Educational institution	Executive officer	Sales of health care products and services; educational and research grants and fellowships; conference exhibit fees	<1%
M. M. E. Johns	Emory University	Educational institution	Employee	Sales of health care products and services; royalty payments; educational and research grants and fellowships; conference exhibit fees	<1%
S. L. Lindquist	Massachusetts Institute of Technology	Educational institution	Employee	Educational and research fellowships and grants; other research related payments	<1%; <$1 million
W. D. Perez	Cornell University	Educational Institution	Trustee	Tuition; grants and fellowships	<1%; <$1 million
D. Satcher	Morehouse School of Medicine	Educational institution	Employee	Research payments; grants	<1%; <$1 million

All of the transactions, relationships and arrangements of the type listed above were entered into, and payments were made or received, by us in the ordinary course of business and on competitive terms. Aggregate payments to each of the relevant organizations did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2009, 2010 or 2011. The company’s transactions with, or discretionary charitable contributions to, each of the relevant organizations (not including gifts made under our matching gifts program) did not exceed the greater of $1 million or 1% of that organization’s consolidated gross revenues for 2009, 2010 or 2011.

6  •  Johnson & Johnson 2012 Proxy Statement

In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a Director is affiliated, that Director would be expected to recuse himself or herself from the deliberation and decision-making process. In addition, none of the Non-Employee Directors have the authority to review, approve or deny any grant to, or research contract with, an organization.

Board Meetings. During 2011, the Board of Directors held seven regularly scheduled and five special meetings. Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in our strategic planning process can be found on our website at www.investor.jnj.com/governance/strategic-planning.cfm.

Annual Meeting Attendance. It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2011 Annual Meeting were in attendance.

Board Leadership Structure. William C. Weldon, our current Chief Executive Officer (CEO), is also the Chairman of our Board of Directors. Our independent Directors determined that for effective Board governance, it was appropriate to have an independent Presiding Director. In February 2012, our Board decided to appoint Alex Gorsky, currently Vice Chairman, Executive Committee, as our new CEO, effective as of the date of our 2012 Annual Meeting of Shareholders. Mr. Gorsky has also been nominated to the Board for election at the 2012 Annual Meeting. Mr. Weldon will remain Chairman of our Board and continue to be an employee of our company. Because Mr. Weldon will not be an independent Chairman, our Board will continue to have a Presiding Director, and has designated James G. Cullen to serve as Presiding Director for 2012.

Our independent Directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 13 to 20 of this Proxy Statement, our independent Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. The makeup of our Board puts it in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will work in the best interests of our stakeholders, as they are defined in Our Credo.

The combined Chairman/CEO model is a leadership model that has served our shareholders well for many generations, through numerous economic cycles and through a succession of effective leaders. Our Board believes that in the context of the upcoming transition to a new CEO, it will be in the best interests of the company to have our former CEO remain as Chairman and work closely with our new CEO to ensure a seamless transition of leadership. During this time, all day-to-day management and operational responsibilities will be transferred to our new CEO. Our Chairman will remain as an employee of the company, but will not be a member of our Executive Committee, which is the principal management group responsible for strategic operations and allocations of the resources of the company. Our CEO will lead our Executive Committee and will also be a member of our Board.

After the 2012 Annual Meeting, the duties and responsibilities of the Chairman of the Board will primarily consist of:

•

Working with the Board of Directors. The Chairman will convene and preside over Board meetings, providing leadership to the Board, establish processes for managing the responsibilities of the Board and its committees, organize and establish Board agendas with assistance from the CEO, committee chairmen, Corporate Secretary and Presiding Director, plan Board agendas, supervise circulation of Board materials in a timely fashion, and establish committee assignments in collaboration with the Chairman of the Nominating & Corporate Governance Committee and Presiding Director.

•	Facilitating Board-Management Communication. The Chairman will facilitate communication among the Directors, and between the Board and the CEO and other senior members of management.

•	Leading Evaluation Processes. The Chairman will lead the Board in evaluating its own performance and evaluating the performance of the CEO.

Johnson & Johnson 2012 Proxy Statement  •  7

•	Assisting the CEO. The Chairman will assist the CEO in business planning and strategy and serve as a mentor and sounding board to the CEO.

•

Building External Relationships. The Chairman will represent the Board and the company before governmental and other external organizations. The Chairman will also represent the Board in communicating with investors and other key stakeholders, when appropriate.

•	Chair the Finance Committee. The Chairman will act as Chairman of the Finance Committee, which exercises the authority of the Board during the intervals between Board meetings.

The Chairman will be designated annually by our Board of Directors.

In 2002, our Board created the position of independent Presiding Director and established policies to ensure that each of our Board’s standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee consists solely of independent Directors, including the committee chairmen.

The duties and responsibilities of the Presiding Director primarily consist of:

•

Reviewing Board Agendas and Schedules. The Presiding Director reviews in advance the schedule of Board and committee meetings and participates in setting the agenda for each Board meeting in order to ensure that the interests and requirements of shareholders, the independent Directors and other stakeholders are appropriately addressed.

•

Convening Board Executive Sessions. The Presiding Director has called and chaired, and has the authority to call and schedule, Executive Sessions of the independent Directors, which are held as part of every regularly-scheduled Board meeting.

•

Communicating with Management. After each Executive Session of the independent Directors, the Presiding Director communicates with the Chairman and the CEO to provide feedback and also to effectuate the decisions and recommendations of the independent Directors. In addition, the Presiding Director acts as intermediary between the Non-Employee Directors and the Chairman and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

•	Evaluating the Performance of the CEO. The Presiding Director is a key participant in the annual performance evaluation of the CEO and the other executive officers.

•

Communicating with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

In addition, our Presiding Director is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries. Our Presiding Director is designated annually by the independent Directors. Our independent Directors have selected Mr. Cullen to serve as the designated Presiding Director for 2012.

Our independent Directors, through the Nominating & Corporate Governance Committee, will continue to periodically review our Board’s leadership structure in a serious and open-minded fashion to ensure it is still appropriate for the company.

Standing Board Committees. The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, each composed entirely of Non-Employee Directors determined to be “independent” under the listing standards of the NYSE and our Standards of Independence. Under their written charters adopted by the Board, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. In addition, the Board has a standing Public Policy Advisory Committee, Science & Technology Advisory Committee, and Finance Committee, each composed of independent Directors and members of management. The Board has undertaken to create a Regulatory & Compliance Committee. See discussion under “Special Committees” below.

8  •  Johnson & Johnson 2012 Proxy Statement

The following table shows the Directors who are currently members or chairmen of each of the standing Board Committees and the number of meetings each committee held in 2011.

Board Committee Membership

Director Audit Compensation & Benefits Nominating & Corporate Governance Public Policy Advisory Science & Technology Advisory Finance Mary Sue Coleman James G. Cullen(1) Ian E. L. Davis Michael M. E. Johns Susan L. Lundquist Anne M. Mulcahy Leo F. Mullin William D. Perez Charles Prince David Satcher William C. Weldon Ronald A. Williams Number of meetings in 2011 4(2) 9 4 4 5 0 Chairman of the Board Chair Member Independent Director

(1)	Designated as an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act.

(2)	Does not include teleconferences held prior to each release of quarterly earnings (four in total) and teleconferences held prior to the filing of each Quarterly Report on Form 10-Q (three in total).

The Audit Committee represents and assists the Board by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. A copy of the charter of the Audit Committee is available on our website at www.investor.jnj.com/governance/materials.cfm.

Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting control or other accounting or auditing matters can do so by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933 or by using the online submission form at www.investor.jnj.com/governance/communication.cfm. Such reports may be made anonymously.

The Board has designated Mr. Cullen, the Chairman of the Audit Committee and an independent Director, as an “audit committee financial expert” under the rules and regulations of the SEC after determining that he meets the requirements for such designation. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.

The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of our Non-Employee Directors and executive officers, and oversee the design and management of the various pension, long-term incentive, savings, health and welfare plans that cover our employees.

The Compensation & Benefits Committee’s duties and responsibilities under its charter with respect to the compensation of our Directors and executive officers include:

•	recommending to the Board the Chairman/CEO’s compensation based on the independent Directors’ annual evaluation of his or her performance;

Johnson & Johnson 2012 Proxy Statement  •  9

•

reviewing and approving compensation decisions recommended by the Chairman/CEO for the other executive officers, including setting base salaries, annual performance bonuses, long-term incentive awards, severance benefits and perquisites;

•	reviewing and providing oversight of the development of our compensation philosophy and composition of the group of peer companies used for comparison of executive compensation;

•	approving the establishment of competitive targets versus the group of peer companies used for comparison of executive compensation and all equity-based plans requiring shareholder approval;

•	reviewing the eligibility criteria and award guidelines for the corporate-wide compensation programs in which the executive officers participate; and

•	reviewing, and recommending for approval by the Board, the compensation for the Non-Employee Directors.

The Compensation & Benefits Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. for matters related to executive officer and Director compensation. Frederic W. Cook & Co., Inc. does not provide any other services to the company. The compensation consultant reports directly to the Committee. For further discussion of the role of the Compensation & Benefits Committee in the executive compensation decision-making process, and for a description of the nature and scope of the consultant’s assignment, see the section entitled “Compensation Discussion and Analysis – Governance of Executive Compensation” on page 50 of this Proxy Statement.

The Compensation & Benefits Committee also reviews the compensation philosophy and policies of the Management Compensation Committee (the “MCC”), a non-Board committee composed of Mr. Weldon (Chairman/CEO), Mr. Dominic J. Caruso (Chief Financial Officer) and Mr. Peter M. Fasolo (Vice President, Global Human Resources), which, under delegation from the Compensation & Benefits Committee, determines management compensation and establishes perquisites and other compensation policies for employees (except for our executive officers). The Compensation & Benefits Committee is also responsible for the oversight of our annual performance bonus and long-term incentive plans and is the approving authority for management recommendations with respect to performance bonuses and long-term incentive awards under those plans. A copy of the charter of the Compensation & Benefits Committee can be found on our website at www.investor.jnj.com/governance/materials.cfm.

The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Nominating & Corporate Governance Committee also oversees the process for performance evaluations of the committees of the Board. It is also within the charter of the Nominating & Corporate Governance Committee to review our executive succession plans and executive resources, review and recommend director orientation and continuing orientation programs for Board members, and consider questions of possible conflicts of interest, as such questions arise. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board, as discussed on page 13 of this Proxy Statement, and recommends the nominees for Directors to the Board for approval. A copy of the charter of the Nominating & Corporate Governance Committee can be found on our website at www.investor.jnj.com/governance/materials.cfm.

The Public Policy Advisory Committee consists of independent Directors, one of our Vice Chairmen, Executive Committee, and the Vice Presidents for Global Corporate Affairs, Global Supply Chain, and Government Affairs and Policy. The Public Policy Advisory Committee reviews our policies, programs and practices on public health issues regarding the environment and the health and safety of employees. The Public Policy Advisory Committee also reviews our governmental affairs and other public policy issues facing the company. The Public Policy Advisory Committee advises and makes recommendations to the Board on these issues, as appropriate.

The Science & Technology Advisory Committee is composed of independent Directors and our Vice President, Science and Technology. It assists the Board in monitoring the overall strategy, direction and effectiveness of our research and development organization; in monitoring the effectiveness of the scientific aspects of our product safety processes; in overseeing major business development activities as they relate to the acquisition of new science or technology; and in identifying and comprehending significant emerging science and technology policy issues and trends that may impact our overall business strategy.

The Finance Committee is composed of the Chairman and Presiding Director of the Board. The Committee exercises the authority of the Board during the intervals between Board meetings, as permitted by law. The Finance Committee generally does not hold formal meetings and instead acts from time-to-time between Board meetings by unanimous written consent in lieu of a meeting, as needed. Any such action is taken pursuant to specific advance delegation by the Board or is later ratified by the Board.

10  •  Johnson & Johnson 2012 Proxy Statement

Special Committees. The Board also has the authority to appoint such additional committees as it may from time-to-time determine. A Special Committee was appointed by the Board in 2010 to investigate and evaluate demands made by certain shareholders and claims asserted in certain shareholder derivative suits. The members of the Special Committee were Messrs. Perez and Prince, Dr. Johns and Ms. Mulcahy. Mr. Prince served as the Chairman of the Special Committee. In July 2011, the Special Committee completed its work and issued a report that recommended (1) the company reject the shareholder demands and take whatever steps are necessary or appropriate to secure dismissal of the derivative litigation, and (2) the Board of Directors create a new Regulatory & Compliance Committee charged with responsibility for monitoring and oversight of our Health Care Compliance and Quality & Compliance systems and issues. The Board unanimously adopted the Special Committee’s recommendations.

Executive Sessions. During 2011, each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met in Executive Sessions without members of management present at each of their regularly-scheduled meetings. The independent Directors met seven times during 2011 in Executive Sessions, without the Chairman/CEO or any other member of management present, at which the Presiding Director acted as Chairman.

Board Oversight of Risk Management. The Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to our stakeholders. Our enterprise risk management framework reflects a collaborative process, whereby our Board of Directors, management and other personnel apply a common risk management approach to strategy setting and other decisions across the enterprise that is designed to identify potential events that may affect the entity and manage the associated risks and opportunities.

The Board believes that, in light of the interrelated nature of the risks we face, oversight of risk management is ultimately the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at regular intervals with key members of management with primary responsibility for risk management in their respective areas of responsibility. The subject matter of these meetings can generally be grouped into the following categories and risk areas:

•	Strategy: Business Vitality; Strategic Planning; Talent Management; Reputation; Sustainability; Diversity

•	Reporting: Financial Results; Finance/Accounting; Internal Audit; Independent Audit; Tax; Treasury

•

Compliance: Law/Legal Proceedings; Legislative/Regulatory Environment; Health Care Compliance; Foreign Corrupt Practices Act; Environment, Health & Safety; Privacy; Quality; Product Safety/Scientific Issues

•	Operations: Supply Chain (including Manufacturing/Business Continuity Planning); Security (including security of products, sites, personnel, and information); Research & Development

The Board also receives regular reports on aspects of our risk management from senior representatives of our independent auditor. In addition, the Audit Committee (the current Chairman of which is also the independent Presiding Director) meets in private sessions with the Chief Financial Officer; General Counsel; Chief Compliance Officer; Vice President of Corporate Internal Audit; and representatives of our independent auditor at the conclusion of every regularly-scheduled meeting, where aspects of risk management are discussed.

Risk Related to Executive Compensation. The following characteristics of our executive compensation program work to reduce the possibility of our executive officers, either individually or as a group, making excessively-risky business decisions that could maximize short-term results at the expense of long-term value:

•

Balanced Mix of Pay Components: The target compensation mix is not overly weighted toward annual incentive awards and represents a balance of cash and long-term equity-based compensation vesting over three years.

•	Balanced Approach to Performance-Based Awards:

– Performance targets are tied to multiple financial metrics, including operational sales growth, free cash flow, earnings per share growth, and long-term total shareholder return.

– Performance-based awards are based on the achievement of strategic and leadership objectives in addition to financial metrics.

Johnson & Johnson 2012 Proxy Statement  •  11

•

Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap, and therefore, reduce the motivation to maximize performance in any one period. Performance Share Units, Restricted Share Units, and Stock Options vest three years from the grant date.

•	Capped Incentive Awards: Salary increases, annual performance bonuses, and long-term incentive awards are capped at 200% of target.

•

Stock Ownership Guidelines: The guidelines require our Chairman/CEO to directly or indirectly own equity in our company of five times salary, and our other executive officers to own equity of three times salary, and to retain this level of equity at all times while employed by Johnson & Johnson.

•	Executive Compensation Recoupment Policy: The policy gives our Board the authority to recoup executive officers’ past compensation in the event of a material restatement of our financial results.

•	No Employment or Change-in-Control Arrangements: None of our executive officers have in place any employment or change-in-control arrangements that would result in guaranteed payouts.

Communication with the Board. Shareholders, employees and others may contact the Board or any of our Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2136, New Brunswick, NJ 08933. Shareholders, employees and others may also contact the Board or any of the Non-Employee Directors by using the online submission form on our website at www.investor.jnj.com/governance/communication.cfm. General comments to the company (including complaints or questions about a product) should be sent by accessing https://secure-www.jnj.com/wps/wcm/jsp/contactus.jsp. Our process for handling communications to the Board or the individual Directors has been approved by the independent Directors and can be found at www.investor.jnj.com/governance/communication.cfm.

Corporate Governance Materials. Shareholders can see our Restated Certificate of Incorporation; By-Laws; Principles of Corporate Governance; Charters of the Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee and Science & Technology Advisory Committee; Policy on Business Conduct for employees; and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers on our website at www.investor.jnj.com/governance/materials.cfm. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to the Secretary at our principal address.

Majority Vote Standard in Uncontested Director Elections. Our By-Laws require that, in uncontested elections (those where the number of nominees does not exceed the number of Directors to be elected), Director nominees receive the affirmative vote of a majority of the votes cast in order to be elected to our Board of Directors. The majority standard applies only to uncontested Director elections. Ballots for uncontested elections, including the election of Directors at the 2012 Annual Meeting, will allow shareholders to vote “For” or “Against” each nominee and also will allow shareholders to “Abstain” from voting on any nominee. In accordance with New Jersey law, abstentions will have no effect in determining whether the required majority vote has been obtained.

Under our By-Laws and in accordance with New Jersey law, a Director’s term extends until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office with cause by a majority vote of shareholders entitled to vote. Thus, an incumbent Director who fails to receive the required vote for re-election at our Annual Meeting of Shareholders would continue serving as a Director (sometimes referred to as a “holdover director”), generally until the next meeting of shareholders. In order to address the situation where an incumbent Director receives more votes “Against” his or her re-election than votes “For” his or her re-election in an uncontested election, the Board has adopted a Director Resignation Policy for Incumbent Directors in Uncontested Elections, which would require that Director to promptly tender an offer of his or her resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee and the Board would then consider and take appropriate action on such offer of resignation in accordance with the Policy.

Contested Director elections (those where the number of Director nominees exceeds the number of Directors to be elected) would be governed by the plurality standard under New Jersey law. Ballots for contested elections would allow shareholders to vote “For” each nominee or “Withhold” from voting on any nominee, as is typically the practice under the plurality standard. The Director Resignation Policy for Incumbent Directors in Uncontested Elections would not apply to contested elections.

Our By-Laws and Principles of Corporate Governance, including the Director Resignation Policy for Incumbent Directors in Uncontested Elections, can be found on our website at www.investor.jnj.com/governance/materials.cfm.

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Item 1: Election of Directors

Director Nomination Process. The Nominating & Corporate Governance Committee of the Board of Directors reviews possible candidates for the Board and recommends the nominees for Directors to the Board for approval. The Board has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are posted on our website at www.investor.jnj.com/governance/policies.cfm. These criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board, including:

•	the highest ethical character and shared values with Our Credo;

•	reputation consistent with our image and reputation;

•	accomplishment within a candidate’s respective field, with superior credentials and recognition;

•	active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions;

•	widely recognized leaders in the fields of medicine or biological sciences, including those who have received the most prestigious awards and honors in their fields;

•	relevant expertise and experience and the ability to offer advice and guidance to the CEO based on that expertise and experience;

•	independence, without the appearance of any conflict in serving as a Director, and ability to represent all shareholders;

•	ability to exercise sound business judgment; and

•	diversity reflecting gender, ethnic background and professional experience.

The Nominating & Corporate Governance Committee annually considers the size, composition and needs of the Board in light of these criteria and accordingly considers and recommends candidates for membership on the Board.

The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for Directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary at our principal office at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as other possible candidates.

Nominees. There are 13 nominees for election as Directors of the company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby “For” or “Against” the persons nominated for election as Directors, or “Abstain” from voting, as instructed. See “Corporate Governance – Majority Vote Standard in Uncontested Director Elections” on page 12 of this Proxy Statement. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of Directors.

Except for Ronald A. Williams, who was appointed to the Board in June 2011, and Mr. Gorsky, all of the nominees were elected to the Board at the last Annual Meeting. Except Mr. Gorsky, all of the nominees are currently serving as Directors of the company. Mr. Williams was initially identified as a potential nominee by the Chairman/CEO and recommended for nomination by the Nominating & Corporate Governance Committee. Mr. Gorsky was initially identified as a potential nominee by members of the Board. The Nominating & Corporate Governance Committee recommended Mr. Gorsky for nomination to the Board in connection with his appointment as CEO.

Johnson & Johnson 2012 Proxy Statement  •  13

Below are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Director since: 2003 Independent

MARY SUE COLEMAN, Ph.D., President, University of Michigan

Having served as President of two of the nation’s largest and most prestigious public universities and having a long and decorated career in the sciences, Dr. Coleman brings to our Board a unique point of view regarding organizational management and academic research vital to a company competing in science-based industries.

Dr. Coleman, 68, joined the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Trustee of the Gerald R. Ford Foundation.

Other Public Company Board Service: Meredith Corporation (1997 to present)

Director since: 1995 Independent Presiding Director

JAMES G. CULLEN, Retired President and Chief Operating Officer, Bell Atlantic Corporation

With years of demonstrated managerial ability as CEO and COO of a large telecommunications company, and as the current independent, non-executive Chairman of the Board of Directors of Agilent Technologies, Inc. and NeuStar, Inc., Mr. Cullen brings to our Board a wealth of knowledge of organizational and operational management, as well as board leadership experience, essential to a large public company.

Mr. Cullen, 69, joined the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee and the Finance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation (communications) in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. Mr. Cullen is a Director of Eisenhower Medical Center.

Other Public Company Board Service: Agilent Technologies, Inc. (2000 to present; Non-Executive Chairman since 2005), NeuStar, Inc. (2005 to present; Non-Executive Chairman since 2010), Prudential Financial, Inc. (2001 to present; Lead Director since 2011)

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Director since: 2010 Independent

IAN E. L. DAVIS, Senior Advisor, Apax Partners; Former Chairman and Worldwide Managing Director, McKinsey & Company

Having served as Chairman and Worldwide Managing Director of one of the world’s leading management consulting firms, and as a consultant to a range of global organizations across the public, private and not-for-profit sectors, Mr. Davis brings considerable global experience, management insight and business knowledge to our Board.

Mr. Davis, 61, joined the Board of Directors in 2010 and is a member of the Audit Committee and the Public Policy Advisory Committee. Mr. Davis is currently a Senior Advisor at Apax Partners, a private equity advisory firm. Mr. Davis retired from McKinsey & Company (management consulting) in 2010 as a Senior Partner, having served as Chairman and Worldwide Managing Director from 2003 until 2009. In his more than 30 years at McKinsey, he served as a consultant to a range of global organizations across the public, private and not-for-profit sectors. Prior to becoming Chairman and Worldwide Managing Director, he was Managing Partner of McKinsey’s practice in the United Kingdom and Ireland. His experience includes oversight for McKinsey clients and services in Asia, Europe, the Middle East and Africa, as well as expertise in the consumer products and retail industries. Mr. Davis is a Director of Teach for All, a global network of independent social enterprises working to expand educational opportunities in their nations; a non-executive Director of global energy group, BP plc.; a non-executive member of the UK’s Cabinet Office Board; and a Director of the Big Society Trust. Mr. Davis serves on the International Advisory Committee of the King Abdullah Petroleum Studies and Research Centre.

Other Public Company Board Service: BP plc (2010 to present)

Management

ALEX GORSKY, Vice Chairman, Executive Committee, Johnson & Johnson

A proven leader who began his career with Johnson & Johnson in 1988, rising to positions of greater responsibility throughout his tenure to his most recent appointment as Chief Executive Officer and Chairman, Executive Committee (effective April 26, 2012), Mr. Gorsky brings a broad understanding of the issues facing a multinational business in the health care industry, and a full range of strategic management expertise, leadership skills and business insight to the Board and to our company.

Mr. Gorsky, 51, assumed his current position as Vice Chairman, Executive Committee in January 2011 and is responsible for our Medical Devices and Diagnostics Group; Global Supply Chain; Government Affairs & Policy Group; and Health Care Compliance and Privacy. Our Board of Directors named Mr. Gorsky Chief Executive Officer and Chairman, Executive Committee, effective following the Annual Meeting on April 26, 2012. Mr. Gorsky began his career at Johnson & Johnson as a sales representative with Janssen Pharmaceutica Inc. in 1988. Over the next 15 years, he advanced through positions of increasing responsibility in sales, marketing, and management. In 2001, Mr. Gorsky was appointed President of Janssen Pharmaceutica Inc., and in 2003, he was named Company Group Chairman of our pharmaceuticals business in Europe, the Middle East and Africa. Mr. Gorsky left Johnson & Johnson in 2004 to join the Novartis Pharmaceuticals Corporation, where he served as head of the company’s pharmaceuticals business in North America. Mr. Gorsky returned to Johnson & Johnson in 2008 as Company Group Chairman for Ethicon. In January 2009, he was appointed Worldwide Chairman, Surgical Care Group and member of the Executive Committee. In September 2009, he was appointed Worldwide Chairman, Medical Devices and Diagnostics Group. Mr. Gorsky serves on the boards of the Advanced Medical Technology Association (AdvaMed), InHealth Institute for Health Technology Studies and the Travis Manion Foundation.

Other Public Company Board Service: None

Johnson & Johnson 2012 Proxy Statement  •  15

Director since: 2005 Independent

MICHAEL M. E. JOHNS, M.D., Chancellor, Emory University

Having served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care systems, Dr. Johns provides a valuable combination of experience at the highest levels of both patient care and medical research, as well as organizational management skills and public health policy expertise, making him an integral board member of a company in the health care industry.

Dr. Johns, 70, joined the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since October 2007 as Chancellor of Emory University. From 1996 to 2007, Dr. Johns served as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center of Emory University. As the Executive Vice President for Health Affairs, he oversaw Emory University’s widespread academic and clinical programs in health sciences and led strategic planning initiatives for both patient care and research. In addition, from 1996 to 2007, he served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Past Chair of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. He is a member of the editorial board of the Journal of the American Medical Association (JAMA) and chairs the Publication Committee of the journal Academic Medicine.

Other Public Company Board Service: AMN Healthcare Services, Inc. (2008 to present), Genuine Parts Company (2000 to present)

Director since: 2004 Independent

SUSAN L. LINDQUIST, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology

With her long and decorated career in scientific research and her global reputation as a pioneer in biomedical innovation, Dr. Lindquist brings to our Board an incomparable perspective on the intersection of academic and commercial medical research critical to a company in the health care industry.

Dr. Lindquist, 62, joined the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. She is a member of the Whitehead Institute, a non-profit, independent research and educational institution, a Professor of Biology at the Massachusetts Institute of Technology and an Investigator of the Howard Hughes Medical Institute. Dr. Lindquist served as Director of the Whitehead Institute from 2001 to 2004. Previously she was affiliated with the University of Chicago where she was the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Dr. Lindquist was elected to the American Academy of Arts and Sciences in 1996, the National Academy of Sciences in 1997, the American Philosophical Society in 2003 and the Institute of Medicine in 2006. She received the Novartis/Drew Award for Biomedical Research in 2000, the Dickson Prize in Medicine in 2002, the Sigma Xi William Procter Prize for Academic Achievement in 2006, the Nevada Silver Medal for Scientific Achievement in 2007, the Genetics Society of America Medal and the Centennial Medal of the Harvard University Graduate School of Arts and Sciences in 2008. In 2010, she received the Mendel Medal from the Genetics Society (UK), The Delbrück Medal from Bayer Schering, and the National Medal of Science (USA). She is a member of the Scientific Advisory Board of the Institut für Molekulare Biotechnologie GmbH. Dr. Lindquist is also a Co-Founder of FoldRx Pharmaceuticals, Inc., a subsidiary of Pfizer Inc.

Other Public Company Board Service: None

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Director since: 2009 Independent

ANNE M. MULCAHY, Former Chairman and Chief Executive Officer, Xerox Corporation

Having served as Chairman and CEO of a large, global manufacturing and services company with one of the world’s most recognized brands and track record for innovation, Ms. Mulcahy presents valuable insight into organizational and operational management issues crucial to a large public company, as well as a strong reputation for leadership in business innovation and talent development.

Ms. Mulcahy, 59, joined the Board of Directors in 2009 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Ms. Mulcahy was both Chairman and Chief Executive Officer of Xerox Corporation (business equipment and services) until July 2009, when she retired as CEO after eight years in the position. Prior to serving as CEO, Ms. Mulcahy was President and Chief Operating Officer of Xerox. She has also served as President of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels. During a career at Xerox that began in 1976, Ms. Mulcahy also served as Vice President for Human Resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and Vice President and Staff Officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa, and China. Ms. Mulcahy has been a U.S. Board Chair of Save the Children since March 2010.

Other Public Company Board Service: Target Corporation (1997 to present), The Washington Post Company (2008 to present)

Recent Past Public Company Board Service: Citigroup Inc. (2004 to 2009), Xerox Corporation (2000 to 2010; Executive Chairman 2009 to 2010)

Director since: 1999 Independent

LEO F. MULLIN, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin’s depth and breadth of exposure to complex issues from having served as Chairman and CEO of one of the nation’s largest airlines, and his long and distinguished career in the banking industry, make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

Mr. Mullin, 69, joined the Board of Directors in 1999 and is a member of the Audit Committee and Chairman of the Public Policy Advisory Committee. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. (transportation) in December 2003 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is immediate past Board Chairman of the Juvenile Diabetes Research Foundation (JDRF) and served as interim Chief Executive Officer of JDRF from July through December 2008.

Other Public Company Board Service: ACE Limited (2007 to present), Education Management Corporation (2009 to present)

Johnson & Johnson 2012 Proxy Statement  •  17

Director since: 2007 Independent

WILLIAM D. PEREZ, Senior Advisor, Greenhill & Co., Inc.; Retired President and Chief Executive Officer, Wm. Wrigley Jr. Company

With his experience as CEO of several large, consumer-focused companies across a wide variety of industries, Mr. Perez contributes to our Board significant organizational and operational management skills, combined with a wealth of experience in global, consumer-oriented businesses vital to a large public company in the consumer products space.

Mr. Perez, 64, joined the Board of Directors in 2007 and is Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. Mr. Perez is currently a Senior Advisor at Greenhill & Co., Inc., (investment banking). Mr. Perez served as President and Chief Executive Officer for the Wm. Wrigley Jr. Company (confectionary and chewing gum) from 2006 to 2008. Before joining Wrigley, Mr. Perez served as President and Chief Executive Officer of Nike, Inc. Previously, he spent 34 years with S.C. Johnson & Son, Inc., including eight years as its President and Chief Executive Officer. Mr. Perez is a Trustee for Cornell University and Northwestern Memorial Hospital.

Other Public Company Board Service: Campbell Soup Company (2009 to present), Whirlpool Corporation (2009 to present)

Recent Past Public Company Board Service: Wm. Wrigley Jr. Company (2006 to 2008)

Director since: 2006 Independent

CHARLES PRINCE, Retired Chairman and Chief Executive Officer, Citigroup Inc.

Having served as Chairman and CEO of the nation’s largest and most diversified financial institution, Mr. Prince brings to our Board a strong mix of organizational and operational management skills combined with well-developed legal, global business and financial acumen critical to a large public company.

Mr. Prince, 62, joined the Board of Directors in 2006 and is Chairman of the Compensation & Benefits Committee and a member of the Nominating & Corporate Governance Committee. Mr. Prince served as Chief Executive Officer of Citigroup Inc. (financial services) from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003 and Chief Operating Officer from 2001 to 2002. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975. Mr. Prince is a member of the Council on Foreign Relations and The Council of Chief Executives.

Other Public Company Board Service: Xerox Corporation (2008 to present)

Recent Past Public Company Board Service: Citigroup Inc. (2003 to 2007; Executive Chairman 2006 to 2007)

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Director since: 2002 Independent

DAVID SATCHER, M.D., Ph.D., Director, Center of Excellence on Health Disparities; Director, Satcher Health Leadership Institute and Poussaint-Satcher-Cosby Chair in Mental Health, Morehouse School of Medicine

With his long and decorated career in the field of public health policy, including service as Surgeon General of the United States, as well as his valuable experience in medical academia and patient care, Dr. Satcher provides unparalleled experience and vision for a company in the health care industry.

Dr. Satcher, 71, joined the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in 2004 and served as the School’s Interim President from 2004 until 2006 and Director of the School’s National Center for Primary Care from 2002 through 2004. In 2002, Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from 1998 to 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher serves on the boards of Action for Healthy Kids, Kaiser Family Foundation and Save the Children.

Other Public Company Board Service: MetLife, Inc. (2007 to present)

Director since: 2001 Management Chairman

WILLIAM C. WELDON, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee, Johnson & Johnson

Having started his career at Johnson & Johnson in 1971 and been promoted to positions of increasing responsibility across business segments, culminating with his appointment as Chairman/CEO in 2002, Mr. Weldon brings vast knowledge of the company’s business, structure, history and culture to the Board and the Chairman position. Mr. Weldon continues to be one of the longest-tenured and most well-respected executives in the healthcare industry.

Mr. Weldon, 63, joined the Board of Directors and was named Vice Chairman of the Board in 2001, and assumed his current responsibilities in 2002. Mr. Weldon joined Johnson & Johnson in 1971, and served in several sales, marketing and international management positions before becoming President of the company’s affiliate, Ethicon Endo-Surgery, Inc. in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is a member of The Business Council, the Business Roundtable, the Executive Committee of the Health Leadership Council, and the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves on the CEO Roundtable on Cancer.

Other Public Company Board Service: J.P. Morgan Chase & Co. (2005 to present)

Johnson & Johnson 2012 Proxy Statement  •  19

Director since: 2011 Independent

RONALD A. WILLIAMS, Former Chairman and Chief Executive Officer, Aetna Inc.

With his long and distinguished career in the health care industry, from his experience leading one of Fortune’s Most Admired health care companies to his career-long role as an advocate for meaningful health care reform, Mr. Williams provides our Board with an exceptional combination of operational management expertise and insight into both public health care policy and the health care industry critical to a large public company in the health care industry.

Mr. Williams, 62, joined the Board of Directors in June 2011 and is a member of the Compensation & Benefits Committee and the Public Policy Advisory Committee. Mr. Williams served as Chairman and Chief Executive Officer of Aetna Inc. (managed care and health insurance) from 2006 to 2010, and as Chairman from 2010 until his retirement in April 2011. He currently serves on President Obama’s Management Advisory Board, which is helping to bring the best of business practices to the management and operation of federal government. He is also an advisor to the private equity firm, Clayton, Dubilier & Rice, LLC, and serves as Chairman of the board of Emergency Medical Services Corporation, a leading provider of facility-based physician services and medical transportation services in the U.S. In addition, Mr. Williams lends his time and expertise to a number of organizations, such as the International Federation of Health Plans, GE Healthymagination Advisory Committee, and the Wall Street Journal CEO Council. He also serves on the boards of the Peterson Institute for International Economics and Save the Children. Previously, Mr. Williams served as Chairman of the Council for Affordable Quality Healthcare from 2007 to 2010 and Vice Chairman of The Business Council from 2008 to 2010.

Other Public Company Board Service: The Boeing Company (2010 to present); American Express Company (2007 to present)

Recent Past Public Company Board Service: Aetna Inc. (2006 to 2011; Executive Chairman 2010 to 2011)

Other Information. U.S. Securities and Exchange Commission (“SEC”) regulations require us to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee of the Board of Directors does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.

The Board of Directors recommends a vote FOR election of each of the above-named nominees.

20  •  Johnson & Johnson 2012 Proxy Statement

Director Compensation — 2011

The following table provides information concerning the compensation of our Non-Employee Directors for 2011. Mr. Weldon is an employee of the company and therefore received no additional compensation for his service as a Director. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table.

A	B	C	D	E
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation($)	Total ($)
M. S. Coleman	$120,000	$99,974	$19,998	$239,972
J. G. Cullen	155,000	99,974	20,000	274,974
I. E. L. Davis	120,000	99,974	0	219,974
M. M. E. Johns	122,500	99,974	10,000	232,474
S. L. Lindquist	120,000	99,974	2,200	222,174
A. M. Mulcahy	122,500	99,974	0	222,474
L. F. Mullin	130,000	99,974	20,000	249,974
W. D. Perez	132,500	99,974	20,000	252,474
C. Prince	137,500	99,974	20,000	257,474
D. Satcher	130,000	99,974	20,000	249,974
R. A. Williams(1)	60,000	67,060	0	127,060

(1)	Mr. Williams joined the Board in June 2011. Cash fees are pro-rated for partial service year. Stock Award reflects one-time stock grant of 1,000 shares of Common Stock upon joining the Board.

Fees Earned or Paid in Cash (Column B)

Board Retainer. Each Non-Employee Director received an annual cash retainer of $110,000 for his or her service as a member of our Board of Directors, except as noted above in the table.

Committee Retainer. Each Non-Employee Director received an annual cash retainer of $5,000 for service on a Board committee, or $15,000 if he or she was Chairman of a Board committee, except as noted above in the table. Directors who served on the Special Committee received a pro rata amount as such committee was dissolved in July 2011.

Presiding Director Retainer. Mr. Cullen, as the Presiding Director, was paid an additional annual cash retainer of $25,000.

Meeting Fees. Non-Employee Directors were eligible to receive meeting fees of $1,500 per day if they attended a Board or committee meeting held on a day other than a regularly-scheduled Board or committee meeting day. Meeting fees are not paid for participation in telephonic committee meetings. In 2011, no meeting fees were paid to any Director.

Stock Awards (Column C)

All figures in Column C represent the grant date fair value, computed in accordance with U.S. GAAP.

Restricted Shares. Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the Long-Term Incentive Plan in the form of shares of restricted Common Stock having a value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,650 shares of restricted Common Stock under the Long-Term Incentive Plan on February 15, 2011, except Mr. Williams who joined the Board in June 2011. The restricted shares become freely transferable on the third anniversary of the grant date.

One-Time Stock Award. To immediately tie our Directors to creating shareholder value, each Non-Employee Director received a one-time grant of 1,000 shares of unrestricted Common Stock upon first becoming a member of the Board. Mr. Williams received 1,000 shares in June 2011 upon joining the Board.

Johnson & Johnson 2012 Proxy Statement  •  21

Stock Options. We ceased granting stock options to Non-Employee Directors after February 2004. The aggregate number of stock options outstanding for each Non-Employee Director is indicated in the table below. The compensation costs for all of these options were recognized by the company for financial reporting purposes prior to fiscal 2006.

Name	Options (#)
M. S. Coleman	7,600
J. G. Cullen	13,900
S. L. Lindquist	7,600
L. F. Mullin	13,900
D. Satcher	13,900

Stock Ownership Guidelines. Non-Employee Directors are required to own stock equal to three times the annual Board retainer. Stock ownership for the purpose of these guidelines includes stock initially granted upon joining the Board, restricted shares and stock units, but does not include shares underlying vested or unvested stock options. Non-Employee Directors are required to achieve the ownership threshold within five years after first becoming a Director. Our policy prohibits Non-Employee Directors from transacting in derivative instruments linked to the performance of our securities. As of March 1, 2012, all of our Non-Employee Directors, except for Messrs. Davis and Williams who each joined the Board within the past two years, had met the stock ownership threshold.

All Other Compensation (Column D)

Charitable Matching Contributions. All amounts in Column D reflect contributions made under our charitable matching gift program. Non-Employee Directors are eligible to participate in our charitable matching gift program on the same basis as employees, pursuant to which we will contribute, on a two-to-one basis, up to $20,000 per year per person to certain charitable institutions.

Deferred Fee Plan for Non-Employee Directors

Voluntary Deferrals into Stock Units. Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a portion of his or her cash retainers until termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in our Common Stock. As a Non-Employee Director who has served on the Board since prior to January 1, 1996, Mr. Cullen may elect to “invest” deferred fees into Certificates of Long-term Compensation under the Certificates of Long-term Compensation Plan up to the time of termination of his directorship. Currently, Mr. Cullen has not elected this option. All stock units held in each Non-Employee Director’s Deferred Fee Account accrue dividend equivalents in the same amount and at the same time as dividends on our Common Stock. In 2011, Dr. Coleman, Dr. Johns and Dr. Lindquist elected to defer all of their 2011 cash retainers.

Deferred Compensation Balances. At December 31, 2011, the aggregate number of stock units (including dividend equivalents) held in each Non-Employee Director’s Deferred Fee Account was as follows:

Name	Stock Units (#)
M. S. Coleman	15,376
J. G. Cullen	31,820
I. E. L. Davis	0
M. M. E. Johns	12,733
S. L. Lindquist	13,470
A. M. Mulcahy	0
L. F. Mullin	10,252
W. D. Perez	5,000
C. Prince	5,369
D. Satcher	6,626
R. A. Williams	0

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Additional Arrangements

We pay for or provide (or reimburse Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings.

2012 Non-Employee Director Compensation

On September 12, 2011, the Board approved the following 2012 compensation for Non-Employee Directors:

•	Annual Cash Retainer of $110,000

•	Restricted Stock valued at $100,000

•	Grant of Deferred Share Units valued at $45,000

In addition, the Presiding Director will receive an annual cash retainer of $30,000, the Chairman of the Audit Committee will receive an annual cash retainer of $25,000, and the Chairmen of all other Board committees will receive an annual cash retainer of $20,000. The committee member cash retainer, the one-time stock award upon joining the Board and meeting fees were all eliminated.

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Johnson & Johnson 2012 Proxy Statement  •  23

Stock Ownership and Section 16

Compliance

The following table sets forth information regarding beneficial ownership of our Common Stock for each Director; our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers named in the tables in the section “Executive Compensation” on pages 53 to 64 of this Proxy Statement (each a “named executive officer”); and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than 1% of our outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Mr. Weldon and Ms. McCoy are deemed to “control” an additional 7,045,463 shares of our stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 880,033 shares. In the aggregate, these 7,925,496 shares represent less than 1% of the shares outstanding. All stock ownership is as of February 28, 2012 (except shares held in our Savings Plans, which are included as of January 31, 2012).

Name	Number of Common Shares (1) (#)	Common Stock Equivalent Units (2) (#)	Shares Under Exercisable Options (3) (#)
Dominic J. Caruso	48,132	11,662	335,284
Mary Sue Coleman	14,352	16,070	7,600
James G. Cullen	8,404	32,514	13,900
Ian E. L. Davis	4,193	694	0
Russell C. Deyo	166,718	0	842,463
Alex Gorsky	66,296	0	0
Michael M. E. Johns	14,356	13,427	0
Susan L. Lindquist	14,605	14,164	7,600
Sherilyn S. McCoy	81,370	0	309,135
Anne M. Mulcahy	5,789	694	0
Leo F. Mullin	22,633	10,946	13,900
William D. Perez	26,122	5,694	0
Charles Prince	21,445	6,063	0
David Satcher	13,530	7,320	13,900
William C. Weldon	486,682	0	2,790,150
Ronald A. Williams	3,650	694	0
All Directors and executive officers as a group (18)	880,033	119,942	3,589,245

(1)	The shares described as “owned” are shares of our Common Stock directly or indirectly owned by each listed person and by members of his or her household and are held individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 50,674 of these shares, including 17,292 shares listed as owned by Ms. McCoy, 800 shares listed as owned by Mr. Prince, and 32,582 shares listed as owned by Mr. Weldon.

(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under our Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under our Executive Income Deferral Plan.

(3)	Includes shares under options exercisable on February 28, 2012 and options that become exercisable within 60 days thereafter.

24  •  Johnson & Johnson 2012 Proxy Statement

As of March 1, 2012, the following are the only persons known to us to be the beneficial owner of five percent or more of any class of our voting securities:

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Common Stock	152,162,902 shares(1)	5.6%(1)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Common Stock	138,691,489 shares(2)	5.1%(2)

(1)	Based solely on an Amendment to Schedule 13G filed with the SEC on February 13, 2012, BlackRock, Inc. (“BlackRock”) reported aggregate beneficial ownership of approximately 5.6%, or 152,162,902 shares, of our Common Stock as of December 31, 2011. BlackRock reported that it possessed sole voting and dispositive power of 152,162,902 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(2)	Based solely on a Schedule 13G filed with the SEC on February 9, 2012, State Street Corporation, acting in various fiduciary capacities (“State Street”), reported aggregate beneficial ownership of approximately 5.1%, or 138,691,489 shares, of our Common Stock as of December 31, 2011. State Street reported that it possessed sole voting power of 0 shares, shared voting power of 138,691,489 shares, and shared dispositive power of 138,691,489 shares. State Street also reported that it did not possess sole dispositive power over any shares beneficially owned.

As a result of being a beneficial owner of more than 5% of our stock, BlackRock is currently considered a “related person” under our Policy on Transactions with Related Persons. Certain of our U.S. and international employee savings and retirement plans have retained BlackRock and its affiliates to provide investment management services. In connection with these services, we paid BlackRock approximately $2.2 million in fees during fiscal year 2011.

Similarly, State Street is also currently considered a “related person” under our Policy on Transactions with Related Persons as a result of being a beneficial owner of more than 5% of our stock. Certain of our U.S. and international employee savings and retirement plans and other affiliates have retained State Street and its affiliates to provide certain banking services, including trustee, custodial, investment management, administrative, and ancillary investment services. In connection with these services, we paid State Street approximately $8.3 million in fees during fiscal year 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2011 all reports for our executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis, except for two reports to disclose one transaction each by Mr. Russell C. Deyo that were not filed on a timely basis. The reports were subsequently filed.

Johnson & Johnson 2012 Proxy Statement  •  25

Transactions with Related Persons

For the period beginning January 1, 2011 and ending March 1, 2012, there were no transactions, or currently proposed transactions, in which the company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest, except for the following:

Mr. Michael Ullmann is Vice President, General Counsel of the company. Mr. Ullmann’s brother, Mr. Robert Ullmann, is a partner in the law firm Nutter, McClennen & Fish LLP (“Nutter McClennen”). The company has engaged Nutter McClennen from time to time since 1974 in the ordinary course of its business and on an arm’s length basis. The relationship between the company and Nutter McClennen began before Mr. Michael Ullmann was employed by the company and before Mr. Robert Ullmann was employed by Nutter McClennen. In 2011, the company paid approximately $8.6 million to Nutter McClennen for legal services, of which less than 1% was billed by Mr. Robert Ullmann. Mr. Michael Ullmann has formally recused himself from any involvement with respect to the company’s retention of, or payments to, Nutter McClennen. This relationship was ratified by the Nominating & Corporate Governance Committee in compliance with our Policy on Transactions with Related Persons described below.

See additional information regarding certain related parties on page 25.

Policies and Procedures. Our written Policy on Transactions with Related Persons requires the approval or ratification by the Nominating & Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the company is a participant and any related person has a material interest (other than solely as a result of being a director or trustee or less than 10% owner of another entity). Related persons would include our Directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of our outstanding Common Stock.

Under our Principles of Corporate Governance and Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers, all of our Directors and executive officers have a duty to report to the Chairman, Vice Chairman or the Presiding Director potential conflicts of interest, including transactions with related persons. Management also has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy on Transactions with Related Persons.

Once a related person transaction has been identified, the Nominating & Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Committee will take into account, among other factors, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

If advance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Committee’s next regularly scheduled meeting. If a transaction relates to a member of the Committee, that member will not participate in the Committee’s deliberations. In addition, the Committee Chairman (or, if the transaction relates to the Committee Chairman, the Presiding Director) may pre-approve or ratify any related person transactions involving up to $1 million.

The following types of transactions have been deemed by the Committee to be pre-approved or ratified, even if the aggregate amount involved will exceed $120,000:

•	compensation paid by the company for service as a Director or executive officer of the company;

•

transactions with other companies where the related person’s only relationship is as a non-executive employee; less than 10% equity owner; or limited partner, and the transaction does not exceed the greater of $1 million or 2% of that company’s annual revenues;

•

contributions by the company to charitable organizations where the related person is an employee and the transaction does not exceed the lesser of $500,000 or 2% of the charitable organization’s annual receipts;

•	transactions where the related person’s only interest is as a holder of company stock and all holders receive proportional benefits, such as the payment of regular quarterly dividends;

•	transactions involving competitive bids;

•	transactions where the rates or charges are regulated by law or government authority; and

•	transactions involving bank depositary, transfer agent, registrar, trustee, or party performing similar banking services.

26  •  Johnson & Johnson 2012 Proxy Statement

Compensation Committee Report

The Compensation & Benefits Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis,” as it appears on pages 28 through 52, be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012.

Mr. Charles Prince, Chairman

Dr. Michael M. E. Johns

Ms. Anne M. Mulcahy

Mr. William D. Perez

Mr. Ronald A. Williams

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Johnson & Johnson 2012 Proxy Statement  •  27

Compensation Discussion and Analysis

28  •  Johnson & Johnson 2012 Proxy Statement

Executive Summary

 SAY ON PAY

Last year, we held our first annual advisory vote to approve named executive officer compensation, commonly known as “Say on Pay”. Approximately 61% of the votes cast voted in favor of our executive compensation as disclosed in our 2011 Proxy Statement. We realized that these results, while representing firm majority support for the named executive officer compensation, deviated significantly from those of the average of peer companies in 2011 and from what we would deem satisfactory. We were disappointed in our vote result, recognized the need to better understand our investors’ opinions, and initiated a review to gain further feedback from key stakeholders on their perspectives of our executive compensation programs.

STAKEHOLDER OUTREACH AND ENGAGEMENT

Our Board and management embarked on a multi-pronged effort to gather feedback from key stakeholders regarding our executive compensation programs and Board decisions in 2011. This included telephonic and in-person discussions with individual and institutional shareholders (including representatives of mutual fund families, investment managers, non-U.S. investment funds, “socially responsible investment” funds, public pension funds, and labor union pension funds), review of written correspondence submitted by individual and institutional shareholders to the Board and management, internal discussions with employees, analysis of market practices at peer companies, advice from the Compensation & Benefits Committee’s independent compensation consultant, discussions with proxy advisory services and corporate governance research firms, and examination of media reports regarding our executive compensation programs and Board decisions.

As highlighted above the Committee reviewed:

•	The results of the Say on Pay vote

•	Feedback from individual and institutional shareholders

•	Feedback from proxy advisory services and corporate governance research firms

•	Management recommendations based on Johnson & Johnson’s strategic direction and market practices

CHANGES MADE IN RESPONSE TO STAKEHOLDER FEEDBACK

As a result of the review, we identified that shareholders and other key stakeholders wanted to see an enhanced link of pay and performance embedded in the design of our programs. Consequently, the following actions were taken:

• We significantly changed the architecture of the long-term incentive program – the largest component of compensation for our named executive officers

• We discontinued the use of cash-based long-term incentives that have been in place for over 60 years

• We introduced Performance Share Units (“PSUs”) with payouts contingent on achievement of sales, earnings per share (“EPS”), and total shareholder return (“TSR”) goals

The design changes, as well as our reasoning behind them, are described below.

Johnson & Johnson 2012 Proxy Statement  •  29

Based on key stakeholder feedback, the company took decisive action, rolling out the most significant executive compensation program design change in over 60 years.

 CHANGES TO THE LONG-TERM INCENTIVE PROGRAM

As a result of what we learned in 2011, the Committee significantly redesigned the long-term incentive program for the named executive officers with the aim of drawing a more visible link between pay and performance. Long-term incentives continue to make up the largest portion of the compensation of our named executive officers. The first awards using this new design were made on January 17, 2012 for 2011 performance.

The new program enhances the alignment of pay and performance by discontinuing the use of long-standing cash-based long-term incentives and introducing PSUs. Whether any PSUs vest, and the amount that does vest, is tied to the achievement, over a three-year period, of three equally-weighted goals that directly align with or help drive long-term total shareholder return: relative TSR, EPS, and Sales. The number of shares actually earned at the end of the three-year period will vary, based only on actual performance, from 0% to 200% of the target number of PSUs granted.

The following performance measures are used to drive enhanced alignment of pay and long-term total shareholder return:

Total Shareholder Return: One-third (1/3) of the PSUs are tied to the achievement of 3-year Total Shareholder Return (“TSR”) goals relative to our Competitor Composite Peer Group.

Earnings per Share: One-third (1/3) of the PSUs are tied to the achievement of 3-year EPS goals. We view EPS growth as a key long-term driver of TSR.

Sales: One-third (1/3) of the PSUs are tied to the achievement of three, 1-year sales goals. We are using three, 1-year goals because of the difficulty of setting meaningful long-term sales goals. We believe that it is important to include a sales goal to motivate delivering higher EPS through top-line growth.

PERFORMANCE SHARE UNITS Total Shareholder Return Earnings Per Share Sales 1/3

Stock Price Appreciation: Our stock options only have value to recipients if the stock price appreciates.

Stock Price: The underlying value of each PSU and restricted share unit (“RSU”) rises and falls in value with the share price.

We believe that the new long-term incentive program provides an appropriate balance of awards. All of the awards under the new program vest over 3 years and do not pay dividend equivalents.

While the legacy Certificates of Long-term Compensation (CLC) and Certificates of Long-term Performance (CLP) plans served as highly effective incentive and retention programs for over 60 years, the Committee recognized the need to move to a new program that is more consistent

30  •  Johnson & Johnson 2012 Proxy Statement

with practices at peer companies. The Committee believes that discontinuing cash-based long-term incentives and replacing them with PSUs is a positive change and the largest overhaul in the design of our executive compensation program since Johnson & Johnson became a publicly-traded company in 1944.

 2011 PERFORMANCE AND CEO COMPENSATION

Management returned the company to operational sales growth in 2011 and positioned the company, in terms of product pipelines and leadership succession, for long-term global success.

2011 Company Performance

Financial Objective	Goal	2011 Results	S&P 500	S&P HC Equip	S&P Pharm	DJIA
2011 Sales Growth (Operational)	2.0% – 3.0%	2.8%
2011 Free Cash Flow	$13.5 –14.5B	$11.4B
2011 Earnings per Share(1)	$4.80 – $4.90	$5.00
2011 Total Growth	0.8% – 2.9%	5.0%
Total Shareholder Return
3 Yr Compounded Annual Growth Rate	Exceed Index	6.7%	14.1%	7.5%	12.1%	14.9%
5 Yr Compounded Annual Growth Rate	Growth	3.0%	-0.2%	-1.1%	3.8%	2.4%

(1)	Excluding special items. A reconciliation can be found on the Investor Relations section of our website at www.investor.jnj.com/sales-earnings.cfm under “Reconciliation of Non-GAAP Financial Measures Q4 2011.”

For 2011, we delivered solid financial results, with 2.8% operational sales growth, our 28th consecutive year of adjusted earnings increases, significant free cash flow, a AAA credit rating, and an almost 10% total shareholder return. These results reflect ongoing success in emerging markets, the strength of new product launches in our Pharmaceutical business, steady performance across our Medical Devices and Diagnostics (MD&D) franchises, and continued science-based innovations in the Consumer business.

From a strategic perspective, we continued to successfully advance our product pipelines and develop our leadership talent to ensure the company is well-positioned for long-term global success. We worked with various governments and partners to improve health care access and quality around the world. And, most importantly, we continued to make progress in improving our product supply chain, quality and compliance programs, and customer service levels. We remained steadfast in our mission of bringing life enhancing products to our customers and patients.

CEO Compensation

Based on the assessment of his performance for 2011, the Board awarded Mr. Weldon an annual performance bonus, long-term incentive grant, and salary increase at 100% of the target amounts. Mr. Weldon’s total direct compensation is between the 50th and 75th percentiles of the Executive Peer Group. Please see “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

On April 26, 2012, Mr. Weldon will step down from the role of Chief Executive Officer of Johnson & Johnson. Mr. Weldon will continue to be an employee of the company as the Chairman of the Board. The Board of Directors will consider the appropriate compensation for Mr. Weldon in his role as Chairman going forward, and we will make the required disclosures promptly after any decisions are made.

Management returned the company to operational sales growth in 2011 and positioned the company, in terms of product pipelines and leadership succession, for long-term global success.

Johnson & Johnson 2012 Proxy Statement  •  31

 KEY FEATURES OF OUR 2012 EXECUTIVE COMPENSATION PROGRAM

The Committee believes that the executive compensation program includes key features that align the interests of the named executive officers and Johnson & Johnson’s long-term strategic direction with shareholders and does not include features that could misalign their interests.

•  CEO Pay is Aligned with Performance:

The CEO’s actual pay is aligned with actual total shareholder returns.

•  Appropriately Targets Total Compensation:

Total compensation is targeted appropriately compared to our relative size within the Executive Peer Group.

• Majority of Pay is Long-Term Incentives:

Over two-thirds of pay for the named executive officers is long-term incentives.

•  Long-Term Incentives Linked to Company Performance:

The long-term incentives are linked to growing sales, EPS and TSR.

• Balance of Short-Term and Long-Term Incentives:

The incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.

•  Award Caps:

Awards under both the annual and long-term incentive plans are capped at 200% of target.

• No Dividend Equivalents on Unvested Long-Term Incentives:

Since 2010, we do not pay dividend equivalents on unvested awards and do not pay any dividend equivalents under our new long-term incentive program.

• No Employment Agreements:

No named executive officer is covered by an employment agreement or special arrangement regarding payments or benefits upon termination.

• No Change-in-Control Benefits:

No named executive officer is covered by a change-in-control agreement and there are no change-in-control provisions in any of our compensation plans.

• No Option Repricing without Shareholder Approval

• No Hedging of Company Stock:

The named executive officers are prohibited from hedging their company stock.

•  Mitigates Excessive Risk-taking Behaviors:

The executive compensation program includes features that reduce the possibility of the named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•  Stock Ownership Guidelines:

The CEO must own 5x salary and the other named executive officers must own 3x salary worth of our Common Stock.

• Executive Compensation Recoupment Policy:

The Board has the authority to recoup compensation that resulted from a material misstatement of financial results.

32  •  Johnson & Johnson 2012 Proxy Statement

Executive Compensation Philosophy

 GUIDING PRINCIPLES

We design our executive compensation programs to achieve our goals of attracting, developing and retaining global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. We use the following guiding principles to design our compensation programs:

•

Competitiveness: We set all components of compensation competitively. We compare our practices against appropriate peer companies so we can continue to attract, retain and motivate high-performing executives in an environment where companies are increasingly competing for high-caliber talent.

•

Pay for Performance: We tie all components of compensation to the performance of the individual named executive officer and his or her specific business unit or function as well as the overall performance of our company.

•

Accountability for Short- and Long-Term Performance: We structure performance-based compensation to reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for long-term results.

•	Alignment to Shareholders’ Interests: We structure performance-based compensation to align the interests of our named executive officers with the long-term interests of our shareholders.

 IMPORTANCE OF CREDO VALUES IN ASSESSING PERFORMANCE

For more than 65 years, the Johnson & Johnson Credo has guided us in fulfilling our responsibilities to our customers, employees, communities, and shareholders. In assessing our named executive officers’ contributions to Johnson & Johnson’s performance, the Committee not only looks to results-oriented measures of performance, but also considers how those results were achieved — whether the decisions and actions leading to the results were consistent with the values embodied in Our Credo — and the long-term impact of a named executive officer’s decisions. Credo-based behavior is not something that can be precisely measured; thus, there is no formula for how Credo-based behavior can, or will, impact an executive’s compensation. The Committee and the Chairman/CEO use their judgment and experience to evaluate whether an executive’s actions were aligned with Our Credo values.

Components of Executive Compensation

 BASE SALARY

We provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, knowledge, and internal parity among those performing like jobs when setting salary levels. Annual salary increases are predominantly driven by individual performance in the prior performance year.

 ANNUAL PERFORMANCE BONUS

We establish competitive annual performance bonus opportunities as a percent of salary for our named executive officers that:

•	motivate attainment of short-term goals;

•	link annual cash compensation to achievement of the annual priorities and key objectives of the business, which includes business unit/function and overall company performance; and

•	reward individual performance and contribution.

Our named executive officers participate in the Executive Incentive Plan (the “EIP”). Under the EIP, payments of annual performance bonuses to named executive officers are prohibited unless Consolidated Earnings, as shown on the audited consolidated statement of income of our company, are positive. Individual bonuses cannot exceed 0.08% of Consolidated Net Earnings for the Chairman/CEO and any Vice Chairman and 0.04% of Consolidated Net Earnings for the other named executive officers.

Johnson & Johnson 2012 Proxy Statement  •  33

 LONG-TERM INCENTIVES

We establish competitive long-term incentive opportunities as a percent of salary for our named executive officers that:

•	motivate achievement of long-term operational goals and increased total shareholder return;

•	align the interests of participants with shareholders;

•	vary in the size of award, based primarily on individual performance; and

•	vary in the ultimate actual value of the awards based on: (1) the degree to which long-term operational goals are attained and (2) the company’s actual total shareholder return.

We provide long-term incentives to our named executive officers using three types of equity awards to provide an appropriate balance of incentives tied to internal measures of performance (sales and earnings per share) and external measures of success (share price appreciation and equity value). The forms of equity awards and their weightings for our named executive officers are as follows:

LONG-TERM INCENTIVE MIX FOR EXECUTIVES Restricted Share Units Stock Options Performance Share Units 20% 30% 50%

We granted our named executive officers the following long-term incentives for their 2011 performance:

•

Performance Share Units, which are paid in shares of our Common Stock after the end of a three-year performance period. Performance share units receive no dividend equivalents and are earned based on performance against the following metrics:

•	Sales: 1-year Operational Sales for each year of the performance period

•	Earnings Per Share: 3-year Cumulative Adjusted Operational EPS

•	Relative Total Shareholder Return: 3-year Compound Annual Growth Rate versus the Competitive Composite Peer Group

•

Stock Options, with an exercise price equal to the fair market value of our Common Stock on the grant date and which vest 100% on the third anniversary of the grant date and expire 10 years from the grant date.

•	Restricted Share Units, which receive no dividend equivalents and are paid in shares of Common Stock on the 3rd anniversary of the grant date.

 EXECUTIVE PERQUISITES & OTHER BENEFITS

Our named executive officers receive the same employee benefits as provided to all other non-union U.S. employees, with the exception of the Executive Life Insurance Program, which is provided to approximately 430 employees. The Executive Life Insurance premiums paid for named executive officers are disclosed in the table under “All Other Compensation (Column H)” on page 57 of this Proxy Statement.

In addition to the benefits offered to all employees, our named executive officers are provided benefits intended for business purposes. In some cases, these benefits may be used for personal use, which would then be

34  •  Johnson & Johnson 2012 Proxy Statement

considered part of a named executive officer’s total compensation and would be treated as taxable income under the applicable tax laws. In 2011, this included: access to the company aircraft for personal travel, access to company cars and drivers for commutation and other personal transportation, and reimbursement of home security system monitoring fees.

Setting Compensation & Performance Targets

 USE OF PEER GROUPS FOR PAY AND PERFORMANCE

The Committee uses two peer groups for executive compensation. The Executive Peer Group is used to assess the competitiveness of the compensation of our named executive officers, and the Competitor Composite Peer Group is used to evaluate the relative performance of our company. As described below, the two peer groups vary because executive compensation levels and practices are influenced by business complexity and company size as most of our business competitors are much smaller than Johnson & Johnson as a whole, or even as compared to each of our three individual business segments.

 EXECUTIVE PEER GROUP

The Committee considers relevant market pay practices when setting executive compensation to ensure our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our named executive officers is reviewed against executive compensation at a designated set of companies (the “Executive Peer Group”). The Executive Peer Group, which is reviewed by the Committee on an annual basis, consists of companies that generally:

•

are similar to Johnson & Johnson in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, gross margin, global presence and research and development investment;

•	have named executive officer positions that are comparable to ours in terms of breadth, complexity and scope of responsibilities; and

•	compete with us for executive talent.

The Executive Peer Group does not include companies headquartered outside the United States (because comparable compensation data for the named executive officers is not available) or companies in industries whose compensation programs are not comparable to our programs, such as the financial services or oil and gas industries.

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Johnson & Johnson 2012 Proxy Statement  •  35

The following table lists the companies in the 2011 Executive Peer Group and their business characteristics, along with Johnson & Johnson’s rankings among these companies, based on financial data reported by each company for the most recent four fiscal quarters. Market capitalization is calculated as of December 31, 2011.

Executive Peer Group

Company (Ticker Symbol)	Revenue ($ in millions)	Net Income ($ in millions)	Market Cap ($ in billions)	Common Industry	Gross Margin (>40%)	Global Presence (International >33% of Sales)	Business Complexity	Innovation Emphasis (R&D> or = 5% of Sales)
3M Company (MMM)	$29,611	$4,283	$57	✓	✓	✓	✓	✓
Abbott Laboratories (ABT)	38,851	4,729	88	✓	✓	✓	✓	✓
The Boeing Company (BA)	68,735	4,018	55			✓	✓	✓
Bristol-Myers Squibb Company (BMY)	21,244	3,701	60	✓	✓	✓	✓	✓
Cisco Systems, Inc. (CSCO)	44,844	6,998	97		✓	✓	✓	✓
The Coca-Cola Company (KO)	46,542	8,572	159	✓	✓	✓
Eli Lilly & Co. (LLY)	24,287	4,348	48	✓	✓	✓	✓	✓
General Electric Company (GE)	147,300	13,120	189	✓	✓	✓	✓
Hewlett-Packard Company (HPQ)	124,979	5,937	51	✓		✓	✓
Honeywell International Inc. (HON)	36,529	2,067	42			✓	✓
Intel Corporation (INTC)	53,999	12,942	123		✓	✓	✓	✓
International Business Machines Corporation (IBM)	106,916	15,855	217		✓	✓	✓	✓
Merck & Co., Inc. (MRK)	48,047	6,272	115	✓	✓	✓	✓	✓
PepsiCo, Inc. (PEP)	66,504	6,443	104	✓	✓	✓
Pfizer Inc. (PFE)	67,425	10,009	166	✓	✓	✓	✓	✓
The Procter & Gamble Company (PG)	85,142	10,097	184	✓	✓	✓	✓
United Technologies Corporation (UTX)	58,190	4,979	66			✓	✓
Johnson & Johnson (JNJ)	$65,030	$9,672	$179	✓	✓	✓	✓	✓
Johnson & Johnson’s Ranking	8th	6th	4th
Johnson & Johnson’s Percentile Rank	61st	74th	86th

36  •  Johnson & Johnson 2012 Proxy Statement

 COMPETITOR COMPOSITE PEER GROUP

The Committee compares overall company performance to the performance of its Competitor Composite Peer Group companies. The Competitor Composite Peer Group is a portfolio of companies that compete with one, or more, of our three business segments. The portfolio of companies is evaluated on an ongoing basis and is updated as necessary. These companies are selected based on the following criteria and financial metrics:

•	Product Relevance (i.e., must be a direct competitor to one of our business segments)

•	Financial Comparison:

– Sales growth
– Net income growth and Net income margin
– Earnings per share growth
– Total shareholder return

•	Global Presence

For 2011, our Competitor Composite Peer Group consisted of the following companies broken down by business segment:

COMPETITOR COMPOSITE PEER GROUP

Pharmaceuticals	Medical Devices and Diagnostics	Consumer
Abbott Laboratories Amgen Inc. AstraZeneca PLC Bristol-Myers Squibb Company Eli Lilly and Company GlaxoSmithKline plc Merck & Co., Inc. Novartis AG Pfizer Inc. Roche Holding AG Sanofi SA

Abbott Laboratories
(Vascular & Diagnostics)

Allergan, Inc. (Obesity and Aesthetics)

Bayer AG (Diagnostics)

Boston Scientific Corporation

C. R. Bard, Inc.

Covidien plc

Edwards Lifesciences Corporation

Medtronic, Inc.

The Cooper Companies, Inc. (CooperVision)

Roche Holdings AG (Diagnostics)

Smith & Nephew plc

St. Jude Medical, Inc.

Stryker Corporation

Synthes, Inc.(1)

Zimmer Holdings Inc.

Beiersdorf AG

Colgate-Palmolive Company

GlaxoSmithKline plc
(Consumer Healthcare)

Kimberly-Clark Corporation

The L’Oréal Group

Novartis AG
(Consumer Healthcare)

The Procter & Gamble Company

Merck & Co., Inc.
(Consumer Care)

Pfizer Inc.
(Consumer Healthcare)

(1) Synthes, Inc. will be removed from the Competitor Composite Peer Group upon completion of the planned acquisition by Johnson & Johnson

Johnson & Johnson 2012 Proxy Statement  •  37

 SETTING COMPENSATION TARGETS

Compensation Target Setting Process and Pay Position

Before each fiscal year begins, compensation targets are set to ensure that we can compete for talent in the competitive marketplace and to maintain compensation equity and balance among positions with like responsibilities. An annual review of publicly available information and executive compensation surveys is conducted to determine current Executive Peer Group pay levels.

As shown in the Executive Peer Group table on page 36, our company is at the 86th percentile in market capitalization, 61st percentile in revenue, and 74th percentile in net income (based on 2011 results). The Committee determined that due to Johnson & Johnson’s size relative to the Executive Peer Group, it was appropriate to target total compensation for its named executive officers between the 50th and 75th percentiles of the Executive Peer Group. Actual compensation, in any given year, may fall outside that range based on a variety of factors, including individual and company performance, additional responsibilities and tenure in a particular position.

2011 Pay Mix at Target

The pay mix at target for our named executive officers is a result of the compensation targets which emphasize long-term compensation versus short-term compensation. Actual salary levels, annual performance bonus awards and long-term incentive awards will vary based on an individual’s experience, responsibilities, performance, and business unit/function results.

The pay mix at target for the Chairman/CEO and the other named executive officers for 2011 is displayed below.

CEO PAY MIX AT TARGET Base Salary 10% Annual Performance Bonus 17% Long-Term Incentives 73% OTHER NAMED EXECUTIVE OFFICERS PAY MIX AT TARGET Base Salary 15% Annual Performance Bonus 18% Long-Term Incentives 67%

Compensation Decision Process

 TIMING

Compensation for named executive officers is reviewed and approved by the Committee (and, for the Chairman/CEO, the independent members of the Board) during the first quarter of each year based on performance during the prior year. 2011 compensation includes base salary earned during the fiscal year, the annual performance bonus earned for 2011 performance and paid in January 2012, and the long-term incentive grants made in January 2012 based on 2011 individual performance.

 2011 COMPENSATION DECISIONS FOR 2010 PERFORMANCE

Some of the compensation figures included in the tables in the “Executive Compensation” section of this Proxy Statement were paid to the named executive officers in 2011 for performance in 2010. The decisions regarding these awards and payments were discussed in detail in our 2011 Proxy Statement dated March 16, 2011. For a full understanding of these decisions, please refer to the section of our 2011 Proxy Statement entitled “Compensation Discussion and Analysis — Executive Compensation Decisions — 2011 Compensation for 2010 Performance.”

38  •  Johnson & Johnson 2012 Proxy Statement

 INDIVIDUAL PERFORMANCE ASSESSMENT

Each of the named executive officers is evaluated against a set of financial and strategic goals. The Committee approves the Chairman/CEO’s annual financial and strategic goals, and the Chairman/CEO approves each of the other named executive officers’ goals, during the first quarter of each year. At the end of the performance period, the named executive officers are assessed against these goals and how they accomplished them.

The individual performance evaluations are based on overall business performance as well as the performance of the business segment or function that they lead. In addition, we consider whether the executive achieves business results in a manner that is consistent with the values embodied in Our Credo. The independent members of the Board of Directors evaluate the performance of the Chairman/CEO. The Committee receives an assessment from the Chairman/CEO for each of the other named executive officers and reviews these assessments, relying on its own judgment and knowledge of our company to evaluate performance for each of the named executive officers.

The individual performance assessments are used by the Committee to determine compensation actions for each of the named executive officers. The Committee reviews individual performance and considers the recommendations provided by the Chairman/CEO to assist it in determining appropriate salary increases, bonuses, and long-term incentives for named executive officers other than the Chairman/CEO.

The Committee determines base salary increases, annual performance bonuses and long-term incentive awards based on total direct compensation targets, as well as on a component-by-component basis. Target pay position (of total direct compensation) relative to the Executive Peer Group is also taken into account. The performance of each named executive officer is evaluated, and the ultimate compensation decisions are determined, based on the judgment and experience of the independent members of the Board (in the case of the Chairman/CEO) and the Committee (in the case of the other named executive officers). While performance against goals is the most significant factor, the achievement of particular goals does not determine compensation award levels in a formulaic manner. An executive’s previous long-term incentive awards and total equity ownership are not considered when making annual long-term incentive awards.

 0% TO 200% RANGE OF AWARDS AS A PERCENT OF TARGET

An individual employee has the opportunity to earn from 0% to 200% of the applicable target for: (1) salary increases; (2) annual performance bonuses; and (3) long-term incentives based on his or her individual performance. This broad range allows for meaningful differentiation based on performance. However, we must also manage to a total available budget for each compensation component across all employees. Because the total available budget for a component is equal to the sum of all employees’ awards at target, higher awards for some employees must be offset by lower awards for others.

2012 Compensation Decisions for 2011 Performance

 2011 COMPANY PERFORMANCE

Financial Results

In 2011, we delivered solid financial results, with 5.6% sales growth and our 28th consecutive year of adjusted earnings increases.

•

Our operational sales growth of 2.8% and adjusted earnings per share growth of 5.0% (excluding special items) met internal expectations. These results reflect ongoing success in emerging markets, the strength of new product launches in our Pharmaceutical business, steady performance across our MD&D franchises, and continued science-based innovations in our Consumer business.

•	While we generated below-target free cash flow of $11.4 billion, we maintained our AAA credit rating and remained one of only four industrial companies with this rating.

Johnson & Johnson 2012 Proxy Statement  •  39

•

Our 2011 total shareholder return of nearly 10% exceeded the S&P 500 and the Dow Jones Index, and continues to compare favorably over the long term with the relevant indices; however, it fell below some indices over the three-year cycle.

•	We have delivered 49 years of consecutive dividend increases for our shareholders, making us one of only 5 companies in the S&P 100 to achieve that record.

Please refer to the 2011 Company Performance table on page 31 for details.

Strategic Results

In 2011, we met overall objectives against our strategic objectives for the company, delivering against annual objectives, while setting the stage for sustainable long-term results.

•	Our Innovative Products met objectives:

–  In our Pharmaceutical sector, we were the U.S. leader in new molecular entity approvals with the approval of ZYTIGA® for prostate cancer, EDURANT® for HIV, and XARELTO® for cardiovascular disease. We also received approval of INCIVO® for Hepatitis C in Europe.

–  In our Consumer sector, we realized strong results in our skin care and oral care businesses, with the launch of LISTERINE Zero™, NICORETTE QuickMist, NEUTROGENA Naturals, and AVEENO Smart Essentials™.

– In our MD&D sector, numerous products were launched globally that have strengthened our competitiveness in key platforms including: electrophysiology, energy, diabetes, orthopaedics and vision care.

•

Robust Pipelines exceeded objectives: We continued our commitment to research and development (“R&D”) by investing more than $7.5 billion in R&D this year, bringing the total over the last five years to nearly $37 billion. We are seeing the returns on these investments by bringing life-enhancing products to market that address significant unmet healthcare needs.

–  The Pharmaceutical pipeline portfolio is healthy and resurgent as demonstrated by significant pipeline advances, including TMC 435, canagliflozin, and bapineuzumab. Our development and registration success rate in Phase III testing is about 75%, well above the industry median of 50%-55%. Our collaborative efforts on an anti-cancer compound with Pharmacyclics, Inc., and our expansion into vaccines with the acquisition of Crucell N.V. continues to build our world-class platforms in our pharmaceutical sector.

–  In MD&D, roughly three-quarters of the pipeline progressed to its next major milestone in 2011, including potential breakthroughs like SEDASYS® and the Fibrin Pad. Our recent acquisition of SterilMed, Inc. positions us to enter a fast-growing segment of the surgical market, and the pending acquisition of Synthes, Inc. would create the leading orthopaedics and neurological company in the world.

–  Consumer R&D continued to develop new technologies and products (e.g., NICORETTE® QuickMist, and LISTERINE® Essencial in Brazil) that met the health and wellness needs of consumers in developed and emerging markets, changing the paradigm of self care.

•

Global Presence overall met objectives: Sales in emerging markets were strong—up 13% operationally in the BRIC markets (Brazil, Russia, India and China). In addition, we launched six new pharmaceuticals products in Japan, the world’s second-largest pharmaceuticals market.

•

People and Leadership Objectives were met overall: Retention, Leadership Pipeline of key talent, and Engagement objectives were all met. Engagement scores for our company exceeded external benchmark goals. We continue to maintain our focus and commitment to our diversity and inclusion priorities across the enterprise. We made strong progress on succession planning at the leadership level, expanding the roles of the Vice Chairmen in 2011, successfully appointing a new Chief Executive Officer in 2012, and continuing the development and appointment of globally diverse Worldwide Chairmen.

•

Healthcare Environment met objectives: As a global leader in healthcare, we worked to improve healthcare access and investment around the world. We worked with governments and partners to gain support on priority issues such as healthcare screenings, wellness and prevention, physician training and public health education programs.

40  •  Johnson & Johnson 2012 Proxy Statement

•	Social Responsibility and Good Citizenship, Quality and Compliance, Consistency in Product Supply, and Recognized Reputational Standards overall met objectives

–   Our reputation continued to be challenged, most notably by the ongoing product recalls and related issues surrounding the McNeil Consumer Healthcare Division of McNEIL-PPC, Inc. and the DePuy ASR™ Hip. Recovery and remediation of McNeil has been our priority, and we’ve achieved the major commitments to-date under our consent decree with the U.S. Food & Drug Administration. Since the decision to recall the DePuy ASR™ Hip was made, DePuy has worked to provide patients and surgeons around the world with the information and support they need, including a help line and a reimbursement program for recall-related testing and treatment that has assisted thousands of patients.

–   Despite ongoing reputational challenges, we have taken several steps to address our reputation externally and internally with employees, which is helping to fortify our reputation for the long-term. Although year-over-year external reputation measures remained lower in 2011, Johnson & Johnson’s reputation rated as “strong,” according to proprietary Reputation Institute survey data. In late 2011, employee satisfaction returned to the highest levels measured in three years, after experiencing a significant decline in Q2 2011.

–   We improved overall customer service levels by increasing reliable product supply and reducing back orders year-on-year. However, we were deeply disappointed in our continued challenges to restore a reliable supply of our cancer drug, DOXIL®/CAELYX® . We remain steadfast in our efforts to work through these challenges and are encouraged by our continued progress to return DOXIL®/CAELYX® to patients and physicians as quickly as possible.

–   We excelled in our commitments to social responsibility and good citizenship through our philanthropy, focus on the environment, inclusiveness, and health and safety of our employees. We were recognized as a leader in the world in these efforts as demonstrated by the receipt of the United Nations 2011 Humanitarian of the Year Award.

Conclusion

In summary, we delivered solid financial results by returning to sales growth in 2011, advancing a robust pipeline, and maintaining a disciplined portfolio management and investment strategy. With continued diligence around our product supply and manufacturing, we are poised to deliver sustainable growth and meaningful innovations that will make a difference to our patients and customers.

 CEO PAY

William C. Weldon: Chairman/CEO

Performance:

The Board believes that Mr. Weldon performed well in 2011 to advance our mission as a global leader in health care. The Board’s assessment of Mr. Weldon’s performance is based primarily on the evaluation of company performance as summarized under “2011 Company Performance” on page 31 and pages 39 to 41. Mr. Weldon successfully managed our company through a challenging economic environment in 2011, marked by progress in stabilizing the business, while continuing to ensure our long-term success. In assessing Mr. Weldon’s compensation, the Board reviewed the performance against a number of financial and strategic measures as highlighted below, including our product pipeline, quality and reputation, talent development and impact on healthcare legislation.

Under Mr. Weldon’s leadership, the company delivered solid financial results with 5.6% sales growth and a 28th consecutive year of adjusted earnings increases.

In addition, under Mr. Weldon’s leadership, the commitment to investing in the long term is realizing returns. Mr. Weldon positioned the company for a resurgent year in the Pharmaceuticals sector where the product pipeline was deemed as one of the most robust in the industry, and the 2011 productivity of new molecular entity approvals was the highest in the U.S. His oversight ensured we maintained our competitive position as the leading Medical Devices and Diagnostics company in the world with new product launches and strategic acquisitions. He helped ensure that our Consumer business stayed focused on remediation, while delivering strong results in skin care and oral care. All three sectors further built the foundation of new long-term growth platforms through portfolio management decisions, strategic acquisitions (e.g., Crucell and the pending acquisition of Synthes, Inc.) and strategic partnerships (e.g., Pharmacyclics), and investments in emerging markets.

Johnson & Johnson 2012 Proxy Statement  •  41

The Board recognizes that despite progress made on the quality front in 2011 with new quality and compliance procedures, continued focus is needed to address critical product supply and quality issues that impact our responsibility of being able to deliver products to patients and customers who need them.

Mr. Weldon made significant progress on the talent front, most notably in developing excellent candidates for CEO succession, which ultimately led to an internal candidate being designated as our new CEO in April 2012. Under Mr. Weldon’s leadership, retention of key talent also remained a high priority with overall very positive results. The Committee considered Mr. Weldon’s commitment to leadership development and his continuing focus on advancement and retention of global, diverse talent.

Mr. Weldon also demonstrated credible industry leadership. He worked with the U.S. government on understanding the impact of potential regulation and legislation on healthcare. He also demonstrated his commitment to improving healthcare around the world by participating in leadership forums such as the Asia Pacific Economic Cooperation (APEC).

Compensation Decisions:

Based on the assessment of his performance for 2011, the Board awarded Mr. Weldon an annual performance bonus, long-term incentive grant, and salary increase at 100% of the target amounts. Mr. Weldon’s total direct compensation is within the targeted range of the 50th to 75th percentiles of the Executive Peer Group. Please see the “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

On April 26, 2012, Mr. Weldon will step down from the role of Chief Executive Officer of Johnson & Johnson. Mr. Weldon will continue to serve the company as the Chairman of the Board. The Board of Directors will consider the appropriate compensation for Mr. Weldon in his role as Chairman going forward, and the company will make the required disclosures promptly after any decisions are made.

Historical CEO Pay versus Performance

Historical Background and Context: The Dodd-Frank Wall Street Reform and Consumer Protection Act will require that companies disclose “information that shows the relationship between executive compensation actually paid and financial performance of the [company], taking into account any change in value of the shares of stock and dividends of the [company] and any distributions.” The disclosure “may include a graphic representation of the information required to be disclosed.” While the SEC has not yet issued the rules to implement this requirement, shareholders have asked for more disclosure of the relationship of CEO pay and performance and we believe that additional, clear disclosure will be useful to both shareholders and the SEC.

Performance – Total Shareholder Return: We compare CEO pay to TSR because: creating value is an important objective of our incentive programs; shareholders view TSR as the most important long-term measure of performance; and TSR is readily available and comparable across companies.

CEO Pay Approaches: Since there is no consensus on how to measure CEO pay in these comparisons, we show three approaches and discuss the merits and drawbacks of each approach. The three approaches are as follows (with details in each subsection below):

1.	Total Actual Compensation
2.	Total Summary Compensation Table Compensation (“Total SCT Compensation”)
3.	Realizable Pay

42  •  Johnson & Johnson 2012 Proxy Statement

1. Total Actual Compensation and 2. Total SCT Compensation versus TSR: The following graph and table shows the comparison of the CEO’s Total Actual Compensation and Total SCT Compensation to Johnson & Johnson’s TSR for 2007 – 2011.

CEO PAY VERSUS PERFORMANCE TOTAL ACTUAL COMPENSATION & TOTAL SCT COMPENSATION TSR% Millions $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 $50 Total Actual Compensation Total SCT Compensation TSR% -10.0% -5.0% 0.0% 5.0% 10.0% 15.0% 2007 2008 2009 2010 2011

CEO Pay Versus Performance	2007	2008	2009	2010	2011
Total Actual Compensation	$30,850,020	$7,626,372	$47,107,877	$24,913,562	$29,676,268
Total SCT Compensation	$28,404,762	$29,127,432	$30,813,844	$28,720,491	$26,797,939
Total Shareholder Return	3.6%	(7.8%)	11.3%	(0.6%)	9.9%

1. Total Actual Compensation: The following table shows the detail of the CEO’s Total Actual Compensation for 2007 – 2011. Total Actual Compensation includes all of the categories that are included in the Summary Compensation Table. However, actual realized and unrealized long-term incentives are included in Total Actual Compensation rather than grant-date present values for equity awards and payouts for cash-based awards.

Total Actual Compensation ($)	2007	2008	2009	2010	2011
Salary	$1,725,000	$1,792,019	$1,802,500	$1,851,154	$1,907,215
Annual Performance Bonus	3,500,000	3,700,000	3,600,000	1,976,000	3,065,280
Long-Term Incentive Gains (Losses)
Realized	4,224,000	6,485,500	7,598,566	8,737,743	12,687,417
Unrealized	16,543,509	(10,754,767)	28,666,224	6,596,229	8,260,203
Total Long-Term Incentive Gains (Losses)	20,767,509	(4,269,267)	36,264,790	15,333,972	20,947,620
Total Actual Direct Compensation	$25,992,509	$1,222,752	$41,667,290	$19,161,126	$25,920,115
Change in Pension Value	4,585,754	6,099,932	5,244,000	5,498,000	3,435,000
All Other Compensation	271,757	303,688	196,587	254,436	321,153
Total Actual Compensation	$30,850,020	$7,626,372	$47,107,877	$24,913,562	$29,676,268

Johnson & Johnson 2012 Proxy Statement  •  43

Total Actual Compensation includes the values that actually impact a long-term incentive participant: the amounts actually realized and the change in value of the outstanding awards. This approach to valuing long-term incentives parallels TSR which includes both realized and unrealized gains during the year – with realized gains in the form of dividends paid and unrealized gains in the form of share price appreciation. This analysis focuses on the pay and performance relationship, but it does not address pay magnitude relative to our peer companies.

Since most of our CEO’s pay is in the form of long-term incentives and there is a direct causal relationship between the changes in our stock price and the value of his equity incentives, it is not surprising to see that his Total Actual Compensation is aligned with TSR for 2007-2011. We believe that this approach most fairly “shows the relationship between executive compensation actually paid and financial performance of [our company], taking into account any change in value of the shares of stock and dividends” in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. Total SCT Compensation: The CEO’s Total SCT Compensation amounts for 2007 – 2011 are the Total Compensation figures as reported in the Summary Compensation Table (on page 53 of this Proxy Statement and in the Summary Compensation Tables in the 2008 through 2011 Proxy Statements).

Under this approach equity incentive awards are valued using their grant-date present values. Since actual changes in the value of long-term incentives due to changes in the stock price are not included, you should expect to see little apparent correlation between pay and performance using this approach (and other approaches that use grant-date present values for long-term incentives).

3. Realizable Pay Percentile versus TSR Percentile: The following graph shows the comparison of our company’s TSR percentile to our CEO’s Realizable Pay percentile for 2008 – 2010 (both compared to our Executive Peer Group). This approach (with some variations) has been used by other companies and promoted by some executive compensation consultants. Companies that fall between the diagonal lines are viewed as having pay and performance alignment.

2008-2010 REALIZABLE PAY PERCENTILE VERSUS TOTAL SHAREHOLDER RETURN PERCENTILE Realizable Pay Percentile EXECUTIVE PEER GROUP JNJ 0% 25% 50% 75% 100% Total Shareholder Return Percentile 0% 25% 50% 75% 100%

The definition of Realizable Pay adds income during the 3-year period to balances at the end of the 3-year period:

•	Income during the 3-year period includes:

– Salary paid

– Annual performance bonus earned

– Performance-based long-term incentive payouts

•	Balances at the end of the 3-year period include the “in-the-money” value of options and restricted share units granted during the 3-year period

44  •  Johnson & Johnson 2012 Proxy Statement

While this approach includes a comparison of pay magnitude, it does not capture the size of our company relative to the Executive Peer Group companies. In this comparison, our company is at the 86th percentile in market capitalization, 66th percentile in revenue, and the 96th percentile in net income. Realizable Pay is less comprehensive than Total Actual Compensation because it does not include long-term incentives granted before the 3-year period. It is also less timely than the other analyses since the availability of peer compensation data limits the analysis to the 2008-2010 period.

This analysis shows that our Realizable Pay and TSR percentiles are aligned; our CEO’s 2008 – 2010 Realizable Pay is at the 74th percentile and our TSR is at the 66th percentile. Unlike the comparison of Total Actual Compensation to TSR, there is no direct causal link between our TSR percentile and our Realizable Pay percentile. So, the degree of alignment could vary significantly in future years due to factors other than the design of our compensation programs.

 OTHER NAMED EXECUTIVE OFFICER PAY

Dominic J. Caruso: Vice President, Finance; Chief Financial Officer

Mr. Caruso is the Chief Financial Officer and during 2011 had additional responsibility for the Information Technology and Procurement functions.

Performance:

Mr. Caruso performed well during 2011, contributing to the company’s performance as a member of the Executive Committee. (See “2011 Company Performance” on pages 39 to 41 for the Committee’s evaluation of the company’s performance for 2011.) In addition to his contribution to our company’s overall performance, the following highlights were considered in the evaluation of his performance:

•

With Mr. Caruso’s disciplined financial focus, we continued to deliver adjusted earnings growth, made important strategic investments, and maintained our AAA credit rating despite economic headwinds. We also maintained a strong cash flow and balance sheet to provide financial strength for future dividends, investments in acquisitions, the successful launch of new products, the advancement of our product pipelines, and other actions important to the continued success of the business.

•

Mr. Caruso continued to build on his strong relationship with the financial community by proactively conveying the company’s strategy, strengths, and growth prospects to them, an effort that was recognized by external benchmarks.

•

Under Mr. Caruso’s direction, the Information Technology function improved I/T controls and risk management, drove more efficiency in I/T infrastructures, reinvested savings in the business, and moved ahead with critical new technology platforms to increase mobile and video conferencing capabilities that will improve workforce productivity.

•

Under Mr. Caruso’s direction, the Procurement function continued to enable revenue enhancing improvements through supplier innovation; generated significant savings through best-in-class procurement practices; and continues to be recognized by several external organizations for its leadership in Supplier Diversity initiatives.

Compensation Decisions:

Based on the assessment of his performance for 2011, the Committee awarded Mr. Caruso an annual performance bonus and salary increase at 100% of the target amounts and long-term incentives at 107% of target. Mr. Caruso’s total direct compensation is below the targeted range of the 50th to 75th percentiles of the Executive Peer Group. This positioning is due to a year-on-year increase in the market data that the Committee will monitor in future years. Please see “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

Johnson & Johnson 2012 Proxy Statement  •  45

Russell C. Deyo: Vice President, General Counsel

During 2011, Mr. Deyo served as Vice President, General Counsel with additional responsibility for the offices of Health Care Compliance & Privacy, Security and Aviation. After a distinguished career with Johnson & Johnson spanning almost 27 years, Mr. Deyo has announced he will retire on March 31, 2012.

Performance:

Mr. Deyo performed very well during 2011, contributing to the company’s performance as a member of the Executive Committee. (See “2011 Company Performance” on pages 39 to 41 for the Committee’s evaluation of the company’s performance for 2011.) In addition to his contribution to our company’s overall performance, the following highlights were considered in the evaluation of his performance:

•

The Law Department, under Mr. Deyo’s leadership, provided critical advice to executives and effectively managed the global legal affairs of our company. Significant litigations, arbitrations, and government investigations were well-handled, with largely successful outcomes. The Law Department provided effective legal guidance on a significant number of complex acquisitions, licensing arrangements, and divestitures, and on complex regulatory issues.

•

The Law Department effectively extended our intellectual property portfolio. More patents were awarded in 2011 than any other year in our company’s history, and no product of a Johnson & Johnson company was removed from any market based on intellectual property challenges.

•

The Law Department helped shape significant changes to U.S. patent law, resulting in a framework that appropriately protects and rewards our innovations. The Law Department also engaged in effectively shaping the external environment in areas such as civil justice reform and regulatory matters.

•

The Health Care Compliance & Privacy Organization successfully implemented global training programs and a comprehensive risk assessment process as part of its effort to provide effective guidance to Johnson & Johnson companies.

Compensation Decisions:

Based on the assessment of his performance for 2011, the Board awarded Mr. Deyo an annual performance bonus at 122% of the target amount. Due to his planned retirement, the Committee did not award him a salary increase or long-term incentives. As a result, Mr. Deyo’s total direct compensation is below the targeted range of the 50th to 75th percentiles of the Executive Peer Group. Please see “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

Alex Gorsky: Vice Chairman, Executive Committee

For 2011, Mr. Gorsky served as a Vice Chairman of the Executive Committee. For 2011, Mr. Gorsky’s responsibilities included the Medical Devices & Diagnostics Group, Supply Chain, Government Affairs & Policy, and Corporate Development.

Performance:

Financial Objective - MD&D	Goal	2011 Results
2011 Sales Growth (Operational)	5.8% –7.2%	1.7%
Management Net Income Growth(1)	5.1% – 9.3%	8.3%
Cash Flow Metric(2) ($ in millions)	($1,830) – ($2,020)	($1,419)

(1)	Excluding special items.

(2)	The cash flow metric is defined as the operational change in trade receivables plus the operational change in net inventories, less capital expenditures. A cash flow metric figure that is greater (less negative) than the goal is above target.

46  •  Johnson & Johnson 2012 Proxy Statement

Mr. Gorsky performed very well during 2011, contributing to the company’s performance as a member of the Executive Committee. (See “2011 Company Performance” on pages 39 to 41 for the Committee’s evaluation of the company’s performance for 2011.) In addition to his contribution to our company’s overall performance, the following highlights were considered in the evaluation of his performance:

•

The MD&D Group’s management net income growth met target and its cash flow metric exceeded target. The group achieved 1.7% operational sales growth, which was below target due largely to slower-than-expected market and share growth overall, as well as specific challenges in the group’s drug-eluting stent and orthopaedics businesses. Sales growth, excluding drug-eluting stents, exceeded overall market growth.

•

Under Mr. Gorsky’s leadership, MD&D’s focus on growth was augmented with the recent acquisition of SterilMed, in a fast-growing segment of the surgical market. The pending acquisition of Synthes would create the leading orthopaedics and neurological company in the world.

•

Additionally, numerous new products were launched globally in 2011 that have strengthened competitiveness in key platforms, including Energy, Contact Lenses, Blood Glucose Monitoring Systems, Electrophysiology, and Neurovascular. In MD&D, roughly three-quarters of the pipeline progressed to its next major milestone, including SEDASYS® and the Fibrin Pad.

•

Supply Chain continues to advance a new operating model that is delivering quality, service, and cost improvements. More than 625 new products were launched in 2011 across the enterprise, with customer service levels improving.

Compensation Decisions:

Based on the assessment of his performance for 2011, the Committee awarded Mr. Gorsky an annual performance bonus at 120% of target, a long-term incentive grant at 106% of target, and a salary increase at 120% of the target. Mr. Gorsky’s 2011 total direct compensation is within the targeted range of the 50th to 75th percentiles of the Executive Peer Group for his position in 2011. Please see “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

On February 14, 2012, the Board of Directors approved an annual base salary for Mr. Gorsky of $1,200,000 in connection with his being named Chief Executive Officer, effective April 26, 2012.

Sherilyn S. McCoy: Vice Chairman, Executive Committee

For 2011, Ms. McCoy served as a Vice Chairman of the Executive Committee. Ms. McCoy’s responsibilities include the Pharmaceuticals Group, the Consumer Group, the Corporate Office of Science & Technology, and Corporate Affairs.

Performance:

Financial Objective - Pharmaceuticals	Goal	2011 Results
2011 Sales Growth (Operational)	0.4% – 0.5%	6.7%
Management Net Income Growth(1)	1.2% – 5.3%	10.6%
Cash Flow Metric(2) ($ in millions)	($635) – ($700)	($1,378)

Financial Objective - Consumer	Goal	2011 Results
2011 Sales Growth (Operational)	1.1% – 1.3%	(1.4%)
Management Net Income Growth(1)	(7.0%) – (10.6%)	(2.4%)
Cash Flow Metric(2) ($ in millions)	($890) – ($985)	($959)

(1)	Excluding special items.

(2)	The cash flow metric is defined as the operational change in trade receivables plus the operational change in net inventories, less capital expenditures. A cash flow metric figure that is greater (less negative) than the goal is above target.

Johnson & Johnson 2012 Proxy Statement  •  47

Ms. McCoy performed very well during 2011, contributing to the company’s performance as a member of the Executive Committee. (See “2011 Company Performance” on pages 39 to 41 for the Committee’s evaluation of the company’s performance for 2011.) In addition to her contribution to our company’s overall performance, the following highlights were considered in the evaluation of her performance:

•

In aggregate, the Pharmaceuticals Group exceeded its sales and net income financial commitments; launched four products and a dozen major regional brands; entered a new strategic category through the acquisition of Crucell, a vaccines company; accelerated growth of launch and key priority products, and executed a timely and seamless integration of REMICADE® and SIMPONI® in 50 markets acquired through the resolution of arbitration with Merck & Co., Inc., with additional markets to transition in 2012. Strong growth of launch and key priority products more than offset declines due to a loss of exclusivity for mature products, resulting in overall business growth versus prior year. While cash flow was lower than target, this result was significantly impacted by higher levels of trade receivables, inventory, and capital driven by higher than forecasted sales and the addition of new businesses during the year.

•

The Pharmaceuticals Group advanced the pipeline in all five key therapeutic areas, with an unprecedented and industry-leading four New Molecular Entity and numerous Line Extension regulatory approvals, two of them on accelerated basis in the United States and European Union, and launching new compounds for the treatment of advanced prostate cancer, treatment naïve HIV, cardiovascular disease, and hepatitis C. The group also advanced other key products in the pipeline in key therapeutic areas and initiated a co-development agreement for an important oncology asset.

•

In emerging markets, the Pharmaceuticals Group delivered strong growth and launched many new products. In China, the group also significantly strengthened R&D capabilities. In Japan, the second largest pharmaceuticals market, six new products were launched, and the group significantly strengthened its pipeline.

•

Under Ms. McCoy’s leadership, progress was made in restoring McNeil and its brands to health, stabilizing the United States (excluding McNeil US OTC), launching successful new products, while realizing strong growth in emerging markets. While Consumer Group sales were below plan, primarily due to supply chain issues at McNeil OTC, the group delivered its income target. With the goal of returning to growth in 2012, the Consumer Group developed a robust strategy to focus investments, prioritize resources and create a more effective organization. Actions against priority initiatives are well underway.

Compensation Decisions:

Based on the assessment of her performance for 2011, the Committee awarded Ms. McCoy an annual performance bonus at 113% of target, a long-term incentive grant at 103% of target, and a salary increase at 120% of the target. Ms. McCoy’s total direct compensation is within the targeted range of the 50th to 75th percentiles of the Executive Peer Group. Please see “2012 Award Values for Individual Pay Components” and “2012 Salary Increases” on page 49 for details on the awards, total direct compensation, and the salary increase.

 2012 COMPENSATION VALUES FOR 2011 PERFORMANCE

How Compensation Decisions are Reported

Each year, based on the performance assessments of the named executive officers, the Committee determines the salary rate for the upcoming year, the annual performance bonus earned for the prior year’s performance, and long-term incentive awards that are granted in the first quarter of the year for each named executive officer. Decisions regarding these elements are discussed above and the amounts for 2011 are summarized in the 2012 Award Values for Individual Pay Components table and 2012 Salary Increases table below. The Committee believes that these tables best summarize the actions taken on the named executive officers’ compensation for the 2011 performance year. By contrast, most of the amounts required by the rules of the SEC to be reported in the table captioned “Summary Compensation Table” on page 53 are the result of compensation decisions from prior years, earnings from prior long-term incentive awards, or participation in long-standing programs.

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2012 Award Values for Individual Pay Components

The following table shows the annual performance bonus and long-term incentive grants approved in January 2012 for performance in 2011 for each named executive officer.

Name		Cash Compensation		Long-Term Incentive Compensation
	Approval/ Award Date	Salary (1) ($)	Annual Performance Bonus (2) ($)	PSUs Granted (3) (#)	PSUs Granted ($)	Options Granted (4) (#)	Options Granted ($)	RSUs Granted (5) (#)	RSUs Granted ($)	Total Direct Compen- sation ($)
W. C. Weldon	1/17/12	$1,907,215	$3,065,280	114,182	$6,699,971	628,911	$4,019,999	45,673	$2,680,000	$18,372,465
D. J. Caruso	1/17/12	773,023	970,625	31,537	1,850,528	173,702	1,110,303	12,615	740,223	5,444,702
R. C. Deyo	1/17/12	895,269	1,100,000	0	0	0	0	0	0	1,995,269
A. Gorsky	1/17/12	847,692	1,275,000	42,112	2,471,048	231,951	1,482,631	16,845	988,431	7,064,802
S. S. McCoy	1/17/12	897,806	1,275,000	42,112	2,471,048	231,951	1,482,631	16,845	988,431	7,114,916

(1)	The amounts reported represent base salaries paid to each of the named executive officers for the 2011 fiscal year.

(2)	The annual performance bonuses paid to named executive officers in 2012 were paid 15% in stock and 85% in cash.

(3)	The estimated grant date fair value used to determine the number of PSUs granted was $58.678. The estimated grant date fair value per PSU was assumed to be equal to the estimated grant date fair value per RSU for the purpose of determining the number of PSUs.

(4)	The grant date fair value used to determine the number of options granted was $6.392. The option exercise price was $65.37. The Black-Scholes option valuation model was used to calculate the grant date fair value with the following assumptions: volatility of 18.39% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years; dividend yield of 3.60%; risk-free interest rate of 1.06% based on a U.S. Treasury rate of six years; and a six-year option life.

(5)	The grant date fair value used to determine the number of RSUs granted was $58.678. The grant date fair value for the RSU awards as calculated under U.S. GAAP was based on the average of the high and low prices of our Common Stock on the NYSE on the grant date ($65.37) and discounted by an expected dividend yield of 3.60% due to the lack of dividends paid on the RSUs prior to vesting.

2011 – 2012 Year-on-Year Change in Total Direct Compensation

The following table shows the total direct compensation for performance in 2010 and 2011 (2011 and 2012 award values, respectively) and the year-on-year change in total direct compensation for each named executive officer.

	Total Direct Compensation
Name	Performance Year 2010 (2011 Award Values) ($)	Performance Year 2011 (2012 Award Values) ($)	Change ($)	Change (%)
W.C. Weldon	$17,455,342	$18,372,465	$917,123	5%
D. J. Caruso	5,223,369	5,444,702	221,333	4
R. C. Deyo	5,799,700	1,995,269	(3,804,431)	(66)
A. Gorsky	5,559,771	7,064,802	1,505,031	27
S. S. McCoy	5,943,722	7,114,916	1,171,194	20

2012 Salary Increases

The following table shows the increase in the annual base salary rate approved on January 17, 2012 for each named executive officer. The annual base salary rates are all effective as of February 20, 2012. The 2011 salary increase (merit) budget in the U.S. is 3.0% and the range based on individual performance is 0% to 6.0%.

Name	2011 Annual Base Salary Rate ($)	Salary Increase (%)	2012 Annual Base Salary Rate ($)
W. C. Weldon(1)	$1,915,800	3.0%	$1,973,300
D. J. Caruso	776,500	3.0	800,000
R. C. Deyo	899,300	0.0	899,300
A. Gorsky(2)	850,000	3.6	880,600
S. S. McCoy	900,000	3.6	932,400

(1)	On April 26, 2012, Mr. Weldon will step down from the role of Chief Executive Officer of Johnson & Johnson. Mr. Weldon will continue to serve the company as the Chairman of the Board. The Board of Directors will consider the appropriate compensation for Mr. Weldon in his role as Chairman going forward, and the company will make the required disclosures promptly after any decisions are made.

(2)	On February 14, 2012, the Board of Directors approved an annual base salary for Mr. Gorsky of $1,200,000 in connection with his being named Chief Executive Officer, effective April 26, 2012.

Johnson & Johnson 2012 Proxy Statement  •  49

Governance of Executive Compensation

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chairman/CEO and other members of management, and its independent compensation consultant to assist it with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

 COMPENSATION & BENEFITS COMMITTEE

•	Acts on behalf of the Board by setting the principles that guide the design of our compensation and benefits programs

•	Sets the executive compensation philosophy and composition of the Executive Peer Group

•	Approves the setting of competitive compensation target levels

•	Ensures that compensation programs and principles are designed to link executive pay with company and individual performance

•	Recommends to the Board the Chairman/CEO’s compensation

•	Reviews and approves compensation decisions recommended by the Chairman/CEO for each of the other named executive officers

•	Reviews the eligibility criteria and award guidelines for the corporate-wide compensation and benefits programs in which the named executive officers participate

 INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

•	Participate in the performance assessment process for the Chairman/CEO

•	Approve the Chairman/CEO’s compensation

 CHAIRMAN/CEO

•	Reviews and presents to the Committee the performance assessments and compensation recommendations for each of the other named executive officers

 INDEPENDENT COMPENSATION CONSULTANT

The Committee has retained an independent compensation consultant from Frederic W. Cook & Co., Inc. (“FWC”) to advise it on executive compensation matters. The independent compensation consultant reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to FWC. FWC does not, and will not, perform any other service for the company. In 2011, the independent compensation consultant:

•	Attended all Committee meetings, at the request of the Committee

•	Advised the Committee on market trends, regulatory issues and developments and how they may impact our executive compensation programs

•	Reviewed the compensation strategy and executive compensation programs for alignment with our strategic business objectives

•	Advised on the design of executive compensation programs to ensure the linkage between pay and performance

•	Provided market data analyses to the Committee

•	Advised the Committee on setting the Chairman/CEO’s pay

•	Reviewed the annual compensation of the other named executive officers as recommended by the Chairman/CEO

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Additional Information Concerning Executive Compensation

 USE OF TALLY SHEETS

The Committee reviews compensation tally sheets, prepared by management and reviewed by the Committee’s independent compensation consultant, which present comprehensive data on the total compensation and benefits package for each of our named executive officers. These tally sheets include all obligations for compensation, as well as analyses for hypothetical terminations and retirements to consider the company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved, but instead uses the tally sheets to evaluate the company’s obligations under the plans.

 NO EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

None of the named executive officers are covered by any special arrangements or agreements regarding benefits or payments upon termination. We offer broad-based, non-discriminatory separation benefits to full-time U.S. employees who are involuntarily terminated, based on level. This coverage provides employees, including the named executive officers, with two weeks pay for each year of service, with a minimum of twelve weeks pay.

 NO CHANGE-IN-CONTROL ARRANGEMENTS AND AGREEMENTS

We do not have any change-in-control agreements or arrangements in place for any of its named executive officers. In addition, there are no change-in-control provisions in any of our compensation plans or instruments.

 NO OPTION REPRICING

We have not re-priced or re-issued stock options when the stock price has declined to a level below the grant price. Furthermore, the 2005 Long-Term Incentive Plan and the proposed 2012 Long-Term Incentive Plan prohibit repricing options without shareholder approval.

  NO LONG-TERM INCENTIVE BACKDATING

Long-term incentive awards are granted on a fixed schedule. Annual awards are granted in the first quarter on the date that the Committee meets to approve all components of year-end compensation.

 STOCK OWNERSHIP GUIDELINES FOR NAMED EXECUTIVE OFFICERS

The company’s stock ownership guidelines for named executive officers are intended to further align their interests with the interests of our shareholders. Under these guidelines, our named executive officers must comply with the following requirements:

Name	Stock Ownership Guideline as a Multiple of Base Salary	2011 Compliance with Stock Ownership Guidelines?
W. C. Weldon	5x	Yes
D. J. Caruso	3x	Yes
R. C. Deyo	3x	Yes
A. Gorsky	3x	Yes
S. S. McCoy	3x	Yes

Stock ownership for the purpose of these guidelines does not include shares underlying vested or unvested stock options, unvested RSUs or unvested PSUs. Individuals subject to these guidelines are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. The Nominating & Corporate Governance Committee of the Board reviews compliance with these guidelines on an annual basis. Company policy prohibits named executive officers from transacting in derivative instruments linked to the performance of the company’s securities.

 EXECUTIVE COMPENSATION RECOUPMENT POLICY

Under our compensation recoupment policy, in the event of a material restatement of the company’s financial results, the Board is authorized to take such actions it deems necessary and appropriate, including the recoupment

Johnson & Johnson 2012 Proxy Statement  •  51

of all or part of any bonus or other compensation paid to an executive officer. The Board will consider whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. The Board will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.

 TAX IMPACT ON COMPENSATION

The Committee believes that preserving tax deductibility is an important, but not the sole objective, when designing executive compensation programs. In certain circumstances, the company may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives, such as attracting and retaining global business leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value.

The Committee has reviewed our compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the U.S. Internal Revenue Service and the U.S. Department of the Treasury. Based on this review, a significant portion of the compensation paid to our named executive officers qualifies as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is, therefore, fully deductible for federal income tax purposes. The portions of compensation paid in 2011 that are not tax deductible include: (1) vesting of restricted share units as they are not deemed to be performance-based awards, (2) salary amounts in excess of $1 million paid to Mr. Weldon, (3) dividend equivalents paid on previously awarded CLCs and CLPs that were granted after 1992, and (4) certain perquisites and other benefits paid to certain named executive officers (see Summary Compensation Table on page 53). In addition, the grant of PSUs to the named executive officers will not qualify for deductibility if and when they are paid out in three years because the PSUs are being granted under the 2005 Long-Term Incentive Plan, which was approved by shareholders more than five years ago. We anticipate future grants of PSUs will be eligible for deductibility if they are made under the 2012 Long-Term Incentive Plan that is being submitted to shareholders for approval at this Annual Meeting.

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Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers for fiscal 2011 and, for those executive officers who were named in the 2011 and 2010 Proxy Statements, for fiscal 2010 and 2009. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William C. Weldon	2011	$1,907,215	$2,608,694	$4,189,483	$14,336,394	$3,435,000	$321,153	$26,797,939
Chairman/CEO	2010	1,851,154	2,773,851	4,713,177	12,043,200	7,084,673	254,436	28,720,491
	2009	1,802,500	2,762,532	5,238,069	12,831,146	7,983,010	196,587	30,813,844
Dominic J. Caruso	2011	773,023	676,740	1,086,780	2,971,065	885,000	49,694	6,442,302
VP, Finance;	2010	749,854	566,102	961,873	2,550,400	732,237	71,819	5,632,285
CFO	2009	723,739	486,847	923,105	2,441,300	601,651	43,708	5,220,350
Russell C. Deyo	2011	895,269	783,714	1,258,614	3,967,694	1,999,000	70,744	8,975,035
VP, General	2010	867,377	622,707	1,058,060	3,831,820	2,359,313	112,688	8,851,965
Counsel	2009	831,838	611,372	1,159,245	3,608,760	2,374,644	45,535	8,631,394
Alex Gorsky	2011	847,692	673,222	1,081,161	2,836,003	1,316,000	82,782	6,836,860
Vice Chairman, Executive Committee
Sherilyn S. McCoy	2011	897,806	705,437	1,132,912	3,924,807	2,008,000	64,716	8,733,678
Vice Chairman, Executive Committee	2010	780,377	679,311	1,154,247	3,221,760	1,602,966	78,443	7,517,104
	2009	747,731	407,599	772,833	2,626,630	1,188,351	36,890	5,780,034

Salary (Column C)

The amounts reported in Column C represent base salaries paid to each of the named executive officers for the listed fiscal year.

Stock Awards (Column D)

The amounts reported in Column D represent the grant date fair value of Restricted Share Unit (“RSU”) awards, in accordance with U.S. GAAP, for the listed fiscal year. Under U.S. GAAP, the fair value of RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period.

Restricted Share Unit Fair Values

	RSU Grant Date
	2/9/09	2/8/10	1/10/11
Common Stock Fair Market Value(1)	$58.33	$62.62	$62.20
Dividend Yield	3.30%	3.30%	3.60%
RSU Fair Value	$ 52.832	$ 56.718	$ 55.832

(1)	Average of the high and low prices of our Common Stock on the NYSE on the grant date.

Johnson & Johnson 2012 Proxy Statement  •  53

Option Awards (Column E)

The amounts reported in Column E represent the grant date fair value of stock option awards granted in accordance with U.S. GAAP for the listed fiscal year.

Under U.S. GAAP, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The expected life of an option is determined using historical data. Expected volatility represents a blended rate of a four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded Johnson & Johnson stock options with a life of two years. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes Assumptions

	Option Grant Date
	2/9/09	2/8/10	1/10/11
Common Stock Fair Market Value(1)	$58.33	$62.62	$62.20
Risk Free Rate	2.71%	2.78%	2.42%
Expected Volatility	19.48%	17.43%	18.27%
Expected Life	6 yrs	6 yrs	6 yrs
Dividend Yield	3.30%	3.30%	3.60%
Fair Value	$8.348	$8.031	$7.472

(1)	Average of the high and low prices of our Common Stock on the NYSE on the grant date.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the aggregate dollar value for each of the named executive officers of the annual performance bonus for the listed fiscal year, Certificates of Long-Term Compensation (“CLCs”) and Certificates of Long-Term Performance (“CLPs”) that vested in the listed fiscal year, and dividend equivalents received during the fiscal year. The specific amounts included in Column F are shown below.

Name	Fiscal Year	Annual Performance Bonus ($)	Value of CLCs That Vested in Fiscal Year ($)	Value of CLPs That Vested in Fiscal Year ($)	Value of CLC Dividend Equivalents Received During the Fiscal year ($)	Value of CLP Dividend Equivalents Received During the Fiscal year ($)	Total ($)
W. C. Weldon	2011	$3,065,280	$5,148,900	$1,253,475	$4,826,250	$42,489	$14,336,394
	2010	1,976,000	5,541,250	0	4,525,950	0	12,043,200
	2009	3,600,000	5,091,296	0	4,139,850	0	12,831,146
D. J. Caruso	2011	970,625	991,640	453,430	540,000	15,370	2,971,065
	2010	900,000	1,144,000	0	506,400	0	2,550,400
	2009	1,004,000	974,100	0	463,200	0	2,441,300
R. C. Deyo	2011	1,100,000	495,820	635,822	1,714,500	21,552	3,967,694
	2010	1,080,000	1,144,000	0	1,607,820	0	3,831,820
	2009	1,164,000	974,100	0	1,470,660	0	3,608,760
A. Gorsky	2011	1,275,000	915,360	363,327	270,000	12,316	2,836,003
S. S. McCoy	2011	1,275,000	1,525,600	399,660	711,000	13,547	3,924,807
	2010	1,125,000	1,430,000	0	666,760	0	3,221,760
	2009	1,205,000	811,750	0	609,880	0	2,626,630

Annual performance bonuses for the listed fiscal year were approved by the Committee and paid to the named executive officers in the first fiscal quarter of the following year in the form of 85% cash and 15% company Common Stock as determined by the Committee.

We no longer grant CLCs and CLPs to our named executive officers. In prior years, CLCs and CLPs were awarded under cash-based long-term incentive plans. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms.

54  •  Johnson & Johnson 2012 Proxy Statement

The dollar value of the vested CLCs reported in this column was determined using the fiscal year-end 2010, 2009, and 2008 value of $38.14, $35.75 and $32.47 per CLC, respectively. The dollar value of the vested CLPs reported in this column was determined using the fiscal year-end 2010 value of $4.26 per CLP.

CLC dividend equivalents are paid to CLC Plan participants during the fiscal year on vested and unvested CLCs in the same amount and at the same time as dividends on our Common Stock. The amounts of dividend equivalents on unvested CLCs received in 2011 were for Mr. Weldon: $438,750, Mr. Caruso: $92,250, Mr. Deyo: $34,650, Mr. Gorsky: $128,250 and Ms. McCoy: $173,250. No dividend equivalents are paid on CLPs that have not vested.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

Change in Pension Value

The changes in pension value included in the figures reported in Column G represent the increase in the present value of the accrued pension benefit for each named executive officer. This increase in present value is not a current cash payment. It represents the increase in the value of the named executive officers’ pensions, which are only paid after retirement.

The accrued pension benefits for each of the named executive officers were calculated based on the final average pay and the years of service as of the listed fiscal year-end. The present value of the accrued pension benefits for each named executive officer increased over the previous year-end because:

•	An additional year of completed service was included in the calculation of benefits;

•	The average of the most recent five years of pay increased over the five-year average pay as of the previous fiscal year-end (for most of the named executive officers); and

•	The normal retirement age, the assumed commencement of benefits, is one year closer for most of the named executive officers.

The present value can also increase or decrease in value due to changes in actuarial assumptions. Between fiscal year-end 2007 and fiscal year-end 2008, the mortality table changed from the 1994 Group Annuity Mortality Table (the “GAM 1994 Table”) projected to 2004 to the 1994 Uninsured Pensioner Mortality Table (the “UP-1994 Table”) projected to 2008, to reflect improvements in life expectancy. Between fiscal year-end 2008 and fiscal year-end 2009, the mortality table was changed to the UP-1994 Table projected to 2009. Between fiscal year-end 2009 and fiscal year-end 2010, the mortality table was changed to the UP-1994 Table projected to 2011 and the discount rate decreased from 6.50% to 5.98%. Between fiscal year-end 2010 and fiscal year-end 2011, the mortality table was changed to the RP-2000 Table projected to 2019 and the discount rate decreased from 5.98% to 5.22%. No other actuarial assumptions changed between fiscal year-end 2007 and fiscal year-end 2011.

Change In Non-Qualified Deferred Compensation Earnings

We no longer grant CLCs and CLPs to our named executive officers. Previously granted CLCs and CLPs will continue to vest and be paid out in accordance with their original terms. The CLC and CLP Plans are cash-based long-term incentive plans. The value of unit awards under both of these plans is disclosed in several tables in this Proxy Statement:

•	Grants of units are included in the Grants of Plan-Based Awards table.

•	When units vest, their value is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

•

The annual change in value of vested units between the time the units vest and are paid out is included in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column, but only to extent that the unit values grow at a rate that exceeds a reference rate of return.

•	The total value of vested units that have not been paid out as of the fiscal year end is included in the Non-Qualified Deferred Compensation table.

Johnson & Johnson 2012 Proxy Statement  •  55

The change in the values of the CLCs and CLPs depend on our long-term operational performance. The amounts representing the above-reference-rate returns on all CLCs and CLPs vested as of the listed fiscal year-end are included in Column G.

We use 120% of the December 2011 applicable federal long-term interest rate (“AFR”) as the reference rate to compare potential returns of CLCs and CLPs. 120% of the AFR for December 2011 was 3.37%. The CLC unit value decreased 2.57% in 2011, from $38.14 as of fiscal year-end 2010 to $37.16 as of fiscal year-end 2011. The CLP unit value decreased 0.94% in 2011, from $4.26 as of fiscal year-end 2010 to $4.22 as of fiscal year-end 2011.

Since the changes in CLC and CLP unit values during 2011 were both below the reference rate, the above-reference rate calculations are negative. Since negative figures are not included according to the SEC’s rules, the figures for 2011 are all zeroes ($0s).

The table below shows the specific amounts of change in pension value and above-reference-rate calculation for vested CLCs and CLPs for 2009, 2010, and 2011 included in Column G using 120% of the AFR as the reference rate. There were no vested CLPs in 2009 and 2010.

Name	Fiscal Year	Change in Pension Value ($)	Above-Reference- Rate Calculation for Vested CLCs ($)	Above-Reference- Rate Calculation for Vested CLPs ($)	Total ($)
W. C. Weldon	2011	$3,435,000	$0	$0	$3,435,000
	2010	5,498,000	1,586,673		7,084,673
	2009	5,244,000	2,739,010		7,983,010
D. J. Caruso	2011	885,000	0	0	885,000
	2010	581,000	151,237		732,237
	2009	369,000	232,651		601,651
R. C. Deyo	2011	1,999,000	0	0	1,999,000
	2010	1,718,000	641,313		2,359,313
	2009	1,217,000	1,157,644		2,374,644
A. Gorsky	2011	1,316,000	0	0	1,316,000
S. S. McCoy	2011	2,008,000	0	0	2,008,000
	2010	1,429,000	173,966		1,602,966
	2009	926,000	262,351		1,188,351

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56  •  Johnson & Johnson 2012 Proxy Statement

All Other Compensation (Column H)

The amounts reported in Column H represent the aggregate dollar amount for each named executive officer for perquisites and other personal benefits, tax reimbursements, company contributions to our 401(k) Savings Plan, and insurance premiums. The following table shows the specific amounts included in Column H.

Name	Fiscal Year	Perquisite and Other Personal Benefits(1) ($)	Tax Reimbursements(2) ($)	Registrant Contributions to Defined Contribution Plans ($)	Insurance Premiums(3) ($)	Total ($)
W. C. Weldon	2011	$223,113	$11,272	$85,825	$943	$321,153
	2010	121,122	6,320	83,302	43,692	254,436
	2009	114,995	480	81,112	0	196,587
D. J. Caruso	2011	8,610	162	34,786	6,136	49,694
	2010	26,182	0	33,743	11,894	71,819
	2009	11,140	0	32,568	0	43,708
R. C. Deyo	2011	29,610	341	40,287	506	70,744
	2010	42,465	0	39,032	31,191	112,688
	2009	8,102	0	37,433	0	45,535
A. Gorsky	2011	38,969	0	38,146	5,667	82,782
S. S. McCoy	2011	19,380	407	40,401	4,528	64,716
	2010	32,988	0	35,117	10,338	78,443
	2009	3,242	0	33,648	0	36,890

(1)	Under SEC Rules, companies are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits for that individual.

•

Mr. Weldon: The aggregate value of perquisites and other personal benefits for Mr. Weldon in fiscal 2011 was $223,113. This amount comprised: personal use of company aircraft ($178,920); car and driver for commutation and other personal transportation ($42,121); and home security system monitoring fees.

•	Mr. Caruso: The aggregate value of perquisites and other personal benefits for Mr. Caruso in fiscal 2011 was $8,610. This amount comprised personal use of company aircraft.

•

Mr. Deyo: The aggregate value of perquisites and other personal benefits for Mr. Deyo in fiscal 2011 was $29,610. This amount comprised: personal use of company aircraft ($28,533) and home security monitoring fees.

•	Mr. Gorsky: The aggregate value of perquisites and other personal benefits for Mr. Gorsky in fiscal 2011 was $38,969. This amount comprised personal use of company aircraft.

•	Ms. McCoy: The aggregate value of perquisites and other personal benefits for Ms. McCoy in fiscal 2011 was $19,380. This amount comprised personal use of company aircraft.

Amounts for fiscal 2010 and 2009 for the named executive officers were reported in our 2011 and 2010 Proxy Statements.

Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company. We calculate the aggregate incremental cost to the company for personal use of company aircraft as the sum of the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. We calculate the aggregate incremental cost to the company for company cars and drivers for commutation and other personal transportation as the sum of the cost of fuel, driver overtime fees, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company cars (e.g., car purchase costs, maintenance not related to personal trips, and driver salaries) are not included. Executives are taxed on the imputed income attributable to their personal use of company aircraft and cars and do not receive tax assistance from us with respect to these amounts, except for Mr. Weldon, who, due to company policy, is required to use a company car for commutation purposes and receives tax reimbursements for such use.

(2)	Represents tax reimbursements for use of company aircraft or company cars by family members when accompanying a named executive officer on business travel. In addition, for Mr. Weldon, amount also represents tax reimbursements for use of company car for commutation purposes.

Johnson & Johnson 2012 Proxy Statement  •  57

(3)	No insurance premiums are reported in this table for 2009 because the executive life insurance premiums for fiscal 2009 were actually paid at the beginning of fiscal 2010. The insurance premiums paid in fiscal 2010 for fiscal 2009 were as follows: Mr. Weldon: $19,068; Mr. Caruso: $5,882; Mr. Deyo: $14,993; Ms. McCoy: $4,994. These premiums are included in the total premiums for 2010.

Total Compensation (Column I)

The amounts reported in Column I are the sum of Columns C through H for each of the named executive officers. All compensation amounts reported in Column I include amounts paid and amounts deferred.

Grants of Plan-Based Awards – 2011

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the named executive officers in fiscal 2011. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E	F	G	H	I	J	K	L	M
Name	Grant Date	Non-Equity Incentive Plan Awards (Certificates of Long-term Performance)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Closing Market Price on the Grant Date ($)	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)
		Units Granted (#)	Unit Present Value ($)	Thresh- old ($)	Target ($)	Maximum ($)
W. C. Weldon	1/10/11	1,357,855	$5.03	$0	$3,065,280	$6,130,560	46,724	560,691	$62.20	$62.16	$2,608,694	$4,189,483
D. J. Caruso	1/10/11	359,840	5.03	0	970,625	1,941,250	12,121	145,447	62.20	62.16	676,740	1,086,780
R. C. Deyo	1/10/11	359,840	5.03	0	899,300	1,798,600	14,037	168,444	62.20	62.16	783,714	1,258,614
A. Gorsky	1/10/11	397,615	5.03	0	1,062,500	2,125,000	12,058	144,695	62.20	62.16	673,222	1,081,161
S. S. McCoy	1/10/11	437,375	5.03	0	1,125,000	2,250,000	12,635	151,621	62.20	62.16	705,437	1,132,912

Non-Equity Incentive Plan Awards (Columns C and D)

The amounts reported in Columns C and D relate to the CLPs awarded to the named executive officers in January 2011 for the 2010 performance year. The value of CLPs granted in 2011 was based on the defined CLP present value as of fiscal year-end 2010. The defined CLP present value for purposes of determining the number of CLPs granted is the sum of (1) the core CLP unit value on the grant date and (2) the estimated present value of the dividend equivalents to be paid over the 10-year CLP term.

For the January 2011 grant, the defined present value per CLP was $5.03. This consisted of the core CLP unit value of $4.26 and the estimated present value of the dividend equivalents of $0.77. The core CLP unit value equals our 5-year average Earnings Per Share. The estimated present value of the dividend equivalents was calculated assuming a dividend equivalent amount of $0.1444 per unit per year, and a 4.27% discount rate. The calculation took into account that dividend equivalents are only paid on vested CLPs.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns E through G)

The amounts reported in Columns E through G reflect threshold, target and maximum annual performance bonus award amounts for the 2011 performance year that were set in 2011. Actual annual performance bonus payments, as reflected in Column F of the Summary Compensation Table on page 53 of this Proxy Statement, were made in recognition of 2011 performance using the range represented in these Columns E through G, as guidance.

58  •  Johnson & Johnson 2012 Proxy Statement

All Other Stock and Option Awards (Columns H through M)

The amounts reported in Columns H through M relate to the RSU and stock option grants awarded to the named executive officers in January 2011 for the 2010 performance year. Under the terms of the 2005 Long-Term Incentive Plan (LTIP), the stock options were granted at an exercise price equal to the fair market value (calculated as the average of the high and low stock prices on the NYSE) of our Common Stock on the grant date. For the grants made in January 2011, the fair market value was $0.04 higher than the closing price on the grant date.

Under U.S. GAAP, the grant date fair value of the RSU awards is estimated on the grant date and discounted for dividends because dividends are not paid on RSUs during the vesting period. The grant date fair value was $55.832 per RSU based on the average of the high and low prices of our Common Stock on the NYSE on the grant date and discounted by an expected dividend yield of 3.60%.

Under U.S. GAAP, the grant date fair value of each stock option award is calculated on the grant date using the Black-Scholes option valuation model. The stock options expiring on January 8, 2021 had a grant date present value of $7.472 per option share. The Black-Scholes model was used with the following assumptions: volatility of 18.27% based on a blended rate of four-year daily historical average volatility rate and a five-week average implied volatility rate based on at-the-money traded stock options with a life of two years; dividend yield of 3.60%; risk-free interest rate of 2.42% based on a U.S. Treasury rate of six years; and a six-year option life.

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Johnson & Johnson 2012 Proxy Statement  •  59

Outstanding Equity Awards at Fiscal Year-End – 2011

The following table provides information concerning the unexercised stock options outstanding and unvested RSUs for each of the named executive officers as of fiscal year-end 2011.

A	B	C	D	E	F	G	H	I
			Options				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	Grant Date	Vesting Date
Name			Exercisable	Unexercisable
W. C. Weldon	2/10/03	2/11/06	448,085		$52.20	2/8/13
	2/9/04	2/10/07	323,150		53.93	2/7/14
	2/14/05	2/15/08	410,000		66.18	2/13/15
	2/13/06	2/14/09	452,520		58.34	2/12/16
	2/12/07	2/13/10	457,178		65.62	2/10/17
	2/11/08	2/12/11	519,838		61.75	2/10/18
	2/9/09	2/10/12		627,464	58.33	2/8/19	52,289	$3,429,113
	2/8/10	2/9/13		586,873	62.62	2/8/20	48,906	3,207,255
	1/10/11	1/11/14		560,691	62.20	1/8/21	46,724	3,064,160
D. J. Caruso	2/10/03	2/11/06	20,400		52.20	2/8/13
	2/9/04	2/10/07	30,000		53.93	2/7/14
	2/14/05	2/15/08	30,000		66.18	2/13/15
	2/13/06	2/14/09	20,569		58.34	2/12/16
	2/12/07	2/13/10	41,146		65.62	2/10/17
	2/11/08	2/12/11	82,591		61.75	2/10/18
	2/9/09	2/10/12		110,578	58.33	2/8/19	9,215	604,320
	2/8/10	2/9/13		119,770	62.62	2/8/20	9,981	654,554
	1/10/11	1/11/14		145,447	62.20	1/8/21	12,121	794,895
R. C. Deyo	2/11/02	2/12/05	1,700		57.30	2/10/12
	2/10/03	2/11/06	110,000		52.20	2/8/13
	2/9/04	2/10/07	110,000		53.93	2/7/14
	2/14/05	2/15/08	125,000		66.18	2/13/15
	2/13/06	2/14/09	113,130		58.34	2/12/16
	2/12/07	2/13/10	114,294		65.62	2/10/17
	2/11/08	2/12/11	131,174		61.75	2/10/18
	2/9/09	2/10/12		138,865	58.33	2/8/19	11,572	758,892
	2/8/10	2/9/13		131,747	62.62	2/8/20	10,979	720,003
	1/10/11	1/11/14		168,444	62.20	1/8/21	14,037	920,546
A. Gorsky	2/9/09	2/10/12					20,791	1,363,474
	2/8/10	2/9/13		119,770	62.62	2/7/20	9,981	654,554
	1/10/11	1/11/14		144,695	62.20	1/8/21	12,058	790,764
S. S. McCoy	2/10/03	2/11/06	20,000		52.20	2/8/13
	2/9/04	2/10/07	25,000		53.93	2/7/14
	2/14/05	2/15/08	28,000		66.18	2/13/15
	2/13/06	2/14/09	34,282		58.34	2/12/16
	2/12/07	2/13/10	44,499		65.62	2/10/17
	2/11/08	2/12/11	64,777		61.75	2/10/18
	2/9/09	2/10/12		92,577	58.33	2/8/19	7,715	505,950
	2/8/10	2/9/13		143,724	62.62	2/8/20	11,977	785,452
	1/10/11	1/11/14		151,621	62.20	1/8/21	12,635	828,603

Market Value of Shares or Units of Stock That Have Not Vested (Column I)

The market value of unvested RSUs included in Column I was calculated using the closing price of our Common Stock on the NYSE on December 30, 2011, which was the last business day of fiscal 2011, of $65.58.

60  •  Johnson & Johnson 2012 Proxy Statement

Option Exercises and Stock Vested – 2011

The following table provides information concerning the exercises of stock options during fiscal 2011 on an aggregated basis and RSUs vested during 2011 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
W. C. Weldon	603,765	$5,183,089	43,320	$2,635,589
D. J. Caruso	30,000	296,700	6,883	418,762
R. C. Deyo	123,300	781,722	10,931	665,042
A. Gorsky	0	0	73,800	4,875,966
S. S. McCoy	21,000	159,810	0	0

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Johnson & Johnson 2012 Proxy Statement  •  61

Pension Benefits – 2011

The following table provides information as of fiscal year-end 2011 with respect to our pension plans for each of the named executive officers. For a complete understanding of the table, please read the narrative disclosures that follow the table.

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age(1)	Present Value of Accumulated Benefit ($)
W. C. Weldon	Salaried Pension Plan	40.33	63	$1,764,000
	Excess Pension Plan			46,597,000
D. J. Caruso	Salaried Pension Plan	12.00	62	343,000
	Excess Pension Plan			2,325,000
R. C. Deyo	Salaried Pension Plan	26.33	62	1,166,000
	Excess Pension Plan			10,146,000
A. Gorsky	Salaried Pension Plan	19.42	62	495,000
	Excess Pension Plan			2,852,000
S. S. McCoy	Salaried Pension Plan	29.50	62	816,000
	Excess Pension Plan			5,626,000

(1)	Normal retirement age is calculated as the greater of 62 or the employee’s age as of fiscal year-end 2011.

Each of the named executive officers participates in the same defined benefit pension plans offered to other U.S. non-union employees. Annuity benefits payable under the U.S. plans are calculated as:

(1)	Final average earnings multiplied by 1.667%, multiplied by years of service prior to 2005, plus

(2)	Final average earnings multiplied by 1.55%, multiplied by years of service after 2004, minus

(3)	Age 65 Social Security benefits multiplied by 1.429%, multiplied by total years of service.

For this formula, “final average earnings” is defined as the average of the highest consecutive 60 months out of the last 120 months of pay, including base salary and bonus, and dividend equivalents paid or deferred on nonvested CLCs for years prior to 2009. The formula above produces the amount payable as a monthly annuity for the life of the named executive officer beginning as early as age 62. Benefits can begin as early as age 55, but are subject to a 4% per year reduction for the number of years before age 62 that benefits begin.

The Salaried Pension Plan applies this formula to pay up to the IRS’s covered compensation limit ($245,000 in 2011). The Excess Pension Plan is a restorative supplemental retirement plan that uses the same formula (including the definition of final average earnings) as the Salaried Pension Plan without applying the IRS pay limits and is offset by amounts paid from the Salaried Pension Plan. Any U.S. non-union employee participates in the Excess Pension Plan if his or her covered compensation exceeds the IRS limit.

While a present value is shown in the table, benefits are not available as a lump sum and must be taken in the form of an annuity. Present values were calculated using the same actuarial assumptions applied in the calculation of pension liabilities reported in our 2011 Annual Report (discount rate of 5.22%, and mortality according to the RP-2000 table projected to 2019).

No payments were made in 2011 under our pension plans to any of the named executive officers.

62  •  Johnson & Johnson 2012 Proxy Statement

Non-Qualified Deferred Compensation – 2011

The following table provides information with respect to our defined contribution and non-tax-qualified compensation deferral plans for each of the named executive officers for 2011. For a complete understanding of the table, please read the narrative disclosures that follow the table.

A	B	C	D	E
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE ($)
W. C. Weldon	$0	$6,477,175	$(2,027,191)	$95,110,406
D. J. Caruso	134,974	1,468,831	(145,832)	8,623,822
R. C. Deyo	0	1,160,904	(748,352)	30,490,167
A. Gorsky	0	1,305,808	(65,760)	2,790,052
S. S. McCoy	0	1,954,636	(238,680)	9,536,003

Executive Contributions in Last Fiscal Year (Column B)

The amounts reported in Column B include amounts deferred in the last fiscal year under the Executive Income Deferral Plan, which allows eligible employees to defer up to 50% of base salary and 100% of annual performance bonus.

Registrant Contributions in Last Fiscal Year (Column C)

The amounts reported in Column C include company contributions to each of the named executive officer’s Excess Savings Plan account. These amounts also include the value of CLCs and CLPs that vested during the fiscal year, calculated using the fiscal year-end 2010 CLC unit value of $38.14 and fiscal year-end 2010 CLP unit value of $4.26. The value of CLCs and CLPs that vested during the fiscal year is also included in Column F of the Summary Compensation Table on page 53 of this Proxy Statement. The specific amounts included in Column C are shown below.

Name	Registrant Contributions to Excess Savings Last FY ($)	Value of CLCs Vested in Last FY ($)	Value of CLPs Vested in Last FY ($)	Total ($)
W. C. Weldon	$74,800	$5,148,900	$1,253,475	$6,477,175
D. J. Caruso	23,761	991,640	453,430	1,468,831
R. C. Deyo	29,262	495,820	635,822	1,160,904
A. Gorsky	27,121	915,360	363,327	1,305,808
S. S. McCoy	29,376	1,525,600	399,660	1,954,636

Aggregate Earnings in Last Fiscal Year (Column D)

The amounts reported in Column D include earnings on the Executive Income Deferral Plan, Excess Savings Plan, and International Savings Plan, in addition to the change in value on all vested CLCs and CLPs as of the fiscal year-end. The CLC unit value decreased from $38.14 as of fiscal year-end 2010 to $37.16 as of fiscal year-end 2011. The CLP unit value decreased from $4.26 as of fiscal year-end 2010 to $4.22 as of fiscal year-end 2011. The specific amounts included in Column D are shown below.

Name	Earnings (Losses) on Income Deferral Program and Excess and Int’l Savings Plans ($)	Change in Value on All Vested CLCs at Last FYE ($)	Change in Value on All Vested CLPs at Last FYE ($)	Total ($)
W. C. Weldon	$(104,421)	$(1,911,000)	$(11,770)	$(2,027,191)
D. J. Caruso	53,446	(195,020)	(4,258)	(145,832)
R. C. Deyo	(10,714)	(731,668)	(5,970)	(748,352)
A. Gorsky	(608)	(61,740)	(3,412)	(65,760)
S. S. McCoy	(707)	(234,220)	(3,753)	(238,680)

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Aggregate Balance at Last Fiscal Year-End (Column E)

The amounts reported in Column E include the full balance of the Executive Income Deferral Plan, Excess Savings Plan, and International Savings Plan for each of the named executive officers. These amounts also include the full value of all vested CLCs (at $37.16) and CLPs (at $4.22) held by each named executive officer as of fiscal year-end 2011. The specific amounts included in Column E are shown below.

Name	Full Balance of Income Deferral Plan and Excess and Int’l Savings Plans ($)	Full Value of All Vested CLCs at Last FYE ($)	Full Value of All Vested CLPs at Last FYE ($)	Total ($)
W. C. Weldon	$21,406,701	$72,462,000	$1,241,705	$95,110,406
D. J. Caruso	779,809	7,394,840	449,173	8,623,822
R. C. Deyo	2,116,659	27,743,656	629,852	30,490,167
A. Gorsky	89,057	2,341,080	359,915	2,790,052
S. S. McCoy	258,855	8,881,240	395,908	9,536,003

Each of the named executive officers participates in two or more of the following non-tax qualified deferred compensation programs: Excess Savings Plan (all named executive officers), International Savings Plan (Mr. Weldon), Executive Income Deferral Plan (all named executive officers), and CLC and CLP Plans (all named executive officers).

Johnson & Johnson’s 401(k) Savings Plan provides a matching contribution of 4.5% of base salary for employees contributing at least 6% of base salary. Base salary covered under this plan is limited by the IRS (to $245,000 in 2011). The Excess Savings Plan credits an unfunded account for each individual with 4.5% of the amount of the base salary in excess of the IRS limit. The rate of earnings credited to these Excess Savings Plan accounts is equal to actual earnings in the Balanced Fund investment option within our 401(k) Savings Plan (-0.5% in 2011). Distribution of Excess Savings Plan account balances will be made as a single lump sum six months after retirement or separation, unless the participant made an irrevocable deferral or installment election before December 15, 2008.

Mr. Weldon worked at Johnson & Johnson locations outside of the United States where no U.S. tax-qualified savings plan was available. As a result, accounts in the International Savings Plan were credited with 3% of base salary for those periods. The rate of earnings credited to the International Savings Plan accounts is equal to actual earnings in the Fixed Interest Fund investment option within our 401(k) Savings Plan (3.0% in 2011). Distribution of International Savings Plan accounts are made upon retirement or separation from Johnson & Johnson.

Under the Executive Income Deferral Program, the named executive officers are eligible to defer up to 50% of base salary and 100% of performance bonus until they retire from Johnson & Johnson. Distribution of amounts deferred before 2005 can begin up to 10 years after separation or retirement and be paid as a lump sum or in up to 15 annual installments. Payment of amounts deferred after 2004 begins on the later of (i) six months after retirement; or (ii) January of the year following retirement. Deferred amounts are credited with earnings equal to the actual return on the following investment options: Johnson & Johnson Common Stock, One-Year Treasury Bills, or the investment options within our 401(k) Savings Plan. The allocation among these options is elected by the executive officer. For 2011, the return on the One-Year Treasury Bill option was 0.28% and the aggregate return on our Common Stock for these participants was 9.67%.

No withdrawals or distributions were made to any of the named executive officers under any of our defined contribution or non-tax-qualified compensation deferral plans in 2011.

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Item 2: Advisory Vote to Approve

Named Executive Officer Compensation

The Board recognizes that executive compensation is an important matter for our shareholders. The guiding principles of our executive compensation philosophy and practice continue to be: Competitiveness; Pay for Performance; Accountability for Short- and Long-Term Performance; and Alignment to Shareholders’ Interests. Overarching these principles is adherence to Our Credo values, which emphasize the manner in which our financial and strategic objectives are achieved. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders.

We are asking you to vote, in an advisory manner, to approve the executive compensation philosophy, policies and procedures described in the Compensation Discussion and Analysis (“CD&A”) section of the 2012 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2012 Proxy Statement.

As an advisory vote, the results of this vote will not be binding on the Board or the company. However, the Board of Directors values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation principles, policies and procedures.

The Board of Directors recommends that shareholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies and procedures described in the CD&A section of the 2012 Proxy Statement, and the compensation of our named executive officers, as disclosed in the 2012 Proxy Statement.

Before you vote, we urge you to read the “Compensation Discussion and Analysis” section found on pages 28 to 52 of this Proxy Statement for additional details on our executive compensation.

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Item 3. Approval of the Company’s 2012

Long-Term Incentive Plan

Overview

Our Board believes that granting equity-based awards is crucial in promoting short and long-term financial growth and stability, thereby enhancing shareholder value. Our 2012 Long-Term Incentive Plan (the “2012 Plan”) provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted shares, restricted share units, performance shares and performance share units to our employees and Non-Employee Directors (including our executive officers). Our Board approved the 2012 Plan on March 8, 2012 and the 2012 Plan will become effective on the date that it is approved by our shareholders.

Additionally, to allow for awards under the 2012 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), we are asking shareholders to approve the material terms of the performance goals under the 2012 Plan, however, there can be no guarantee that awards granted under the 2012 Plan will be treated as qualified performance-based compensation under Section 162(m). Approval of this proposal will constitute approval of the 2012 Plan itself and approval of the performance goals thereunder for purposes of Section 162(m).

 WHY YOU SHOULD VOTE TO APPROVE THE 2012 PLAN

We are asking our shareholders to approve the 2012 Plan so that we can continue to provide long-term incentives to our employees and Directors. We annually grant long-term incentives to over 18,000 employees. Our current shareholder-approved 2005 Long-Term Incentive Plan (the “Prior Plan”) does not have enough shares remaining for us to be able to grant long-term incentives to our employees in 2013. If our shareholders approve the 2012 Plan, from and after the date of such approval, we will no longer grant awards under the Prior Plan.

Under the 2012 Plan, we will be able to grant stock options and SARs in any combination (no full value awards) covering up to 650 million shares of our Common Stock (subject to the limitation of incentive stock options to 140 million shares). If we grant all full value awards under the 2012 Plan (no stock options or SARs), we will be able to issue up to 108.5 million shares of our Common Stock. This amount is comparable to the Prior Plan, which permitted up to 110 million shares of our Common Stock to be issued if we granted all full value awards.

We have used a commercially available modeling tool to assist us in developing the size of the share reserve for the 2012 Plan. Based on the analyses provided by this tool, we believe that our share reserve request is appropriate and within industry standards. We expect that the share reserve will allow us to continue to grant long-term incentives for four to five years.

 EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 1, 2012, concerning the shares of our Common Stock that may be issued under existing equity compensation plans:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders	210,441,904	$51.24	104,900,116
Equity Compensation Plans Not Approved by Security Holders	43,178	46.60	0
Total	210,485,082	$51.24	104,900,116

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The following tables provide certain supplemental information as of March 1, 2012 concerning the shares of our Common Stock under our existing equity compensation plans:

Option Awards	Number of Stock Options Outstanding (#)	Weighted Average Exercise Price Per Share ($)	Weighted Average Remaining Contractual Term (Years)
Outstanding at January 1, 2012	179,459,172	$60.10	4.20
Granted	8,500,806	65.37	9.92
Exercised	(15,137,284)	56.93	N/A(1)
Canceled	(1,348,722)	60.69	N/A(1)
Outstanding at March 1, 2012	171,473,972	$60.63	4.70
(1) Information not available at time of the printing of this Proxy Statement.
Full Value Awards	Number of Shares Outstanding (#)
Outstanding at January 1, 2012	31,025,910
Granted	11,829,222
Issued	(9,139,550)
Canceled	(395,241)
Outstanding at March 1, 2012	33,320,341

We will not grant any more awards under the Prior Plan between March 1, 2012 and the Annual Meeting on April 26, 2012, and if our shareholders approve the 2012 Plan, we will no longer grant awards under the Prior Plan after April 26, 2012.

 SECTION 162(M) OF THE CODE

The Board believes that it is in the best interests of our company and our shareholders to provide for an equity incentive plan under which compensation awards made to our executive officers are eligible to qualify for deductibility for federal income tax purposes. Accordingly, the 2012 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap, however, there can be no guarantee that amounts payable under the 2012 Plan will be treated as qualified “performance-based compensation” under Section 162(m). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1,000,000 paid in any one year to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than our Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2012 Plan, each of these aspects is discussed below, and, as noted above, approval of the 2012 Plan itself will constitute approval of each of these aspects of the 2012 Plan for purposes of the approval requirements of Section 162(m).

 PLAN SUMMARY

The following summary of the material terms of the 2012 Plan are qualified in their entirety by reference to the full text of the 2012 Plan, which is attached as Appendix A to this Proxy Statement.

Administration

The 2012 Plan will be administered by the Compensation & Benefits Committee of the Board (the “Committee”), or, in the absence of the Committee, the Board itself. Subject to the express provisions of the 2012 Plan, the

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Committee is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2012 Plan. To the extent permitted by law, the Committee may delegate its authority to one or more of its members or other persons, except that no such delegation will be permitted with respect to awards granted to participants who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended.

Participants

Directors that are also employees of Johnson & Johnson or its domestic subsidiaries, Non-Employee Directors of Johnson & Johnson or any of its subsidiaries or affiliates, employees of Johnson & Johnson and its domestic subsidiaries (including our executive officers), employees of international subsidiaries and joint venture operations of Johnson & Johnson and its subsidiaries, and employees of joint venture partners who are assigned to any such joint ventures will be eligible for selection by the administrator for the grant of awards under the 2012 Plan. Options intending to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code may only be granted to employees of Johnson & Johnson or its subsidiaries. As of March 1, 2012, approximately 18,400 employees and 11 Non-Employee Directors qualified for participation in the 2012 Plan.

Shares Subject to the 2012 Plan and to Awards

The total number of shares of our Common Stock that may be delivered pursuant to awards under the 2012 Plan is 650,000,000, plus any shares of Common Stock that were subject to outstanding awards under the Prior Plan as of the date the 2012 Plan becomes effective that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan award or settled in cash. Any shares issued under options or stock appreciation rights will be counted against the number of shares issuable under the 2012 Plan on a one-for-one basis and any shares issued pursuant to awards other than options or stock appreciation rights will be counted against this limit as 5.99 shares of Common Stock for every one (1) share of Common Stock subject to such award. Shares of Common Stock subject to Prior Plan awards that, after the date the 2012 Plan becomes effective, are canceled, expired, forfeited or otherwise not issued under the Prior Plan award or settled in cash will be added to the number of shares of Common Stock issuable under the 2012 Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plan, and as 5.99 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plan. Such shares may be either authorized but unissued shares, treasury shares or shares acquired on the open market.

The aggregate number of shares issued under the 2012 Plan at any time may only equal the number of shares actually issued upon exercise or settlement of an award and shares subject to awards that have been canceled, expired, forfeited or otherwise not issued under an award and shares subject to awards settled in cash shall be available for delivery in connection with future awards under the 2012 Plan; provided, however, that (i) shares subject to a stock-settled stock appreciation right that were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares delivered to or withheld by our company to pay the exercise price of an option, (iii) shares delivered to or withheld by our company to pay the withholding taxes related to an option or stock appreciation right, or (iv) shares repurchased on the open market with cash proceeds from the exercise of an option shall reduce the total number of shares available for delivery under the 2012 Plan. Any shares that again become available for grant will be added back as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights, 5.99 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the 2012 Plan or the Prior Plan. Any shares delivered under the 2012 Plan upon exercise or satisfaction of a substitute award in connection with any acquisition, merger, consolidation or otherwise will not reduce the shares available for delivery under the 2012 Plan. The aggregate number of shares available for grant under the 2012 Plan and the number of shares subject to outstanding awards shall be subject to adjustment upon a change in our company’s capitalization.

The aggregate number of shares subject to options and stock appreciation rights granted during any calendar year to any one participant may not exceed 5,000,000 (50,000 shares in the case of a Non-Employee Director). The aggregate number of shares subject to awards other than options or stock appreciation rights granted during any calendar year to any one participant may not exceed 500,000 (5,000 shares in the case of a Non-Employee Director). The maximum number of shares under awards other than options or stock appreciation rights that may be granted to any one participant for a performance period lasting longer than one calendar year may not exceed the foregoing annual maximum multiplied by the number of full fiscal years in the performance period. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options may not exceed 140,000,000.

68  •  Johnson & Johnson 2012 Proxy Statement

Option Awards

The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of ten (10) years from the date of grant. Options granted under the 2012 Plan may either be Incentive Stock Options (“ISOs”) or options which are not intended to qualify as ISO’s, or nonqualified stock options (“NQSOs”). Other than in connection with a change in the company’s capitalization, at any time when the exercise price of an option is above the fair market value of a share, we will not, without shareholder approval, reduce the exercise price of such option and shall not exchange such option for cash or a new award with a lower (or no) exercise price.

Stock Appreciation Rights

A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2012 Plan (“tandem SARs”) or not in conjunction with other awards (“freestanding SARs”). All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above and in the 2012 Plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the award to which they relate. Other than in connection with a change in the company’s capitalization, at any time when the exercise price of a stock appreciation right is above the fair market value of a share, we will not, without shareholder approval, reduce the exercise price of such stock appreciation right and shall not exchange such stock appreciation right for cash or a new award with a lower (or no) exercise price.

Restricted Shares and Restricted Share Units

An award of restricted shares is an award or issuance of shares, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted share units are awards denominated in units of shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding restricted shares granted under the 2012 Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying restricted share units unless and until such shares are reflected as issued and outstanding shares on our stock ledger. Participants in whose name restricted shares are granted will be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator.

Performance Shares and Performance Share Units

Performance shares and performance share units provide the opportunity to receive shares upon the attainment of performance and/or satisfaction of other terms and conditions determined by the administrator. Performance shares and/or performance share units will be earned based on the achievement or satisfaction of the corresponding performance goals and/or other terms and conditions. Participants receiving performance shares or performance share units will only have the rights of a shareholder (including the right to dividends paid in respect of shares subject to such awards) with respect to shares of Common Stock, if any, actually received by the participant upon satisfaction or achievement of the terms and conditions of such award and not with respect to shares subject to the award but not actually issued to the participant. Participants holding performance shares granted under the 2012 Plan may exercise full voting rights with respect to those shares during the period of restriction. Participants will have no voting rights with respect to shares underlying performance share units unless and until such shares are reflected as issued and outstanding shares on our stock ledger.

Deferral of Gains

Subject to the terms of the 2012 Plan, the administrator may provide for the deferred delivery of shares or payment of cash, as applicable, upon settlement, vesting or other events with respect to restricted share or restricted share units, or performance shares or performance share units.

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Qualifying Performance Criteria

The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares or units to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on “qualifying performance criteria” (as described below) or other standards of financial performance and/or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted. The administrator will certify the extent to which any qualifying performance criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

For purposes of the 2012 Plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of Johnson & Johnson, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator: (i) cash flow (before or after dividends), (ii) earnings (before or after taxes and including earnings before interest, taxes, depreciation and amortization), (iii) earnings per share, (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total shareholder return, (viii) product quality measures, (ix) improvements on capital structure, (x) working capital, (xi) return on capital (including return on total capital or return on invested capital), (xii) return on assets or net assets, (xiii) return on investment, (xiv) return on sales, (xv) market capitalization, (xvi) economic value added, (xvii) sales growth, (xviii) productivity improvement, (xix) debt leverage (debt to capital), (xx) revenue, (xxi) income or net income, (xxii) operating income, (xxiii) gross profit, operating profit or net operating profit, (xxiv) maintenance or improvement of operating margin or profit margin, (xxv) return on operating revenue, (xxvi) cash from operations, (xxvii) operating ratio, (xxviii) operating revenue, (xxix) market share, (xxx) product development or release schedules, (xxxi) new product innovation, (xxxii) economic profit, (xxxiii) profitability of an identifiable business unit or product, (xxxiv) product cost reduction through advanced technology, (xxxv) brand recognition/acceptance, (xxxvi) product ship targets, (xxxvii) cost reductions (including expense management), (xxxviii) customer service, (xxxix) customer satisfaction, or (xl) the sales of assets or subsidiaries.

To the extent consistent with Section 162(m) of the Code, the administrator may (A) appropriately adjust any evaluation of performance to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards under applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes thereto and (B) provide in an award intended to qualify as performance-based compensation that any evaluation of performance may exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax laws or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; and (e) accruals of any amounts for payment under the 2012 Plan or any of our other compensation arrangements.

Amendment and Termination

The administrator may at any time terminate, or from time to time amend, the 2012 Plan, or alter any award agreement or other document evidencing an award; provided, however, that no such amendment, alteration or termination of the 2012 Plan may be made which, without first obtaining shareholder approval , would: (i) increase the maximum number of shares that may be issued under the 2012 Plan or to any one individual (except to the extent such amendment is made pursuant to a change in the company’s capitalization), (ii) extend the maximum

70  •  Johnson & Johnson 2012 Proxy Statement

period during which awards may be granted under the 2012 Plan, (iii) change the class of participants eligible to receive awards under the 2012 Plan, (iv) reduce the price at which options and stock appreciation rights may be granted, (v) reduce the exercise price of outstanding options and stock appreciation rights, or (vi) otherwise require shareholder approval pursuant to the 2012 Plan, applicable law, or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.

No termination of the 2012 Plan or amendment to the 2012 Plan or an award may be made which would adversely affect any rights or obligations with respect to any awards granted prior to the date of such termination or amendment, except to the extent that the administrator reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law, rules and regulations or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Adjustments

The number and kind of shares available for issuance under the 2012 Plan (including under any awards then outstanding), the number and kind of shares subject to the individual limits set forth in the 2012 Plan and above, and the terms of any outstanding award will be equitably adjusted by the administrator as it determines appropriate to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination, or exchange of shares, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of outstanding shares of Johnson & Johnson.

Transferability

Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime.

Effective Date and Termination of the 2012 Plan

The 2012 Plan was adopted by the Board on March 8, 2012 and will become effective upon its approval by our shareholders. No awards may be made under the 2012 Plan after the tenth (10th) anniversary of the date on which the 2012 Plan becomes effective or such earlier date as the Board may determine.

 FEDERAL INCOME TAX TREATMENT

The following discussion of the federal income tax consequences of the 2012 Plan is intended to be a summary of applicable federal law as currently in effect. It should not be taken as tax advice by Plan participants, who are urged to consult their individual tax advisors.

Stock Options

ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. We cannot guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

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An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive a deduction for this gain.

Stock Appreciation Rights

An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Shares and Restricted Share Units

Grantees of restricted shares or restricted share units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the shares or units at such time, and the company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted shares, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, the participant will not recognize any additional income when the restrictions on the shares lapse. If the participant forfeits the shares any (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.

Company Deduction and Section 162(m)

Section 162(m) generally allows the company to obtain tax deductions without limit for performance-based compensation. The 2012 Plan is designed to permit the grant of options and stock appreciation rights, and certain awards of restricted shares, restricted share units, performance shares and performance share units that are intended to qualify as “performance-based compensation” not subject to Section 162(m)’s $1,000,000 deductibility cap. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2012 Plan will be deductible under all circumstances.

 NEW PLAN BENEFITS

The benefits that will be awarded or paid in the future under the 2012 Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. As of March 1, 2012, the closing price of a share of our Common Stock was $64.83.

 VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are required for the approval of Johnson & Johnson’s 2012 Long-Term Incentive Plan. In addition, the NYSE listing standards require that the total votes cast on the proposal to approve the Johnson & Johnson 2012 Long-Term Incentive Plan represent over 50 percent of all shares entitled to vote.

The Board of Directors recommends that shareholders vote FOR approval of the Johnson & Johnson 2012 Long-Term Incentive Plan.

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Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditor is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditor.

In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditor, the Chief Financial Officer, the Chief Compliance Officer, and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended January 1, 2012 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee and the independent auditor have discussed the auditor’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditor and the fees and costs billed and expected to be billed by the independent auditor for those services (as shown on page 74 of this Proxy Statement). All of the non-audit services provided by the independent auditor since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 75 of this Proxy Statement.) When approving the retention of the independent auditor for these non-audit services, the Audit Committee has considered whether the retention of the independent auditor to provide those services is compatible with maintaining auditor independence.

In reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee believes that the non-audit services provided by the independent auditor are compatible with, and did not impair, auditor independence.

The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors on February 13, 2012, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditor.

Mr. James G. Cullen, Chairman Dr. Mary Sue Coleman Mr. Ian E. L. Davis Mr. Leo F. Mullin

Johnson & Johnson 2012 Proxy Statement  •  73

Item 4. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company and its subsidiaries for the fiscal year 2012. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.

During fiscal years 2011 and 2010, PricewaterhouseCoopers LLP not only acted as the independent registered public accounting firm for the company and its subsidiaries (work related to the integrated audit of our consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the company and its subsidiaries other services.

Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. PricewaterhouseCoopers LLP has not provided any services that are prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers LLP will continue to provide certain accounting, additional audit, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.

The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2011 and 2010 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees ($ in thousands)
	2011	2010
Audit Fees	$28,415	$24,325
Audit-Related Fees	8,965	6,330
Total Audit and Audit-Related Fees	37,380	30,655
Tax Fees	3,250	1,870
All Other Fees	1,965	240
Total Fees	$42,595	$32,765

Audit Fees – Consists of professional services rendered for the audit of our consolidated financial statements, quarterly reviews, statutory audits, issuance of comfort letters, consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees – Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, system pre-implementation reviews, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, and consultations concerning financial accounting and reporting standards.

Tax Fees – Consists of tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, and transfer pricing documentation for compliance purposes relating to acquisitions), state and local tax planning, and consultations with respect to various domestic and international tax matters.

All Other Fees – Consists of fees not included in the Audit, Audit Related or Tax categories and includes reviews for compliance with various government regulations relating to the health care industry and privacy standards, supply chain operational reviews and risk management reviews and assessments.

74  •  Johnson & Johnson 2012 Proxy Statement

Pre-Approval of Audit and Non-Audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The Policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The Policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

In the first quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the current year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the current year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews; and other regulatory matters and certain projects to evaluate systems security.

The fee amounts approved at such first quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.

If we want to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement, as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.

If we wish to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the Chairman of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.

In 2011, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012.

Johnson & Johnson 2012 Proxy Statement  •  75

Item 5: Shareholder Proposal on

Independent Board Chairman

The following shareholder proposal has been submitted to the company for action at the meeting by AFSCME Employees Pension Plan, of Washington, DC, a beneficial owner of 19,868 shares of the company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

RESOLVED: That shareholders of Johnson & Johnson (“JNJ” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director according to the definition set forth in the New York Stock Exchange listing standards, unless JNJ common stock ceases being listed there and is listed on another exchange, at which point, that exchange’s standard of independence should apply. If the Board determines that a Chairman who was independent when he or she was selected is no longer independent, the Board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by shareholders or if no independent director is willing to serve as Chairman. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

Supporting Statement

CEO William Weldon also serves as chairman of the Company’s board of directors. We believe the combination of these two roles in a single person weakens a corporation’s governance which can harm shareholder value. As Intel former chairman Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board, and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. But if a CEO also serves as chair, we believe this presents a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies whose CEOs had long tenure lacked an independent board chair (The Era of the Inclusive Leader; Booz Allen Hamilton, Summer 2007). A more recent study found worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000-2009.” A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at JNJ, where William Weldon ranked 188 out of 196 CEOs in a 2011 Forbes pay for performance survey (“Show Me the Money,” Forbes, April 23, 2011) and significant product recalls in 2010 negatively impacted reputation and revenue (2011 proxy, p. 22).

We urge support for this proposal.

76  •  Johnson & Johnson 2012 Proxy Statement

Management’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The Board believes that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company, and that such consideration falls squarely on the shoulders of a company’s board and necessitates a diversity of views and experiences. A detailed discussion on why the Board believes its chosen leadership structure best meets the company’s needs can be found in the section entitled “Corporate Governance – Board Leadership Structure” on pages 7 through 8 of this Proxy Statement.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

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Item 6: Shareholder Proposal on Binding

Vote on Political Contributions

The following shareholder proposal has been submitted to the company for action at the meeting by James Mackie, of Haverford, Pennsylvania, a beneficial owner of 3,950 shares of the company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

“Resolved: The Corporation shall make no political contributions without the approval of the holders of at least 75% of its shares outstanding.”

There are five reasons for passage of this resolution:

1.	The ability of large corporations to provide large amounts of funding for political candidates gives the corporation the ability to manage legislation that will provide them with legislated or regulatory benefits that place their smaller competitors at a disadvantage in the market place.

2.	Endowment funds, insurance companies, mutual funds and pension funds currently hold the majority of all publicly traded shares and these shares are held for the benefit of many small investors. To have the large corporations utilize corporate funds to further the political goals of the executives is irresponsible fiduciary behavior that may be against the wishes of the individuals for whom they hold the shares.

3.	We have recently seen the result of undue political influence that has reduced the oversight of regulatory agencies and created problems for stock holders and consumers in the worlds of finance, food, health care and petroleum. The political influence exerted by large corporations had a direct impact on these actions. Unless large corporations are prevented from making political contributions to elected officials, or their political parties, these practices will continue.

4.	Legislative and regulatory bodies should be guided by all constituents, not just those who pay for their re-election or provide significant perks to individuals in those bodies. Large corporate political contributions can corrupt honest efforts to provide reasonable laws and regulations.

5.	The increasing use by advocacy groups of 501(e)(4) non-profit corporations to escape disclosure of political contributions would allow publicly held corporations to make unlimited political contributions, but to do so without even informing their own shareholders.

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78  •  Johnson & Johnson 2012 Proxy Statement

Management’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

Johnson & Johnson was an early mover on the disclosure of corporate political contributions. This was the result of constructive engagement with a number of our institutional investors. Johnson & Johnson’s disclosures regarding political contributions can be found at http://www.investor.jnj.com/ governance/contributions.cfm.

While the proponent raises a number of concerns about corporate political contributions in general, the Board believes that adopting this proposal could restrict the ability of the company to make political contributions in support of those whose policy positions are supportive of the legitimate business interests of the company and its shareholders.

The legal and regulatory environment for health care companies, such as Johnson & Johnson, has undergone considerable changes in recent years. The Board believes these changes could continue into the future, with a potentially negative impact on the company’s business results. Thus, the company has a business interest in expressing its voice through the political process. By requiring an affirmative vote of 75% of the outstanding shares of the company for any political spending, regardless of the amount or purpose, this proposal would effectively take away a potentially important tool.

The policies and procedures that govern the company’s political contributions, including the Board’s oversight role, are also described at http://www.investor.jnj.com/governance/contributions.cfm. The Board believes these policies and procedures appropriately balance the concerns raised by this proposal with the legitimate need for the company to protect its business interests.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Johnson & Johnson 2012 Proxy Statement  •  79

Item 7: Shareholder Proposal on Adopting

Non-Animal Methods for Training

The following shareholder proposal has been submitted to the company for action at the meeting by Jill Maynard of Peekskill, New York, a beneficial owner of 1,000 shares of the company’s Common Stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:

ELIMINATE UNNECESSARY USE OF ANIMALS FOR TRAINING

RESOLVED, to maintain and promote the highest ethical and evidence-based training standards, the Board is requested to adopt available non-animal methods whenever possible and incorporate them consistently throughout all the Company’s operations.

Supporting Statement

The prevailing ethic governing the use of animals by the medical, scientific, and corporate community holds that animal use should be eliminated in favor of non-animal methods whenever and wherever possible. To use animals when effective alternatives are readily available is both out of step with this professional consensus and a disservice to our shareholders, who rightly expect our Company to maintain high training standards consistent with state-of-the-art science.

Johnson & Johnson’s Ethicon Institute for Surgical Education in India and Ethicon Endo-Surgery in the U.S. use healthy pigs for training medical professionals in the use of laparoscopic surgical equipment, even though our Company uses simulators for this purpose at other facilities. It is inexplicable that our Company would choose to use cruel, invasive, and demonstrably inferior training methods in one place and superior alternatives in another.

Animals in laboratories experience pain, fear, and stress. They spend their lives in unnatural settings, caged and deprived of companionship; are subjected to painful procedures; and are ultimately killed. This is the reality which must be acknowledged any time the use of animals is being considered.

Fortunately, for scientific, economic, and ethical reasons, the medical and scientific communities have developed and now rely on numerous non-animal training methods which have proved to be superior to the use animals. The use of live animals for laparoscopic training is illegal in Great Britain and the Netherlands, is not endorsed by the American College of Surgeons, and has been eliminated in all top American medical colleges.

Modern medical training employs virtual reality simulation, synthetic models, and human cadavers. These training tools replicate human anatomy, provide objective feedback for student assessment, and allow trainees to repeat procedures until vital skills have been mastered. (1) Our Company uses, and has even developed, some of these methods. It should use them consistently throughout the corporation and its subsidiaries.

Our Company also uses live animals to train sales representatives. In one instance in 2009 at Ethicon Endo-Surgery, a marketing intern who was not even a regular employee was allowed to perform surgical procedures on a live pig in a sales training program. These animals are used as a matter of convenience rather than necessity. Competitors in the medical device industry have ceased this practice.

We urge shareholders to vote in favor of this socially and ethically responsible proposal.

(1)	Reznick RK et al. 2006. Teaching surgical skills – change is in the wind. New Engl J Med; 355(25):2664-9.

80  •  Johnson & Johnson 2012 Proxy Statement

Management’s Statement in Opposition to Shareholder Proposal

The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:

The company and its businesses take seriously their responsibility for the humane treatment of the animals used in research, development and training. In doing so, the company has well-developed policies that guide the ethical practices of all of its businesses in the care and use of animals. Included in these policies is the principle that alternatives to animals should be used whenever possible. And while our businesses are to follow this principle, above all they must adhere to the primary principle of Our Credo that patient safety and well-being must be first and foremost in everything we do. Thus, at times, it becomes necessary for our businesses to use animals for teaching or demonstration purposes. This is especially true for certain of our medical device businesses’ products, for which proper training of the health professionals who will use them is critical to the safety of patients, and the currently available non-animal methods for training do not meet the necessarily high standards to ensure safe and proper use of these products.

“Our Commitment to Ethical Animal Care and Use” states, in relevant part:

The following principles confirm our commitment to the conservation and humane treatment of animals used for teaching and demonstration purposes, whether within Johnson & Johnson facilities or at outside institutions under the direction of Johnson & Johnson personnel:

•	Live animals shall be used for teaching or demonstration purposes only when actual participation by the trainee is required to learn the proper usage of a product in a medical or surgical procedure.

•	Participation in a training session shall be limited to only those individuals for whom the training experience is considered essential.

•

Alternative methods shall be employed whenever possible. These include, but are not limited to videotapes, synthetic models, computer simulation, abattoir specimens and reconstituted freeze-dried or gamma-irradiated specimens.

•	Live animals used in demonstrations shall be obtained only from licensed or approved sources and preferably will have been bred and reared specifically for research purposes.

•	The number of animals utilized for each session shall be the minimum necessary to provide appropriate training to the participants.

•	Anesthesia, preparation and usage of all animals shall be under the direction of a veterinarian or other suitably trained individual.

•	No animal shall be subjected to unnecessary pain and/or distress. In all instances the appropriate anesthetic agents, analgesics and tranquilizers shall be used.

•	Use of live animals or animal tissue specimens will be conducted only in approved and appropriate laboratory settings.

•

All surgical procedures, including pre- and post-procedural care utilizing animals will be conducted in full compliance with the Animal Welfare Act (7 USC 2143) and in a manner consistent with the National Institutes of Health Guide for the Care and Use of Laboratory Animals.

•	Only humane and appropriate methods of euthanasia will be used, as described by the American Veterinary Medical Association Panel on Euthanasia.

•

All animals shall be treated humanely. They shall be housed and cared for in accordance with requirements of the Animal Welfare Act (7 USC 2143) and in a manner consistent with the National Institutes of Health (NIH) Guide for the Care and Use of Laboratory Animals, the Johnson & Johnson Policy on Humane Care and Use of Laboratory Animals, and all applicable state, local and institutional guidelines. Mistreatment of animals is grounds for dismissal.

•	Johnson & Johnson-sponsored teaching and demonstration sessions held at non-Johnson & Johnson facilities are expected to conform to the above guidelines.

Johnson & Johnson 2012 Proxy Statement  •  81

“Our Commitment to Ethical Animal Care and Use” can be found in its entirety at http://www.jnj.com/connect/about-jnj/our-citizenship/ethical-research-and-development/ethical+ research+and+development. The Board believes that the company’s existing policies address the proponent’s concerns and that this proposal is not in the best interests of the company or its shareholders.

This identical proposal received the support of approximately 4.8% of the votes cast at the 2011 Annual Meeting of Shareholders.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

Other Matters

The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and we have not received timely notice from any shareholder of an intent to present any other proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

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82  •  Johnson & Johnson 2012 Proxy Statement

APPENDIX A

Johnson & Johnson

2012 Long-Term Incentive Plan

1. Purposes.

The purposes of the Plan are to provide long-term incentives to those employees and non-employee directors with responsibility for the success and growth of Johnson & Johnson (the “Corporation”) and its subsidiaries and affiliated entities, to associate more closely the interests of such persons with those of the Corporation’s shareholders, to assist the Corporation and its subsidiaries and affiliated entities in recruiting, retaining, and motivating a diverse and talented group of such persons on a competitive basis, and to help promote a pay-for-performance linkage for such persons.

2. Definitions.

For purposes of the Plan:

“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Administrator” means the Administrator of the Plan in accordance with Section 3 hereof.

“Award” means a grant of Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Restricted Share Units, or Performance Share Units.

“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Administrator setting forth the terms of the Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Corporation (or an authorized representative of the Corporation) or certificates, notices or other instruments as approved by the Administrator.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

“Committee” means the Compensation & Benefits Committee of the Board (or any successor committee), or such other committee designated by the Board to administer the Plan pursuant to Section 3 hereof.

“Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

“Corporation” means Johnson & Johnson, a New Jersey corporation, or any successor to substantially all its business.

“Disability” or “Disabled” means, unless otherwise determined by the Administrator, termination of employment with the Corporation, or any subsidiary or affiliate thereof, accompanied by a change in status to “disabled” in accordance with the personnel and/or human resources policy of the Corporation.

“Dividend Equivalent” means, on any dividend record date, an amount equal in value to the dividend on one share of Common Stock as declared by the Board with respect to such record date.

“Eligible Participants” means directors who are employees of the Corporation or its domestic subsidiaries, Non-Employee Directors, employees of the Corporation and its domestic subsidiaries (including executive officers and officers of the Corporation), employees of international subsidiaries and joint venture operations of the Corporation and its subsidiaries, and employees of joint venture partners who are assigned to any such joint ventures.

“Fair Market Value” on any date means the average of the high and low sales prices, on such date, of shares of Common Stock on the principal securities exchange on which such shares are traded or, if there are no such sales on such date, then the average of the high and low sales prices of such shares on the date or dates that the Administrator determines, in its sole discretion, to be appropriate for purposes of valuation. If, as of any date, the

Johnson & Johnson 2012 Proxy Statement  •  A-1

shares of Common Stock are not listed on a securities exchange, then the Fair Market Value shall be determined by the Board in good faith using any reasonable method of evaluation (and, to the extent necessary or advisable, in a manner consistent with Section 409A of the Code), which determination shall be conclusive and binding on all interested parties.

“Fiscal Year” means the fiscal year of the Corporation.

“Full Value Award” means any Award that is not an Option or a Stock Appreciation Right.

“ISO” or “Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means, on any date, a member of the Board who is not an employee of the Corporation or any of its subsidiaries or affiliates on such date.

“NQSO” or “Non-Qualified Stock Option” means an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Option” means the right, granted pursuant to the Plan, to purchase shares of Common Stock at a specified price per share for a specified period of time.

“Option Exercise Price” means the purchase price per share of Common Stock covered by an Option.

“Participant” means an individual who has received an Award under the Plan.

“Performance-Based Exception” means the performance-based exception (set forth in Section 162(m)(4)(C) of the Code or any successor provision) from the deductibility limitation imposed by Section 162(m) of the Code.

“Performance Period” means the period established by the Administrator for which the achievement of performance goals is assessed.

“Performance Shares” means an Award of shares of Common Stock, described in Section 7(c)(iii) hereof.

“Performance Share Units” means an Award, described in Section 7(c)(v) hereof, of an amount, payable in cash, shares of Common Stock, or a combination thereof, as determined by the Administrator, based on the value of a specified number of shares of Common Stock.

“Plan” means the Johnson & Johnson 2012 Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Prior Plan” means the Johnson & Johnson 2005 Long-Term Incentive Plan.

“Qualifying Performance Criteria” means the criteria set forth in Section 8 hereof.

“Restricted Shares” means an Award of shares of Common Stock, described in Section 7(c)(ii) hereof.

“Restricted Share Units” means an Award, described in Section 7(c)(iv) hereof, of an amount, payable in cash, shares of Common Stock, or a combination thereof, as determined by the Administrator, based on the value of a specified number of shares of Common Stock.

“Restriction Period” means the period during which any restrictions on transferability established by the Administrator remain in effect. Such restrictions, if any, shall remain in effect until such time as they have lapsed in accordance with the terms and conditions of the Awards or as otherwise determined by the Administrator.

“Stock Appreciation Rights” or “SARs” means an Award, described in Section 7(b) hereof, of the right to receive a payment equal to the excess (if any) of (a) the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Rights are exercised over (b) the exercise price per share of Common Stock established for those Stock Appreciation Rights at the time of grant (the “exercise price”), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are exercised.

“Substitute Awards” means Awards granted or Common Stock issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or with which the Corporation or any subsidiary or affiliate thereof combines.

A-2  •  Johnson & Johnson 2012 Proxy Statement

3. Administration of the Plan.

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Committee or, in the absence of the Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act or cause an Award intended to qualify for the Performance-Based Exception under Section 162(m) of the Code not to qualify as such. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

(b) Authority of the Administrator. Subject to the express provisions of the Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation, the authority:

•	to select the persons to be granted Awards under the Plan;

•	to determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted;

•

to grant Awards to Participants and determine the terms and conditions thereof, including the timing, type, size, applicable exercise or purchase price, if any, the circumstances under which Awards become exercisable or vested or are forfeited to expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors, and other terms and conditions of Awards;

•	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Awards;

•

to determine whether an Award shall be evidenced by an Award Agreement and, if so, to prescribe and amend the terms and conditions of such Award Agreement (which shall not be inconsistent with the Plan) and determine who must be the parties to such Award Agreement;

•	to determine the terms of or form of any document or notice required to be delivered to the Corporation by Participants under the Plan;

•	to determine if, when, and under what conditions payment of all or any part of an Award shall be deferred;

•	to determine the guidelines and/or procedures for the payment or exercise of Awards;

•	to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

•	to determine the extent to which adjustments are required pursuant to Section 10 hereof;

•

to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Corporation;

•	to approve corrections in the documentation or administration of any Award; and

•	to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) Determinations by the Administrator. All decisions, determinations, interpretations and actions taken by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders, all Eligible Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Corporation and such attorneys, consultants and accountants as it may select.

(d) Delegation of Authority. To the extent not prohibited by law, the Administrator may delegate its authority hereunder to one or more of its members or other persons, except that no such delegation shall be permitted with respect to Awards to Eligible Participants who are subject to Section 16 of the Act. Any person to whom the Administrator delegates its authority pursuant to this Section 3(d) may receive Awards only if such Awards are granted directly by the Administrator without delegation.

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(e) Execution of Documents and Provision of Assistance. The Administrator may designate employees of the Corporation or any of its subsidiaries or affiliates to execute documents on behalf of the Administrator or otherwise to assist the Administrator in the administration and operation of the Plan.

(f) Uniformity Not Required. The terms and conditions that apply to Awards (including but not limited to the Award Agreement) need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

4. Eligibility.

Subject to the terms and conditions of the Plan, the Administrator may, from time to time, select from all Eligible Participants those to whom Awards shall be granted under Section 7 hereof. Options intending to qualify as ISOs may only be granted to employees of the Corporation or any subsidiary within the meaning of the Code, as selected by the Administrator.

5. Shares of Common Stock Subject to the Plan.

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 650,000,000, plus any shares of Common Stock that were subject to outstanding awards under the Prior Plan as of the Effective Date (such awards the “Prior Plan Awards”) that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan Award or settled in cash. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 5.99 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to Prior Plan Awards that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under the Prior Plan Award or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plan, and as 5.99 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plan. The aggregate number of shares of Common Stock available for grant under the Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 10 hereof shall be subject to adjustment as provided in Section 10 hereof.

(b) Issuance of Shares.

(i) For purposes of Section 5(a) hereof, the aggregate number of shares of Common Stock issued under the Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under the Plan.

(ii) Shares of Common Stock that were subject to an Award other than an Option or Stock Appreciation Right (or an award other than an option or stock appreciation right granted under the Prior Plan) that are withheld by the Corporation to pay the withholding taxes related to the Award will be added back (or with respect to Prior Plan Awards, will be added) to the aggregate number of shares of Common Stock available for issuance.

(iii) Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (a) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under the Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under the Prior Plan), (b) shares of Common Stock delivered to or withheld by the Corporation to pay the exercise price of an Option (or an option granted under the Prior Plan), (c) shares of Common Stock delivered to or withheld by the Corporation to pay the withholding taxes related to an Option or Stock Appreciation Right (or an option or stock appreciation right granted under the Prior Plan), or (d) shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under the Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior

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Plan, 5.99 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan and as 5.99 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plan.

(c) Shares to Be Issued. The source of shares of Common Stock to be issued by the Corporation under the Plan shall be determined by the Administrator and may consist in whole or in part of authorized but unissued shares, treasury shares, or shares acquired on the open market.

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to an Eligible Participant in any Fiscal Year.

6. Award Limitations.

Options and SARs may be granted, in the aggregate, to any one Eligible Participant with respect to a maximum of 5,000,000 shares of Common Stock (50,000 shares of Common Stock in the case of an Eligible Participant who is a Non-Employee Director) during a single Fiscal Year. Full Value Awards may be granted, in the aggregate, to any one Eligible Participant, with respect to a maximum of 500,000 shares of Common Stock (5,000 shares of Common Stock in the case of an Eligible Participant who is a Non-Employee Director) during a single Fiscal Year, which numbers shall be calculated and adjusted pursuant to Section 10 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs. The maximum number of shares under a Full Value Award (excluding Options and SARs) that may be granted to any Eligible Participant for a Performance Period longer than one Fiscal Year shall not exceed the foregoing annual maximum multiplied by the number of full Fiscal Years in the Performance Period. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed 140,000,000, which number shall be calculated and adjusted pursuant to Section 10 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

7. Awards to Eligible Participants.

(a) Options.

(i) Grants. Subject to the terms and conditions of the Plan, Options may be granted to Eligible Participants. Options may consist of ISOs or NQSOs, as the Administrator shall determine. Options may be granted alone or in tandem with SARs. With respect to Options granted in tandem with SARs, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii) Option Exercise Price. The Option Exercise Price shall be equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is granted, unless the Option was granted as a Substitute Award.

(iii) Term. The term of each Option shall be determined by the Administrator in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant.

(iv) ISO Limits. ISOs may be granted only to Eligible Participants who are employees of the Corporation (or of any subsidiary corporation (within the meaning of Section 424 of the Code) of the Corporation or any joint venture operation or joint venture partner of the Corporation or its subsidiaries) on the date of grant. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation (or of any parent or subsidiary corporation (within the meaning of Section 424 of the Code) of the Corporation)) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that if such limitation is exceeded, any Options on shares of Common Stock in excess of such limitation shall be deemed to be NQSOs. ISOs shall contain such other provisions as the Administrator shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code. All ISOs must be granted within ten years from the date the Plan was last approved by the Corporation’s shareholders.

(v) No Repricing. Except for adjustments made pursuant to Section 10 hereof, the Option Exercise Price under any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option with an exercise price in excess of Fair Market Value be surrendered to the

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Corporation as consideration for cash, the grant of a new Option with a lower Option Exercise Price or the grant of another Award without the approval of the Corporation’s shareholders.

(vi) Payment. When an Option is exercised, the Option Exercise Price shall be payable to the Corporation in full:

(a) In cash or its equivalent;

(b) Shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an Option, the delivery of previously owned shares and withholding of shares deliverable upon exercise;

(c) By a combination of (a) and (b); or

(d) Such other form as permitted by the Administrator.

(vii) Termination of Employment. Upon termination of a Participant’s employment, his or her rights to exercise an Option then held shall be as set forth in the Award Agreement or as otherwise determined by the Administrator.

(b) Stock Appreciation Rights.

(i) Grants. Subject to the terms and conditions of the Plan, SARs may be granted to Eligible Participants. SARs may be granted alone or in tandem with Options. With respect to SARs granted in tandem with Options, the exercise of either such Options or such SARs shall result in the simultaneous cancellation of the same number of tandem SARs or Options, as the case may be.

(ii) Exercise Price. The exercise price per share of Common Stock covered by a SAR granted pursuant to the Plan shall be equal to or greater than Fair Market Value on the date the SAR was granted, unless the SAR was granted as a Substitution Award.

(iii) Term. The term of each SAR shall be determined by the Administrator in its sole discretion, but in no event shall the term exceed ten (10) years from the date of grant.

(iv) No Repricing. Except for adjustments made pursuant to Section 10 hereof, the exercise price under any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR with an exercise price in excess of Fair Market Value be surrendered to the Corporation as consideration for cash, the grant of a new SAR with a lower exercise price or the grant of another Award without the approval of the Corporation’s shareholders.

(v) Settlement of SARs. SARs may be settled in the form of cash, shares of Common Stock or a combination of cash and shares, as determined by the Administrator.

(vi) Termination of Employment. Upon termination of a Participant’s employment, his or her rights to exercise a SAR then held shall be as set forth in the Award Agreement or as otherwise determined by the Administrator.

(c) Restricted Shares/Restricted Share Units and Performance Shares/Performance Share Units.

(i) Grants. Subject to the terms and conditions of the Plan, Restricted Shares, Performance Shares, Restricted Share Units, and/or Performance Share Units may be granted to Eligible Participants.

(ii) Restricted Shares. A Restricted Share is an Award of a share of Common Stock that may be subject to such restrictions on transfer and such other terms and conditions as the Administrator may establish.

(iii) Performance Shares. A Performance Share is an Award of a share of Common Stock, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance goals over a Performance Period, as determined by the Administrator, and which is subject to such restrictions on transfer and other terms and conditions as the Administrator may establish. The performance goal(s) may or may not be based upon achievement of Qualifying Performance Criteria, and a Performance Share may or may not be intended to qualify for the Performance-Based Exception under Section 162(m) of the Code.

(iv) Restricted Share Units. A Restricted Share Unit is an Award of a right to receive an amount based on the Fair Market Value of a share of Common Stock, subject to such terms and conditions as the Administrator may establish. Restricted Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Administrator. Any person who holds Restricted Share Units shall have no ownership interest in the shares of Common Stock to which such Restricted Share Units relate until and unless payment with respect to such Restricted Share Units is actually made in shares of Common Stock.

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(v) Performance Share Units. A Performance Share Unit is an Award of a right to receive an amount based on the Fair Market Value of a share of Common Stock, the grant, vesting, earning and/or settlement of which is conditioned on the achievement of one or more performance goals over a Performance Period, as determined by the Administrator, and which is subject to such restrictions on transfer and other terms and conditions as the Administrator may establish. The performance goal(s) may or may not be based upon achievement of Qualifying Performance Criteria, and a Performance Share Unit may or may not be intended to qualify for the Performance-Based Exception under Section 162(m) of the Code. Performance Share Units that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Administrator. Any person who holds Performance Share Units shall have no ownership interest in the shares of Common Stock to which such Performance Share Units relate until and unless payment with respect to such Performance Share Units is actually made in shares of Common Stock.

(vi) Terms and Conditions. The Administrator shall impose such terms, conditions, and/or restrictions on any Restricted Shares, Performance Shares, Restricted Share Units or Performance Share Units granted pursuant to the Plan as it may deem advisable including: a requirement that Participants pay a stipulated purchase price for each such Award; forfeiture conditions; transfer restrictions; restrictions based upon the achievement of specific performance goals (either as described in Section 8 hereof or otherwise); time-based restrictions on vesting; and/or restrictions under applicable federal or state securities laws. Unless otherwise determined by the Administrator, Performance Shares and Performance Share Units will be subject to a performance period of not less than twelve (12) months, and Restricted Shares and Restricted Share Units may not vest or be settled in full prior to the thirty-sixth (36th) month following the date of grant, but may be subject to pro rata vesting over such period, except that (i) the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or disability or in connection with a change of control, (ii) the Administrator may provide that any such restriction or limitation will not apply in the case of Awards that are granted in payment or settlement of compensation that has been earned by the Participant, (iii) the Committee may grant Restricted Shares, Performance Shares, Restricted Share Units or Performance Share Units that result in issuing up to 5% of the aggregate number of shares of Common Stock authorized for issuance under the Plan (as described in Section 5(a) hereof) to any one or more Participants without respect to the twelve-month or thirty-six-month restrictions described in this Section 7(c)(vi); and (iv) Restricted Shares, Performance Shares, Restricted Share Units and Performance Share Units granted to Non-Employee Directors shall not be subject to the twelve-month and thirty-six-month restrictions described in this Section 7(c)(vi). To the extent the Performance Shares or Performance Share Units are intended to qualify for the Performance-Based Exception under Section 162(m) of the Code, the applicable restrictions shall be based on the achievement of Qualifying Performance Criteria over a Performance Period, as described in Section 8 hereof.

(vii) Transfer Restrictions. During the Restriction Period, Restricted Shares and Performance Shares may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Shares and Performance Shares, the Administrator may (a) cause “stop transfer” instructions to be issued, and/or (b) cause a legend or legends to be placed on certificates (if any) evidencing such Awards, as the Administrator deems necessary or appropriate. Restricted Share Units and Performance Share Units may not be sold, assigned, transferred, or otherwise disposed of, or mortgaged, pledged, or otherwise encumbered at any time.

(viii) Dividend Rights. Unless otherwise determined by the Administrator, during the Restriction Period, (a) Participants who hold Restricted Shares shall have the right to receive dividends in cash or other property or distribution rights in respect of such shares, and (b) Participants who hold Restricted Share Units shall not be credited with Dividend Equivalents with respect to the underlying shares of Common Stock. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Shares and/or subject to the same restrictions on transferability as the Restricted Shares with respect to which they were distributed or whether such dividends or distributions will be paid in cash. During the Restriction Period, Participants who hold Performance Shares shall not have the right to receive dividends in cash or other property or distribution rights in respect of such shares, and Participants who hold Performance Share Units shall not be credited with Dividend Equivalents with respect to the underlying shares of Common Stock.

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(ix) Voting Rights. During the Restriction Period, Participants who hold Restricted Shares or Performance Shares shall have the right to vote such shares as the record owners thereof, and Participants who hold Restricted Share Units or Performance Share Units shall not have voting rights with respect to the underlying shares of Common Stock.

(x) Evidence of Interest in Shares. Each Restricted Share and Performance Share issued pursuant to the Plan shall be evidenced by an interest in such Award, as applicable, registered in the name of the applicable Participant on the books and records of the Corporation or its designee (or by one or more physical certificates if physical certificates are issued with respect to such Award), subject, in any such case, to the transfer restrictions imposed by Section 7(c)(vii) hereof. If a Restricted Share or Performance Share is forfeited in accordance with the restrictions that apply to such Award, such interest or certificate, as the case may be, shall be canceled. At the end of the Restriction Period that applies to Restricted Shares and Performance Shares, the Corporation shall cause the applicable transfer restrictions to be removed with respect to any shares of Common Stock to which such Participant is then entitled. No interest shall be recorded (and no physical certificate shall be issued) with respect to a Restricted Share Unit or Performance Share Unit unless and until such Award is paid in shares of Common Stock.

8. Qualifying Performance-Based Compensation.

(a) General. Subject to the terms and conditions of the Plan, the Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to qualify for the Performance-Based Exception under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to qualify for the Performance-Based Exception under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to qualify for the Performance-Based Exception under Section 162(m) of the Code.

(b) Qualifying Performance Criteria. The term “Qualifying Performance Criteria” shall mean any one or more of the following performance measures, or derivations of such performance measures, either individually, alternatively or in any combination, described in terms of objectives that are related to the individual Participant or objectives that are Corporation-wide or related to a subsidiary, division, department, region, function or business unit of the Corporation, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow (before or after dividends), (ii) earnings (before or after taxes and including earnings before interest, taxes, depreciation and amortization), (iii) earnings per share, (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total shareholder return, (viii) product quality measures, (ix) improvements on capital structure, (x) working capital, (xi) return on capital (including return on total capital or return on invested capital), (xii) return on assets or net assets, (xiii) return on investment, (xiv) return on sales, (xv) market capitalization, (xvi) economic value added, (xvii) sales growth, (xviii) productivity improvement, (xix) debt leverage (debt to capital), (xx) revenue, (xxi) income or net income, (xxii) operating income, (xxiii) gross profit, operating profit or net operating profit, (xxiv) maintenance or improvement of operating margin or profit margin, (xxv) return on operating revenue, (xxvi) cash from operations, (xxvii) operating ratio, (xxviii) operating revenue, (xxix) market share, (xxx) product development or release schedules, (xxxi) new product innovation, (xxxii) economic profit, (xxxiii) profitability of an identifiable business unit or product, (xxxiv) product cost reduction through advanced technology, (xxxv) brand recognition/acceptance, (xxxvi) product ship targets, (xxxvii) cost reductions (including expense management), (xxxviii) customer service, (xxxix) customer satisfaction, or (xl) the sales of assets or subsidiaries.

(c) Negative Discretion. Notwithstanding the achievement of any Qualifying Performance Criteria, the Administrator has the authority to reduce, but not increase, the number of shares of Common Stock granted, issued, retainable and/or vested or the amount paid to a Participant pursuant to an Award (or portion thereof) intended to qualify for the Performance-Based Exception under Section 162(m) of the Code, based on such further considerations as the Administrator in its sole discretion shall determine.

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(d) Extraordinary Events. At any time (or from time to time) after an Award is granted, and to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Award under the Performance-Based Exception, the Administrator, in its sole discretion, (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Corporation’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Corporation.

(e) Interpretation. With respect to any Award that is intended to satisfy the conditions for the Performance-Based Exception under Section 162(m) of the Code: (A) the Administrator shall interpret the Plan in light of Section 162(m) of the Code and the regulations thereunder; (B) the Administrator shall have no discretion to amend the Award in any way that would adversely affect the treatment of the Award under Section 162(m) of the Code and the regulations thereunder; and (C) such Award shall not be paid until the Administrator shall first have certified that the Qualifying Performance Criteria have been satisfied.

9. Deferred Payments and no Deferral of Option or SAR Gains.

Subject to the terms and conditions of the Plan, the Administrator may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, shares of Common Stock or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Administrator may determine in its sole discretion. Notwithstanding the foregoing, deferral of Option or SAR gains shall not be permitted under the Plan, and in no event will any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Administrator, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Corporation shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator.

10. Dilution and Other Adjustments.

In the event of any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, combination, or exchange of shares, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends) or any other event or transaction that affects the number or kind of shares of Common Stock outstanding, the number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), the number and kind of shares of Common Stock subject to the limits set forth in Sections 5 and 6 hereof and the terms of any outstanding Award (including the number and kind of shares of Common Stock subject to such Award, the price, vesting and other terms) shall be equitably adjusted by the Administrator, and any such adjustment may, in the sole discretion of the Administrator, take the form of Awards covering more than one class of Common Stock. Such adjustment shall be conclusive and binding for all purposes of the Plan. No fractional shares of Common Stock shall be issued pursuant to such an adjustment, and such adjustment need not be uniform as between different Awards or different types of Awards. Notwithstanding anything in this Section 10 to the contrary, an adjustment to an Option or SAR under this Section 10 shall be made in a manner that will not result in the grant of a new Option or SAR under Section 409A of the Code.

11. Compensation Recoupment Policy.

Subject to the terms and conditions of the Plan, the Administrator may provide that any Participant and/or any Award, including any shares of Common Stock subject to an Award, is subject to any recovery, recoupment,

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clawback and/or other forfeiture policy maintained by the Corporation from time to time, including but not limited to the Corporation’s Compensation Recoupment Policy, as amended from time to time, and any successor thereto.

12. Conditions and Restrictions upon Securities Subject to Awards.

The Administrator may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other equity compensation arrangements of the Corporation, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Corporation in order to satisfy tax withholding or other obligations.

13. Compliance with Laws and Regulations.

The Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Corporation and its subsidiaries and affiliates shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Corporation has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Corporation’s obligations with respect to tax equalization for Participants employed outside their home country.

14. Transferability.

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime.

15. Withholding Taxes.

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Corporation, any withholding tax obligations that arise by reason of an Option exercise, disposition of shares of Common Stock issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award.

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The Corporation and its subsidiaries shall not be required to issue shares of Common Stock, make any payment or to recognize the transfer or disposition of shares of Common Stock until all such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by the Corporation withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Corporation withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Corporation cash or, if allowed by the Administrator, shares of Common Stock.

16. Miscellaneous Provisions.

(a) Rights as Shareholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Common Stock with respect to Awards hereunder, unless and until the Participant becomes registered as a holder of Common Stock on the records of the Corporation and/or any transfer agent or other administrator designated by the Corporation from time to time.

(b) No Loans. No loans from the Corporation or any of its subsidiaries or affiliates to Participants shall be permitted in connection with the Plan.

(c) Currency and Other Restrictions. The obligations of the Corporation to make delivery of Awards in cash or Common Stock shall be subject to currency and other restrictions imposed by any government.

(d) No Rights to Employment or Service; No Rights to Awards. Neither the Plan nor any action taken hereunder shall be construed as giving any person any right to be retained in the employ or service of the Corporation or any of its subsidiaries or affiliates, and the Plan shall not interfere with or limit in any way the right of the Corporation or any of its subsidiaries or affiliates to terminate any person’s employment or service at any time. Except as set forth herein, no employee or other person shall have any claim or right to be granted an Award under the Plan. By accepting an Award, the Participant acknowledges and agrees that (i) the Award shall be exclusively governed by the terms and conditions of the Plan, including the right reserved by the Corporation to amend or cancel the Plan at any time without the Corporation incurring liability to the Participant (except, to the extent that the terms of the Award so provide, for Awards already granted under the Plan), (ii) Awards are not a constituent part of salary and the Participant is not entitled, under the terms and conditions of employment, or by accepting or being granted Awards under the Plan to require Awards to be granted to him or her in the future under the Plan or any other plan, (iii) the value of Awards received under the Plan shall be excluded from the calculation of termination indemnities or other severance payments, and (iv) the Participant shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of Options and shares of Common Stock and the exercise of Options, including currency and exchange laws, rules, and regulations.

(e) Beneficiary Designation. To the extent allowed by the Administrator, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Unless the Administrator determines otherwise, each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Administrator, and shall be effective only when filed by the Participant with the Corporation or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(f) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Corporation and shall not be charged to any Award or to any Participant.

(g) Fractional Shares. Fractional shares of Common Stock shall not be issued or transferred under an Award, but the Administrator may direct that cash be paid in lieu of fractional shares or may round off fractional shares, in its discretion.

(h) Funding of Plan. The Plan is intended to be an unfunded plan. The Corporation shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participants are and shall at all times be general creditors of the Corporation with respect to their Awards. If the Administrator or the Corporation chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Corporation in the event of its bankruptcy or insolvency.

Johnson & Johnson 2012 Proxy Statement  •  A-11

(i) Successors. All obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(j) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

(k) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l) Rules of Construction. Whenever any provision of the Plan refers to any law, rule, or regulation, such provision shall be deemed to refer to the law, rule, or regulation currently in effect and, when and if such law, rule, or regulation is subsequently amended or replaced, to the amended or successor law, rule, or regulation. The term “including” shall be deemed to include the words “including without limitation.”

(m) No Liability of the Corporation. The Corporation and any subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(n) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(o) Governing Law. All questions pertaining to the construction, interpretation, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law.

17. Effective Date, Amendments, and Termination.

(a) Effective Date. The Plan was adopted by the Board on March 8, 2012, and it will become effective (the “Effective Date”) when it is approved by the Corporation’s shareholders. All Awards granted under the Plan are subject to, and may not be exercised before, the approval of the Plan by the shareholders prior to the first anniversary date of the date that the Board adopted the Plan; provided that if such approval by the shareholders of the Corporation is not forthcoming, all Awards previously granted under the Plan shall be void.

(b) Amendments. The Administrator may at any time terminate or from time to time amend the Plan in whole or in part or alter any Award Agreement or other document evidencing an Award, but no such action shall adversely affect any rights or obligations with respect to any Awards granted prior to the date of such termination or amendment except to the extent that the Administrator reasonably determines that such termination or amendment is necessary or appropriate to comply with applicable law (including the provisions of the Code (and the regulations thereunder) pertaining to the deferral of compensation) or rules and regulations (including the rules and regulations of any stock exchange on which Common Stock is listed or quoted) or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. Notwithstanding the foregoing, unless the Corporation’s shareholders shall have first approved the amendment, no amendment of the Plan shall be effective if the amendment would (i) increase the maximum number of shares of Common Stock that may be issued under the Plan or to any one individual (except to the extent such amendment is made pursuant to Section 10 hereof), (ii) extend the maximum period during which Awards may be granted under the Plan, (iii) change the class of Eligible Participants, (iv) reduce the price at which Options and Stock Appreciation Rights may be granted, (v) reduce the exercise price of outstanding Options and Stock Appreciation Rights, or (vi) otherwise require shareholder approval pursuant to the Plan, applicable law, or the rules of the principal securities exchange on which shares of Common Stock are traded in order to be effective.

(c) Termination. No Awards shall be made under the Plan after the tenth (10th) anniversary of the Effective Date or such earlier date as the Board may determine. The expiration of the Administrator’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

A-12  •  Johnson & Johnson 2012 Proxy Statement

Our Credo

We believe our first responsibility is to the doctors, nurses and patients, to mothers and fathers and all others who use our products and services. In meeting their needs everything we do must be of high quality. We must constantly strive to reduce our costs in order to maintain reasonable prices. Customers’ orders must be serviced promptly and accurately. Our suppliers and distributors must have an opportunity to make a fair profit.

We are responsible to our employees, the men and women who work with us throughout the world. Everyone must be considered as an individual. We must respect their dignity and recognize their merit. They must have a sense of security in their jobs. Compensation must be fair and adequate, and working conditions clean, orderly and safe. We must be mindful of ways to help our employees fulfill their family responsibilities. Employees must feel free to make suggestions and complaints. There must be equal opportunity for employment, development and advancement for those qualified. We must provide competent management, and their actions must be just and ethical.

We are responsible to the communities in which we live and work and to the world community as well. We must be good citizens — support good works and charities and bear our fair share of taxes. We must encourage civic improvements and better health and education. We must maintain in good order the property we are privileged to use, protecting the environment and natural resources.

Our final responsibility is to our stockholders. Business must make a sound profit. We must experiment with new ideas. Research must be carried on, innovative programs developed and mistakes paid for. New equipment must be purchased, new facilities provided and new products launched. Reserves must be created to provide for adverse times. When we operate according to these principles, the stockholders should realize a fair return.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote via the Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. You may also vote in person at the meeting.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Your telephone or Internet vote must be received by 11:00 p.m., Eastern Time, on April 25, 2012.

Vote via the Internet
•	Log on to the Internet and go to www.investorvote.com/JNJ
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote via Telephone
•	Call TOLL FREE 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card	1234 5678 9012 345

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Items - The Board of Directors recommends a vote FOR all Director nominees listed, FOR Items 2, 3 and 4 and AGAINST Items 5, 6, and 7.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	É
	01 - Mary Sue Coleman	☐	☐	☐	02 - James G. Cullen	☐	☐	☐	03 - Ian E. L. Davis	☐	☐	☐

	04 - Alex Gorsky	☐	☐	☐	05 - Michael M. E. Johns	☐	☐	☐	06 - Susan L. Lindquist	☐	☐	☐

	07 - Anne M. Mulcahy	☐	☐	☐	08 - Leo F. Mullin	☐	☐	☐	09 - William D. Perez	☐	☐	☐

	10 - Charles Prince	☐	☐	☐	11 - David Satcher	☐	☐	☐	12 - William C. Weldon	☐	☐	☐

	13 - Ronald A. Williams	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

2. Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐	3. Approval of the Company’s 2012 Long- Term Incentive Plan	☐	☐	☐	4. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

5. Shareholder Proposal on Independent Board Chairman	☐	☐	☐	6. Shareholder Proposal on Binding Vote on Political Contributions	☐	☐	☐	7. Shareholder Proposal on Adopting Non-Animal Methods for Training	☐	☐	☐

Non-Voting Items

Request for Admission	Yes	Request for Guest Ticket	Yes
Ticket to Annual Meeting	☐	to Annual Meeting	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions that will enable you to review these materials online.

•	Registered shareholders: to sign up for this optional service, visit www.computershare-na.com/green.

JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS

If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting via the Internet or telephone), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

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Proxy — Johnson & Johnson	+

Notice of 2012 Annual Meeting of Shareholders

Hyatt Regency Hotel

Two Albany Street, New Brunswick, NJ

Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2012, 10:00 a.m., Eastern Time

The signatory hereto hereby appoints D. J. Caruso and M. H. Ullmann and each or either of them as proxies, with full power of substitution and revocation, to represent the signatory hereto and to vote all shares of Common Stock of Johnson & Johnson that the signatory hereto is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 26, 2012 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies have authority to vote FOR election of all Director nominees, FOR Items 2, 3 and 4 and AGAINST Items 5, 6, and 7.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address — Please print new address below.	Comments — Please print your comments below.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.	+